UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Spirit Airlines, Inc.:

You are cordially invited to attend a special meeting of stockholders of Spirit Airlines, Inc., a Delaware corporation (which we refer to as “Spirit”) virtually, via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM2 on October 19, 2022, at 9:00 a.m., Eastern Time (which we refer to as the “special meeting”). The purpose of the special meeting is to consider and vote on the proposed acquisition of Spirit by JetBlue Airways Corporation, a Delaware corporation (which we refer to as “JetBlue”) for the cash amounts described below.

On July 28, 2022, Spirit entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with JetBlue and Sundown Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of JetBlue (which we refer to as “Merger Sub”). Under the merger agreement, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue, in a transaction we refer to as the “merger.” We entered into the merger agreement following the agreement with Frontier Group Holdings, Inc. (“Frontier”), on July 27, 2022, to mutually terminate the previously announced merger agreement entered into as of February 5, 2022 (the “Frontier merger agreement”).

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of Spirit common stock, par value $0.0001 per share, (which we refer to as the “Spirit common stock”) (except for dissenting shares, treasury stock, and shares owned by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive an amount in cash per share, without interest, equal to (i) $33.50 minus (ii) (A) $2.50 (which we refer to as the “approval prepayment amount”), to the extent paid upon the adoption by Spirit stockholders of the merger agreement at the special meeting (or, in the event that the closing of the merger occurs after the record date of, but before the payment date of, such prepayment amount, to the extent payable after the closing), and (B) an additional per share prepayment amount calculated as the product of $0.10 (which we refer to as the “additional prepayment amount”) and the number of additional prepayments paid in accordance with the terms of the merger agreement (or, in the event the closing occurs after the record date of, but before the payment date of any such additional prepayment, to the extent payable after the closing), not to exceed $1.15 per share, by JetBlue to Spirit stockholders in accordance with the merger agreement after December 31, 2022. If the closing occurs during or later than January 2024, the total cash received by Spirit stockholders, including the approval prepayment amount and the aggregate additional prepayment amounts, will increase over time up to a maximum of $34.15 per share in the event the transaction is consummated on the outside date in July 2024.

At the special meeting, the Spirit stockholders will be asked (i) to consider and vote on a proposal to adopt the merger agreement (which we refer to as the “merger proposal”), (ii) to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Spirit that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”) and (iii) to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including adjournment to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

The board of directors of Spirit (which we refer to as the “Spirit board of directors”) has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Spirit and its stockholders, (ii) declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable and (iii) approved the execution, delivery and performance by Spirit of the merger agreement and the transactions contemplated thereby, including the merger. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, including to solicit additional votes for approval of the merger proposal.

Your vote is important. Whether or not you plan to virtually attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger proposal is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of Spirit common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares. Thank you in advance for your continued support and your consideration of this matter.

H. McIntyre Gardner Chairman Spirit Airlines, Inc.

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is September 12, 2022, and it is first being mailed or otherwise delivered to the Spirit stockholders on or about September 12, 2022.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Spirit Airlines, Inc.:

NOTICE IS HEREBY GIVEN that Spirit Airlines, Inc. (which we refer to as “Spirit”) will hold a special meeting of holders of common stock of Spirit (who we refer to as “Spirit stockholders”) virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM2, on October 19, 2022, at 9:00 a.m. Eastern Time (which we refer to as the “special meeting”) to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2022, as it may be amended from time to time (which agreement we refer to as the “merger agreement”) by and between Spirit, JetBlue Airways Corporation, a Delaware corporation (which we refer to as “JetBlue”) and Sundown Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of JetBlue (which we refer to as “Merger Sub”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue (which we refer to as the “merger proposal”);

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

•

a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

Spirit has fixed the close of business on September 12, 2022 as the record date for the special meeting. Only Spirit stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. At least ten days prior to the date of the special meeting, the list of the stockholders entitled to vote at the special meeting will be available for inspection by Spirit stockholders for any purpose germane to the special meeting during ordinary business hours at 2800 Executive Way, Miramar, Florida, 33025. Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of common stock, $0.0001 par value per share, of Spirit (which we refer to as “Spirit common stock”), entitled to vote on thereon. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or by proxy at the special meeting and entitled to vote thereon.

The board of directors of Spirit has unanimously adopted the merger agreement, has determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Spirit and its stockholders, and unanimously recommends that Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. JetBlue and Spirit cannot complete the merger unless Spirit stockholders adopt the merger proposal.

Regardless of whether you plan to attend (via the Internet) the special meeting, please vote as soon as possible by following the voting procedures described on the proxy card. If you do not vote on the merger proposal, it will have the same effect as a vote by you against the merger proposal.

The enclosed proxy statement provides a detailed description of the special meeting, the terms and conditions of the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement, including any documents incorporated in the proxy statement by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Canfield
Secretary

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Spirit Airlines, Inc. (which we refer to as “Spirit”), from documents filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by Spirit at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement, at no cost by contacting Spirit at the following address:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention: Investor Relations

Telephone: (954) 447-7920

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Spirit stockholders must request them no later than five business days before the date of the special meeting. This means that Spirit stockholders requesting documents must do so by October 12, 2022.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 12, 2022, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Spirit stockholders nor the taking of any actions contemplated hereby by Spirit at any time will create any implication to the contrary.

This document does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such proxy solicitation in that jurisdiction.

Please see “Where You Can Find More Information” for more details.

i

ANNEX A—Agreement and Plan of Merger

ANNEX B—Opinion of Barclays Capital Inc.

ANNEX C—Opinion of Morgan Stanley & Co. LLC

ANNEX D—Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement. Please see “Where You Can Find More Information.”

Q:	What is the merger?

A:

JetBlue and Spirit have entered into an Agreement and Plan of Merger dated as of July 28, 2022 (which we refer to as the “merger agreement”). Under the merger agreement, Sundown Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of JetBlue (which we refer to as “Merger Sub”), will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue, in a transaction we refer to as the “merger.” We entered into the merger agreement following the agreement with Frontier Group Holdings, Inc. (which we refer to as “Frontier”) on July 27, 2022 to mutually terminate the Agreement and Plan of Merger we entered into with Frontier on February 5, 2022. A copy of the merger agreement is included in this proxy statement as Annex A.

Q:	What will Spirit stockholders receive pursuant to the merger agreement and in the merger?

A:

If the merger is completed, each outstanding share of common stock, $0.0001 par value per share, of Spirit (which we refer to as “Spirit common stock”) (except for shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D (which we refer to as “dissenting shares”), treasury stock, and shares owned by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries), will be converted into the right to receive an amount in cash per share, without interest, equal to (such amount, the “merger consideration”) (i) $33.50 minus (ii) (A) $2.50 (which we refer to as the “approval prepayment amount”), to the extent paid following the adoption by the holders of common stock of Spirit (who we refer to as “Spirit stockholders”) of the merger agreement at the special meeting (or, in the event that the closing of the merger (which we refer to as the “closing”) occurs after the record date of, but before the payment date of, such approval prepayment amount, to the extent payable after the closing), and (B) an additional per share prepayment amount calculated as the product of $0.10 (which we refer to as the “additional prepayment amount”) and the number of additional prepayments paid in accordance with the terms of the merger agreement (or, in the event the closing occurs after the record date of, but before the payment date of any such additional prepayment, to the extent payable after the closing), not to exceed $1.15 per share, by JetBlue to Spirit stockholders in accordance with the merger agreement after December 31, 2022. If the closing occurs during or later than January 2024, the total cash received by Spirit stockholders, including the approval prepayment amount and the aggregate additional prepayment amounts, will increase over time up to a maximum of $34.15 per share in the event the transaction is consummated on the outside date in July 2024.

Regardless of whether the merger is completed, in the event the Spirit stockholders adopt the merger proposal at the special meeting, JetBlue will pay or cause to be paid the approval prepayment amount to Spirit stockholders as of the record date established by Spirit for the special meeting within five business days following such Spirit stockholder approval (which payment, we refer to as the “approval prepayment”). In the event of such stockholder approval, on or prior to the last business day of each month beginning after December 31, 2022, until the earlier of the closing or termination of the merger agreement, JetBlue will also pay or cause to be paid the additional prepayment amount to Spirit stockholders as of a record date not more than five business days prior to the last business day of such month (which additional payments, we refer to as the “additional prepayments”). If the merger agreement is terminated in certain circumstances for failure to obtain U.S. antitrust regulatory clearance, JetBlue will be required to pay (i) to Spirit, $70.0 million, and (ii) to the Spirit stockholders, the excess of (A) $400.0 million minus (B) the sum of the approval prepayment and all additional prepayments previously paid by JetBlue to the Spirit stockholders.

Q:	Why am I receiving this proxy statement?

A:

We are delivering this document to you because it is a proxy statement being used by the board of directors of Spirit (which we refer to as the “Spirit board of directors”) to solicit proxies of Spirit stockholders in connection with approval of the merger and related matters. This document serves as the proxy statement for the special meeting of Spirit stockholders to be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM2, on October 19, 2022, at 9:00 a.m. Eastern Time (which we refer to as the “special meeting”) and describes the proposals to be presented at the special meeting.

This proxy statement contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Spirit common stock voted by proxy without attending the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible. The merger cannot be completed unless, among other things, Spirit stockholders approve the merger proposal (as defined below).

Q:	What are Spirit stockholders being asked to vote on at the special meeting?

A:	Spirit is soliciting proxies from the Spirit stockholders with respect to the following proposals:

•

a proposal to adopt the merger agreement, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation in the merger and a direct, wholly owned subsidiary of JetBlue (which we refer to as the “merger proposal”);

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Spirit that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

•

a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

Q:	How does the Spirit board of directors recommend that I vote at the special meeting?

A:	The Spirit board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	How will the merger affect Spirit restricted stock unit awards and Spirit performance share awards granted in fiscal year 2022?

A:

Under the merger agreement, except with respect to Spirit performance share awards (each, a “Spirit PSU award”) granted pursuant to Spirit’s 2015 Incentive Award Plan (the “Spirit equity award plan”), each award of Spirit restricted stock units denominated in Spirit common stock (each, a “Spirit RSU award”) granted pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time of the merger (which we refer to as the “effective time”) (including Spirit performance share awards denominated in Spirit common stock granted in fiscal year 2022 pursuant to the Spirit equity award plan (each, a “2022 Spirit PSU award”) and performance market stock unit awards denominated in Spirit common stock granted pursuant to the Spirit equity award plan (each, a “Spirit MSU award”)), will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time (treating for this purpose any performance-based vesting conditions to which a 2022 Spirit PSU award or Spirit MSU award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive an amount in cash that is subject to the same service vesting schedule applicable to the related Spirit RSU award and is equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amounts not yet paid to the holder of such Spirit RSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit RSU award and Spirit MSU award granted in fiscal years 2023 and 2024 pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time, a JetBlue restricted stock unit denominated in JetBlue common stock (each, a “JetBlue RSU award”) based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit RSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the compensation committee of the board of directors of JetBlue (the “JetBlue compensation committee”) in its sole discretion.

Q:	How will the merger affect Spirit performance share awards (other than 2022 Spirit PSU awards)?

A:

Under the merger agreement, each Spirit PSU award granted pursuant to the Spirit equity award plan (other than a 2022 Spirit PSU award and Spirit MSU award) that is outstanding as of immediately prior to the effective time will entitle the holder to receive, immediately prior to the effective time and subject to the occurrence of the closing, the number of shares of Spirit common stock that are earned thereunder based on target performance as of immediately prior to the effective time, in each case, multiplied by a fraction, the numerator of which is equal to the number of whole months elapsed from the first day of the applicable performance period until the closing and the denominator of which is equal to the total months in the applicable performance period. Any shares of Spirit common stock so delivered in respect of a Spirit PSU award will be deemed to be issued and outstanding as of immediately prior to the effective time, and will have the right to receive an amount in cash equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amount not yet paid to the holder of such Spirit PSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit PSU award granted in fiscal years 2023 and 2024 that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit PSU award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit PSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion.

Q:	How will the merger affect Spirit warrants?

A:

Under the merger agreement, immediately prior to the effective time, (i) the Spirit warrants will be assumed by JetBlue and will be converted into warrants exercisable for the merger consideration and (ii) JetBlue will assume the due and punctual performance and observance of each and every covenant, agreement and condition of the Spirit warrant agreements, such that the JetBlue assumed warrants will continue to have, and will be subject to, the same terms and conditions as applied to the Spirit warrants immediately prior to the effective time. The exercise price of the Spirit warrants will be adjusted in accordance with the Spirit warrant agreements to take into account the approval prepayment amount and the additional prepayment amount, to the extent paid prior to closing.

Q:	How will the merger affect Spirit convertible notes?

A:

Under the indentures governing Spirit’s 4.75% Convertible Senior Notes due 2025 (which we refer to as the “2025 convertible notes”) and Spirit’s 1.00% Convertible Senior Notes due 2026 (which we refer to as the “2026 convertible notes” and, together with the 2025 convertible notes, the “Spirit convertible notes”), prior to the effective time, Spirit, JetBlue and the Spirit convertible notes trustee will execute supplemental indentures to, among other things, (i) change each Spirit convertible note holder’s right to convert Spirit convertible notes for shares of Spirit common stock into a right to convert Spirit convertible notes for the aggregate consideration paid per share pursuant to the merger agreement on and after the effective date, and (ii) provide for JetBlue’s assumption of Spirit’s obligations under the Spirit convertible notes upon consummation of the merger, in each case pursuant to the terms of the indentures governing the Spirit convertible notes. At the effective time, (i) the Spirit convertible notes will be temporarily subject to a cash repurchase option at par value plus accrued interest following the merger, (ii) holders of the Spirit convertible notes may convert their notes for thirty-five trading days after the closing of the merger (as such period may be extended pursuant to the terms of the indentures governing the Spirit convertible notes), and (iii) the conversion rates of the Spirit convertible notes may be temporarily increased following the merger. The approval prepayment amount and the additional prepayment amounts will be payable in accordance with the terms of the indentures governing the Spirit convertible notes.

Under the terms of the merger agreement, Spirit will settle any conversions of Spirit convertible notes that occur prior to the effective time (i) pursuant to “Physical Settlement” (as defined in the indenture governing the 2025 convertible notes) for any conversions of 2025 convertible notes and (ii) pursuant to “Cash Settlement” (as defined in the indenture governing the 2026 convertible notes) for any conversions of 2026 convertible notes, in each case pursuant to the terms of the indentures governing the Spirit convertible notes.

Q:	What are the U.S. federal income tax consequences of the merger to Spirit stockholders?

A:

The exchange of shares of Spirit common stock for cash in the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be taxable under state, local and non-U.S. tax laws. A U.S. holder will generally recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of merger consideration received by the U.S. holder and (2) the U.S. holder’s adjusted tax basis in the shares of Spirit common stock surrendered in exchange therefor.

The tax treatment of the approval prepayment and the additional prepayments to the Spirit stockholders is not clear. The parties have agreed to report the approval prepayment and the additional prepayments to the Spirit stockholders as amounts paid by JetBlue to, and for the benefit of, the Spirit stockholders for U.S. federal income tax and all other applicable tax purposes. Assuming that this characterization applies, the approval prepayment and the additional prepayments could be treated as merger consideration paid before the closing of the merger (with a corresponding adjustment to the gain or loss recognized by a U.S. holder when such U.S. holder sells or exchanges its shares of Spirit common stock); as gain realized by a U.S. holder in respect of a separate right or obligation with respect to its shares of Spirit common stock (e.g., if the merger is not consummated or if a U.S. holder disposes of its shares before the closing of the merger); or potentially as ordinary income to the U.S. holder. It is also possible that the Internal Revenue Service (which we refer to as the “IRS”) could disagree with the above characterization and seek to characterize the approval prepayment and/or the additional prepayments in a different manner.

A non-U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Spirit common stock for cash in the merger unless the non-U.S. holder has certain connections to the United States or Spirit is, or was during the relevant period, a U.S. real property holding corporation. In light of the uncertainty as to the tax treatment of the approval prepayment and the additional prepayments to the Spirit stockholders, there is a meaningful possibility that a broker, dealer, bank or other custodian that holds shares of Spirit common stock beneficially owned by a non-U.S. holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the approval prepayment and the additional prepayments.

For further information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114 of this proxy statement.

All holders of Spirit common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger, the approval prepayment and the additional prepayments to them in light of their particular facts and circumstances.

Q:	If I am a Spirit stockholder, should I send in my Spirit stock certificate(s) now?

A:

No. Please do not send in your Spirit stock certificate(s) with your proxy. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal and instructions for how to send your share certificates to the paying agent, in connection with the merger. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”

Q:	What should I do if I hold my shares of Spirit common stock in book-entry form?

A:

If the merger is completed and your shares of Spirit common stock are held in book-entry form through the Depositary Trust Company (which we refer to in this proxy statement as “DTC” or in “street name” by a broker or other nominee), the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the paying agent, in connection with the merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

Q:	When and where will the special meeting take place?

A:

The special meeting will be held virtually via live webcast on the Internet on October 19, 2022, at 9:00 a.m. Eastern Time. The special meeting will be held solely via live webcast and there will not be a physical meeting location. Spirit stockholders will be able to attend the special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/SAVE2022SM2 (which we refer to as the “special meeting website”).

Q:	What do l need to do now?

A:

After you have carefully read this proxy statement and have decided how you wish to vote your shares of Spirit common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting.

Q:	How do I vote?

A:	You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a Spirit stockholder of record, you may vote at the special meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the special meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the special meeting, you may still attend the special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

•

To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares of Spirit common stock registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How do I vote via the Internet or by telephone?

A:

You may vote by proxy by following the instructions provided on the proxy card. You may also vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on October 18, 2022. The giving of such a telephonic or Internet proxy will not affect your right to vote should you decide to attend (via the Internet) the special meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the Spirit common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

If you hold shares of Spirit common stock entitled to vote at the special meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm, your shares of Spirit common stock entitled to vote at the special meeting will not be voted and will not be treated as present for purposes of establishing a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Spirit common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person (via the Internet) and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Compensation proposal:

•

Standard: Approval of the compensation proposal requires the affirmative vote of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the special meeting and entitled to vote on the compensation proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person (via the Internet) and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the special meeting, this will have no effect on the compensation proposal.

Adjournment proposal:

•

Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person (via the Internet) and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the special meeting, this will have no effect on the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Spirit to obtain the necessary quorum to hold the special meeting and to receive the vote necessary to complete the merger. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority in voting power of all issued and outstanding shares of Spirit common stock entitled to vote on the proposal. Only Spirit stockholders as of the close of business on September 12, 2022 (which we refer to as the “record date”) are entitled to vote at the special meeting. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. In addition, your failure to submit a proxy or vote at the special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal.

Q:	If my shares of Spirit common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Spirit, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the New York Stock Exchange, or the NYSE, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the special meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the special meeting. Further, brokers, banks or other nominees who hold shares of Spirit common stock on behalf of their customers may not give a proxy to Spirit to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have (i) the same effect as a vote “AGAINST” the merger proposal, (ii) no effect on the compensation proposal and (iii) no effect on the adjournment proposal.

Q:	Can I attend the special meeting and vote my shares via the Internet?

A:

Yes. All Spirit stockholders as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend (via the Internet) the special meeting. Whether or not you plan to attend (via the Internet) the special meeting, we urge you to vote by proxy over the Internet to ensure your vote is counted. Even if you have submitted a proxy before the special meeting, holders of record of Spirit common stock may still attend the special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of Spirit common stock as of the record date, you may change your vote at any time before your shares of Spirit common stock are voted electronically at the special meeting by: (1) submitting another properly completed proxy over the Internet, by telephone or by mail with a later date; (2) attending (via the Internet) the special meeting and voting online (simply attending (via the Internet) the special meeting will not, by itself, revoke your proxy); or (3) delivering a written revocation letter to Spirit’s Secretary at 2800 Executive Way, Miramar, Florida, 33025, which written revocation letter must be received by Spirit prior to the special meeting. If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each proxy card that you receive by mail or email, which include instructions for voting over the Internet, by telephone or by signing, dating and returning each proxy card.

Q:	Will Spirit be required to submit the merger proposal to its stockholders even if the Spirit board of directors has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the special meeting, Spirit is required to submit the merger proposal to its stockholders even if the Spirit board of directors has withdrawn, modified or qualified its recommendation that Spirit stockholders adopt the merger agreement.

Q:	Are Spirit stockholders entitled to appraisal rights?

A:

Pursuant to Section 262 of the DGCL, holders of Spirit common stock who hold their shares through the effective time and do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Spirit common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of Spirit common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Spirit stockholders would otherwise be entitled to receive under the terms of the merger agreement. Spirit stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Spirit common stock who wish to preserve any appraisal rights they may have, must so advise Spirit by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must not vote in favor of the merger proposal and otherwise follow fully the procedures prescribed by Section 262 of the DGCL. For further information, see “The Merger—Appraisal Rights in the Merger.”

Q:	When do you expect to complete the merger?

A:

JetBlue and Spirit expect to complete the merger in the first half of 2024. However, neither JetBlue nor Spirit can assure you of if or when the merger will be completed. JetBlue and Spirit must obtain the approval of the merger proposal by the Spirit stockholders at the special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions. For further information, see “The Merger Agreement—Conditions to Completion of the Merger,” beginning on page 107 of this proxy statement.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Spirit stockholders will not receive any consideration for their shares of Spirit common stock in connection with the merger, other than the approval prepayment amount and any additional prepayment amounts paid prior to the merger agreement being terminated (assuming the merger proposal is approved). Instead, Spirit will remain an independent, public company and Spirit common stock will continue to be listed and traded on the NYSE. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Spirit to JetBlue. Further, if the merger agreement is terminated under certain circumstances, an expense reimbursement amount may be required to be paid by Spirit to JetBlue. Upon the termination of the merger agreement by JetBlue because of a material, uncured breach by Spirit of the merger agreement, Spirit will be required to pay JetBlue an amount equal to the sum of the approval prepayment and all additional prepayments paid by JetBlue directly to the Spirit stockholders. Upon the termination of the merger agreement for failure to obtain U.S. antitrust clearance, JetBlue will be required to pay (i) to Spirit, $70.0 million, and (ii) to Spirit stockholders, the excess of (A) $400.0 million minus (B) the sum of the approval prepayment and all additional prepayments paid by JetBlue directly to the Spirit stockholders. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of Spirit common stock, please contact Spirit’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8903 or via email at info@okapipartners.com.

SUMMARY

This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read this proxy statement, including its annexes and the other documents to which we refer, carefully and in their entirety in order to fully understand the merger before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting. In addition Spirit incorporates by reference important business and financial information about Spirit into this proxy statement, as further described in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

Information about the Companies (page 31)

Spirit Airlines, Inc.

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

(954) 447-7920

Spirit was founded in 1964 as Clippert Trucking Company, a Michigan corporation. It began air charter operations in 1990 and renamed itself Spirit Airlines, Inc. in 1992. In 1994, Spirit reincorporated in Delaware, and in 1999 it relocated its headquarters to Miramar, Florida.

Spirit offers affordable travel to value-conscious customers. Its all-Airbus fleet is one of the youngest and most fuel efficient in the United States. Spirit serves 85 destinations in 16 countries throughout the United States, Latin America and the Caribbean.

Spirit’s ultra low-cost carrier, or ULCC, business model allows it to compete principally by offering customers unbundled base fares that remove components traditionally included in the price of an airline ticket. By offering customers unbundled base fares, Spirit gives customers the power to save by paying only for the Á La SmarteTM options they choose, such as checked and carry-on bags, advance seat assignments, priority boarding and refreshments. Spirit records revenue related to these options as non-fare passenger revenue, which is recorded within passenger revenues in its consolidated statements of operations.

Spirit common stock is traded on the NYSE under the symbol “SAVE.”

JetBlue Airways Corporation

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

(718) 286-7900

JetBlue Airways Corporation is a Delaware corporation incorporated in 1998 and headquartered in Long Island City, New York.

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue is a publicly-traded airline serving over 100 destinations across the United States, the Caribbean and Latin America, and between New York and London.

JetBlue common stock is traded on the Nasdaq Stock Market under the symbol “JBLU.”

Sundown Acquisition Corp.

Sundown Acquisition Corp

c/o JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

(718) 286-7900

Sundown Acquisition Corp., a Delaware corporation, is a direct, wholly owned subsidiary of JetBlue (“Merger Sub”). Merger Sub is newly formed and was organized in connection with JetBlue’s previously disclosed tender offer for all of the outstanding shares of Spirit common stock and for the purpose of entering into the merger agreement and effecting the merger. To date, Merger Sub has engaged in no activities other than those incident to its formation, the previously disclosed tender offer and the merger, and it has no material assets or liabilities of any kind other than those incident to its formation and those incurred in connection with the previously disclosed tender offer and the merger.

The Merger (page 33)

Pursuant to the terms of the merger agreement that are described in this proxy statement and attached as Annex A, Spirit will be acquired by JetBlue. We encourage you to carefully read in its entirety the merger agreement, which is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue. Upon the completion of the merger, each share of Spirit common stock outstanding (other than dissenting shares, treasury shares and shares held by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive the merger consideration.

You should consider all the information contained in or incorporated by reference into this proxy statement in deciding how to vote for the proposals presented in the proxy statement.

Reasons for the Merger; Recommendation of the Spirit Board of Directors (page 47)

The Spirit board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Spirit and its stockholders, (ii) declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable, and (iii) approved the execution, delivery and performance by Spirit of the merger agreement and the transactions contemplated thereby, including the merger. The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by the Spirit board of directors in reaching its decision to approve the merger agreement, see “The Merger—Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 47 of this proxy statement.

Opinion of Barclays Capital Inc. (page 50 and Annex B)

Spirit retained Barclays Capital Inc. (which we refer to as “Barclays”) to act as financial advisor to the Spirit board of directors with respect to pursuing strategic alternatives for Spirit, including a possible sale of Spirit, pursuant to an engagement letter dated November 21, 2019. At the meeting of the Spirit board of directors on July 27, 2022, Barclays rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Barclays as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Barclays, dated as of July 27, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached to this proxy statement as Annex B. You are encouraged to read the opinion carefully and in its entirety. Barclays’ opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than certain excluded shares). Barclays’ opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of Spirit common stock would trade at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Barclays did not express any opinion or recommendation as to how the Spirit stockholders should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Barclays set forth below is qualified in its entirety by reference to the full text of the opinion.

For more information, see the section entitled “The Merger—Opinion of Barclays Capital Inc.” beginning on page 50 of this proxy statement.

Opinion of Morgan Stanley & Co. LLC (page 56 and Annex C)

Spirit retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) to act as financial advisor to the Spirit board of directors in connection with the proposed merger, pursuant to an engagement letter dated December 17, 2019. The Spirit board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on July 27, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Morgan Stanley, dated as of July 27, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex C. You are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than certain excluded shares). Morgan Stanley’s opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of Spirit common stock would trade at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Morgan Stanley did not express any opinion or recommendation as to how the Spirit stockholders should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

For more information, see the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 56 of this proxy statement.

Merger Consideration (page 85)

If the merger is completed, each share of Spirit common stock (except for dissenting shares, treasury stock, and shares owned by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries), will be converted into the right to receive an amount in cash per share, without interest, equal to (i) $33.50 minus (ii) (A) the approval prepayment amount, to the extent paid upon the adoption by Spirit stockholders of the merger agreement at the special meeting (or, in the event that the closing occurs after the record date of, but before the payment date of, such approval prepayment amount, to the extent payable after the closing), and (B) an additional per share prepayment amount calculated as the product of the additional prepayment amount and the number of additional prepayments paid in accordance with the terms of the merger agreement (or, in the event the closing occurs after the record date of, but before the payment date of any such additional prepayment, to the extent payable after the closing), not to exceed $1.15 per share, by JetBlue to Spirit stockholders in accordance with the merger agreement after December 31, 2022. If the closing occurs during or later than January 2024, the total cash received by Spirit stockholders, including the approval prepayment amount and the aggregate additional prepayment amounts, will increase over time up to a maximum of $34.15 per share in the event the transaction is consummated on the outside date in July 2024.

The merger agreement provides that each share of Spirit common stock outstanding immediately prior to the effective time of the merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D, treasury shares and shares held by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive the merger consideration.

Shares of Spirit common stock owned by holders entitled to demand and that have properly demanded appraisal for such shares in accordance with, and who have complied in all respects with, Section 262 of the DGCL will be treated as described under “The Merger—Appraisal Rights in the Merger” beginning on page 77 of this proxy statement. All shares of Spirit common stock that are held in the treasury of Spirit, or owned of record by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of Spirit Equity-Based Awards and Warrants (page 86)

Spirit RSU Awards and 2022 Spirit PSU Awards. The merger agreement provides that, except with respect to Spirit PSU awards, each Spirit RSU award granted pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time (including 2022 Spirit PSU awards and Spirit MSU awards) will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time (treating for this purpose any performance-based vesting conditions to which a 2022 Spirit PSU award or Spirit MSU award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive an amount in cash that is subject to the same service vesting schedule applicable to the related Spirit RSU award and is equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related

Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amounts not yet paid to the holder of such Spirit RSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit RSU award and Spirit MSU award granted in fiscal years 2023 and 2024 pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit RSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion.

Spirit PSU Awards (Other than 2022 Spirit PSU Awards). The merger agreement provides that each Spirit PSU award granted pursuant to the Spirit equity award plan (other than a 2022 Spirit PSU award and Spirit MSU award) that is outstanding as of immediately prior to the effective time will entitle the holder to receive, immediately prior to the effective time and subject to the occurrence of the closing, the number of shares of Spirit common stock that are earned thereunder based on target performance as of immediately prior to the effective time, in each case, multiplied by a fraction, the numerator of which is equal to the number of whole months elapsed from the first day of the applicable performance period until the closing and the denominator of which is equal to the total months in the applicable performance period. Any shares of Spirit common stock so delivered in respect of a Spirit PSU award will be deemed to be issued and outstanding as of immediately prior to the effective time, and will have the right to receive an amount in cash equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amount not yet paid to the holder of such Spirit PSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit PSU award granted in fiscal years 2023 and 2024 that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit PSU award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit PSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion.

Warrants. The merger agreement provides that, immediately prior to the effective time, each outstanding warrant to purchase shares of Spirit common stock will be assumed by JetBlue and converted into a warrant exercisable for the merger consideration, and each such warrant will continue to have, and be subject to, the same terms and conditions as applied to the warrants prior to the effective time. The approval prepayment amount and the additional prepayment amount will be payable upon exercise of a Spirit warrant if exercised following consummation of the merger.

For further information, see “The Merger Agreement—Treatment of Spirit Equity-Based Awards and Warrants,” beginning on page 86 of this proxy statement.

Spirit Convertible Notes (page 105)

Within the time periods required by the terms of the applicable indenture for Spirit’s 2025 convertible notes and 2026 convertible notes (which we collectively refer to as the “convertible notes indenture”), Spirit agreed to take all actions required by, or all commercially reasonable actions requested by JetBlue pursuant to and in compliance with, the convertible notes indenture to be performed by Spirit as a result of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated thereby, including (i) the giving of any notices that may be required by the convertible notes indenture or reasonably requested by JetBlue, and (ii) delivery to the trustee, the holders of Spirit’s convertible notes or other applicable person, as applicable, of any instruments, certificates, opinions of Spirit’s counsel or other documents required by the convertible notes indenture or reasonably requested by JetBlue in connection with the execution, delivery or performance of the merger agreement, the transactions contemplated thereby or as otherwise required by, or reasonably requested by JetBlue pursuant to or in compliance with, the convertible notes indenture. Spirit also agreed to deliver a copy of any such notice, instrument, certificate, opinion or other document to JetBlue at least three business days (or such shorter period of time as may be required to comply with the terms of the convertible notes indenture) prior to delivering such notice or entering into such other document or instrument, and to consider any reasonable comments thereto proposed by JetBlue in good faith. Spirit and the surviving corporation will execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the convertible notes indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and Spirit, pursuant to and with such terms as required under the convertible notes indenture.

Prior to the effective time and without the written consent of JetBlue, Spirit will not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the convertible notes indenture) of Spirit’s convertible notes, other than in connection with the entry into or the consummation of the transactions contemplated by the merger agreement.

Except as provided for in the merger agreement, prior to the Effective Time and without the written consent of JetBlue, Spirit will not amend the convertible notes indenture. Prior to the effective time, Spirit will comply with all requirements of the convertible notes indenture. Following the effective time, the surviving corporation will comply with all requirements of the convertible notes indenture.

Prior to the effective time, Spirit will settle any conversions of (i) Spirit’s 2025 convertible notes pursuant to “Physical Settlement” (as defined in the applicable indenture) and (ii) Spirit’s 2026 convertible notes pursuant to “Cash Settlement” (as defined in the applicable indenture).

Financing (page 63)

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including payment of related fees and expenses, will be approximately $3.8 billion, which we expect JetBlue to fund in part through debt financing, as further described below.

Pursuant to a second amended and restated debt commitment letter, dated July 28, 2022, and subject to the terms and conditions set forth therein, the debt commitment parties party thereto committed to provide to JetBlue, at the effective time of the merger, a senior secured bridge facility in an aggregate principal amount of up to $3.5 billion. JetBlue may, at its option, reduce the committed amount of debt financing under the debt commitment letter, so long as (i) the aggregate amount of the debt financing (as so reduced) is sufficient, together with any other sources of funds available to JetBlue and Merger Sub to consummate the transactions contemplated by the merger agreement and (ii) JetBlue concurrently deposits cash and cash equivalents in an amount equal to such commitment reduction into a segregated account which will be solely available to consummate the transactions contemplated by the merger agreement.

The funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letter under which the debt financing will be provided. The obligation of the parties to complete the merger is not subject to a financing condition. However, the failure of JetBlue to obtain the debt financing (or to secure alternative financing) could result in the failure of the merger to be completed.

For further information, see “The Merger Agreement—Financing” beginning on page 63 of this proxy statement.

Spirit Will Hold its Special Meeting on October 19, 2022 (page 25)

The special meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM2, on October 19, 2022, at 9:00 a.m. Eastern Time. At the special meeting, Spirit stockholders will be asked to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2022, as it may be amended from time to time, by and between Spirit, JetBlue and Merger Sub, pursuant to which Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

The Spirit board of directors has fixed the close of business on September 12, 2022 as the record date for determining the holders of Spirit common stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 108,854,641 shares of Spirit common stock outstanding and entitled to vote at the special meeting held by approximately 69 holders of record. Each share of Spirit common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

For further information, see “The Spirit Special Meeting” beginning on page 25 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (page 114)

The exchange of shares of Spirit common stock for cash in the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be taxable under state, local and non-U.S. tax laws. A U.S. holder will generally recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of merger consideration received by the U.S. holder and (2) the U.S. holder’s adjusted tax basis in the shares of Spirit common stock surrendered in exchange therefor.

The tax treatment of the approval prepayment and the additional prepayments to the Spirit stockholders is not clear. The parties have agreed to report the approval prepayment and the additional prepayments to the Spirit stockholders as amounts paid by JetBlue to, and for the benefit of, the Spirit stockholders for U.S. federal income tax and all other applicable tax purposes. Assuming that this characterization applies, the approval prepayment and the additional prepayments could be treated as merger consideration paid before the closing of the merger (with a corresponding adjustment to the gain or loss recognized by a U.S. holder when such U.S. holder sells or exchanges its shares of Spirit common stock); as gain realized by a U.S. holder in respect of a separate right or obligation with respect to its shares of Spirit common stock (e.g., if the merger is not consummated or if a U.S. holder disposes of its shares before the closing of the merger); or potentially as ordinary income to the U.S. holder. It is also possible that the IRS could disagree with the above characterization and seek to characterize the approval prepayment and/or the additional prepayments in a different manner.

A non-U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Spirit common stock for cash in the merger unless the non-U.S. holder has certain connections to the United States or Spirit is, or was during the relevant period, a U.S. real property holding corporation. In light of the uncertainty as to the tax treatment of the approval prepayment and the additional prepayments to the Spirit stockholders, there is a meaningful possibility that a broker, dealer, bank or other custodian that holds shares of Spirit common stock beneficially owned by a non-U.S. holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the approval prepayment and the additional prepayments.

For further information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114 of this proxy statement.

All holders of Spirit common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger, the approval prepayment and the additional prepayments to them in light of their particular facts and circumstances.

Interests of Spirit’s Directors and Executive Officers in the Merger (page 64)

In considering the recommendation of the Spirit board of directors with respect to the merger, Spirit stockholders should be aware that Spirit’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, interests of the Spirit stockholders generally. The Spirit board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Spirit stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time).

These interests potentially include, among others:

•	As holders of Spirit PSU awards (other than 2022 Spirit PSU awards), Spirit’s executive officers will be entitled to prorated vesting and settlement of such awards;

•

Cash severance payments and/or other benefits under the Spirit executive severance plan (as defined below) that may be payable to Spirit’s executive officers upon a qualifying termination in connection with the merger;

•	Retention bonuses in connection with the merger in order to retain and incentivize key employees during the period between the public announcement of the merger and the closing of the merger; and

•	Continued indemnification and insurance coverage to the officers and directors of Spirit following the merger for acts or omissions occurring prior to the merger.

For a more complete description of these interests, see the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger,” beginning on page 64 of this proxy statement.

Appraisal Rights in the Merger (page 77)

If the merger is consummated and certain conditions are met, Spirit stockholders who continuously hold shares of Spirit common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Spirit common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger) and to receive, in lieu of the merger consideration, such fair value, together with interest to be paid on the amount determined to be fair value, if any. The amount determined to be fair value by the court will be determined as of the effective time and could be more than, the same as or less than the merger consideration for Spirit common stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

Due to the complexity of the appraisal process, Spirit stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex D carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

To exercise appraisal rights, Spirit stockholders must: (i) submit a written demand for appraisal to Spirit before the stockholder vote is taken on the merger proposal at the special meeting; (ii) not submit a proxy or otherwise vote in favor of the merger proposal; (iii) continue to hold shares of Spirit common stock of record through the effective time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Spirit unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex D to this proxy statement. If you hold your shares of Spirit common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

For more information, see “The Merger—Appraisal Rights in the Merger,” beginning on page 77 of this proxy statement.

Regulatory Approvals Required for the Merger (page 82)

Subject to the terms of the merger agreement, both JetBlue and Spirit have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the U.S. Department of Justice (which we refer to as the “DOJ”), the Federal Trade Commission (which we refer to as the “FTC”), the U.S. Department of Transportation (which we refer to as the “DOT”), the Federal Aviation Administration (which we refer to as the “FAA”) and the Federal Communications Commission (which we refer to as the “FCC”). JetBlue and Spirit plan to file applications and notifications to obtain the required regulatory approvals.

Although neither JetBlue nor Spirit knows of any reason why it cannot obtain these regulatory approvals in a timely manner, JetBlue and Spirit cannot be certain when or if they will be obtained. For more information, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 82 of this proxy statement.

Conditions to Completion of the Merger (page 107)

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•	The merger agreement will have been adopted by the requisite affirmative vote of Spirit stockholders at the special meeting;

•

The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) will have expired or been terminated;

•

Any applicable waiting period (or extensions thereof) or approvals applicable to the merger under the competition laws of certain Central and South American countries will have expired, been terminated, or been obtained;

•	Any approval or authorization required to be obtained from the DOT, the FAA and the FCC in connection with the consummation of the merger will have been obtained; and

•

There will have been no governmental order issued enjoining or prohibiting the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger.

The obligations of JetBlue and Merger Sub to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•

With specified qualifications and exceptions, the truth and correctness of Spirit’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger;

•

Spirit will have performed and complied in all material respects with each of the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so will have been cured;

•	The receipt by JetBlue of a certificate executed by an executive officer of Spirit certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Spirit.

The obligation of Spirit to consummate the merger will be subject to the satisfaction or written waiver at or prior to the effective time of the merger of each of the following conditions:

•

With specified qualifications and exceptions, the truth and correctness of JetBlue and Merger Sub’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger;

•

Each of JetBlue and Merger Sub will have performed and complied in all material respects with each of the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so will have been cured; and

•	The receipt by Spirit of a certificate executed by an executive officer of JetBlue certifying the satisfaction of the foregoing conditions.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107 of this proxy statement.

Termination of the Merger Agreement (page 109)

In each case described below, the merger agreement may be terminated and the merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The merger agreement may be terminated by mutual written consent of JetBlue and Spirit at any time prior to the effective time of the merger. In addition, the merger agreement may be terminated by either party if:

•

any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action has become final and non-appealable (which order the party seeking to terminate the merger agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the merger agreement);

•

the effective time of the merger has not occurred on or before July 28, 2023 or, in certain circumstances, January 28, 2024 or July 24, 2024 (such applicable date, as determined pursuant to the merger agreement, which we refer to as the “outside date”); or

•	the required Spirit stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting.

The merger agreement may be terminated by Spirit if:

•

in connection with the Spirit board of directors causing Spirit to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the merger agreement; or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by JetBlue or Merger Sub that would result in the failure of the conditions to the obligation of Spirit to effect the merger to be satisfied; (ii) Spirit has delivered to JetBlue written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the outside date and thirty days after the notice of breach. Spirit cannot terminate for this reason if it has breached any covenant such that the condition to the consummation of the merger relating to performance of Spirit’s covenants is not satisfied or there is an uncured inaccuracy in any of Spirit’s representations and warranties such that the condition to the consummation of the merger relating to the truth and accuracy of Spirit’s representations and warranties is not satisfied.

The merger agreement may be terminated by JetBlue if:

•

at any time prior to the effective time of the merger: (i) the Spirit board of directors effects a change of board recommendation with respect to the adoption and approval of the merger agreement and the merger; (ii) Spirit enters into any alternative acquisition agreement with a third party; (iii) the Spirit board of directors publicly recommends to its stockholders any acquisition proposal by a third party; (iv) where an acquisition proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), the Spirit board of directors fails to publicly reaffirm its recommendation of the merger within ten business days after JetBlue’s request; (v) where a tender or exchange offer is commenced, the Spirit board of directors fails to recommend against such offer’s acceptance by Spirit stockholders of such proposal (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten business days of the commencement of such proposal; or (vi) the Spirit board formally resolves to take or publicly announces its intention to take any of the foregoing actions (we refer to these events as the “triggering events”); or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by Spirit that would result in the failure of the conditions to the obligation of JetBlue to effect the merger to be satisfied; (ii) JetBlue has delivered to Spirit written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the outside date and thirty days after the notice of breach. JetBlue cannot terminate for this reason if it or Merger Sub has breached any covenant such that the condition to the consummation of the merger relating to performance of JetBlue’s and Merger Sub’s covenants are not satisfied or there is an uncured inaccuracy in any of their representations and warranties of JetBlue or Merger Sub contained in the merger agreement such that the condition relating to the truth and accuracy of JetBlue’s and Merger Sub’s representations and warranties is not satisfied.

For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 109 of this proxy statement.

Transaction Expenses and Termination Fee (page 110)

All fees and expenses incurred in connection with the preparation, negotiation and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. However, Spirit must pay JetBlue a termination fee of $94.2 million (which we refer to as the “termination fee”) if:

•	Spirit terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement;

•	JetBlue terminates the merger agreement in connection with a triggering event; or

•

(i) the merger agreement is terminated (a) on the outside date, (b) because there is an intentional breach of Spirit’s covenant with respect to non-solicitation or (c) because the required stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting; (ii) prior to the date of the special meeting (or prior to the termination of the merger agreement if there has been no special meeting) an acquisition proposal has been publicly announced and is not withdrawn; and (iii) at any time on or prior to the first anniversary of the termination of the merger agreement, Spirit consummates any acquisition proposal or enters into a definitive written agreement related to an alternative acquisition proposal that is ultimately consummated; provided that for purposes of clauses (ii) and (iii), the references to “20%” in the meaning of acquisition proposal are deemed to be references to “50%.”

In the event that the merger agreement is terminated by either JetBlue or Spirit because Spirit stockholder approval of the merger proposal is not obtained at the special meeting, then Spirit will pay to JetBlue the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by JetBlue in connection with the transactions contemplated by the merger agreement up to $25.0 million (which we refer to as the “expense reimbursement”). Any payment of the expense reimbursement will reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable under the merger agreement. In addition, upon the termination of the merger agreement by JetBlue because of a material, uncured breach by Spirit of the merger agreement, Spirit will be required to pay JetBlue an amount equal to the sum of all amounts previously paid by JetBlue as part of the approval prepayment and additional prepayments to the Spirit stockholders.

In the event that the merger agreement is terminated by either Spirit or JetBlue because (i) a governmental entity has issued an order or taken any other action permanently enjoining or otherwise prohibiting the merger under applicable U.S. federal competition laws, or (ii) the merger has not occurred by the outside date solely because of the failure to satisfy the closing condition requiring (a) the waiting period applicable to the consummation of the merger under the HSR Act to have expired or been terminated or (b) that no governmental entity has issued an order or taken any other action enjoining or otherwise prohibiting the merger under applicable U.S. federal competition laws, and that no applicable competition law will be in effect making the merger illegal or preventing the consummation of the merger, and at the time of such termination all other closing conditions have been satisfied (or are capable of being satisfied if the closing were to occur on such date of termination), then (i) JetBlue will pay directly to the Spirit stockholders as of a record date that is five business days following the date of such termination the excess of (A) $400.0 million minus (B) the sum of all amounts previously paid by JetBlue as part of the approval prepayment and additional prepayments to the Spirit stockholders, and will pay to Spirit a corresponding amount payable to the holders of Spirit restricted stock unit awards and performance share awards, and (ii) JetBlue will pay Spirit a fee in the amount of $70.0 million in each case within two business days following the date of such termination. However, none of the foregoing payments will be payable by JetBlue if the failure to satisfy the conditions described in this paragraph is the result of a breach by Spirit of its obligations in the provisions described under “—Appropriate Action; Consents; Filings” and JetBlue would have been entitled to terminate the merger agreement as a result of such breach under the terms of the merger agreement.

For more information, see “The Merger Agreement—Transaction Expenses and Termination Fee” beginning on page 110 of this proxy statement.

Delisting and Deregistration of Spirit Common Stock (page 77)

If the merger is completed, Spirit common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, including statements concerning JetBlue, Spirit, the proposed transaction and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on JetBlue’s and Spirit’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to JetBlue’s and Spirit’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “should,” “seeks,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this proxy statement are based upon information available to JetBlue and Spirit on the date of this proxy statement. JetBlue and Spirit undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the proposed transaction or other matters addressed in this proxy statement and attributable to JetBlue, Spirit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement.

Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the coronavirus pandemic, including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; failure to obtain applicable regulatory or Spirit stockholder approval in a timely manner or otherwise and the potential financial consequences thereof; failure to satisfy other closing conditions to the proposed transaction; failure of the parties to consummate the transaction; JetBlue’s failure to finance the transaction and obtain the indebtedness JetBlue expects to incur in connection with the transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all; risks that JetBlue will not successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the transaction; failure to realize anticipated benefits of the combined operations; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; ongoing and increase in costs related to IT network security; and other risks and uncertainties set forth from time to time under the sections captioned “Risk Factors” in JetBlue’s and Spirit’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

THE SPIRIT SPECIAL MEETING

Date, Time and Place of Meeting

The special meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM2, on October 19, 2022, at 9:00 a.m. Eastern Time.

Matters to Be Considered

At the special meeting, Spirit stockholders will be asked to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2022, as it may be amended from time to time by and between Spirit, JetBlue and Merger Sub, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct, wholly owned subsidiary of JetBlue;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

Recommendation of the Spirit Board of Directors

The Spirit board of directors has determined that the merger is advisable and in the best interests of Spirit and its stockholders and has unanimously adopted the merger agreement. The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. See “The Merger—Reasons for the Merger; Recommendation of the Spirit Board of Directors” for a more detailed discussion of the Spirit board of directors’ recommendation.

Spirit Record Date and Quorum

The Spirit board of directors has fixed the close of business on September 12, 2022, as the record date for determining the holders of Spirit common stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 108,854,641 shares of Spirit common stock outstanding and entitled to vote at the special meeting held by approximately 69 holders of record. Each share of Spirit common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the Spirit common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Spirit common stock present in person (via the Internet) or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Votes Required; Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Spirit common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Compensation proposal:

•

Standard: Approval of the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the special meeting and entitled to vote on the compensation proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the special meeting, this will have no effect on the compensation proposal.

Adjournment proposal:

•

Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal.

•

Effect of abstentions and broker non-votes: If you attend the special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the applicable proposal. If you are a holder of shares of Spirit common stock entitled to vote at the special meeting and you do not attend the special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the special meeting, this will have no effect on the adjournment proposal.

Shares Held by Officers and Directors

As of the record date, the directors and executive officers of Spirit and their affiliates beneficially owned and were entitled to vote approximately 456,559 shares of Spirit common stock representing approximately 0.419% of the shares of Spirit common stock outstanding on that date. It is expected that Spirit’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. As of the record date, JetBlue, the directors and officers of JetBlue and their affiliates beneficially owned and were entitled to vote approximately 100 shares of Spirit common stock representing approximately 0.0001% of the shares of Spirit common stock outstanding on that date.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement mailed to Spirit stockholders is accompanied by a form of proxy card with instructions for voting. If you hold shares of Spirit common stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this proxy statement, regardless of whether you plan to attend (via the Internet) the special meeting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a Spirit stockholder of record as of the record date, you may vote at the special meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone.

Whether or not you plan to attend (via the Internet) the special meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the special meeting, you may still attend the special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

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To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares of Spirit common stock registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

All shares of Spirit common stock represented by valid proxies that Spirit receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares of Spirit common stock voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in “Street Name”; Broker Non-Votes

Under NYSE rules, banks, brokers and other nominees who hold shares of Spirit common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Spirit common stock in “street name,” your broker, bank, or other nominee will vote your shares of Spirit common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement.

Revocability of Proxies and Changes to a Spirit Stockholder’s Vote

If you hold your shares of Spirit common stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) submitting another properly completed proxy over the Internet, by telephone or by mail with a later date, (2) delivering a written revocation letter to Spirit’s Secretary, or (3) attending (via the Internet) the special meeting and voting online.

Any Spirit stockholder entitled to vote in person at the special meeting may vote online regardless of whether a proxy has been previously given, but the mere presence (without notifying Spirit’s Secretary) of a stockholder at the special meeting will not by itself constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention: Secretary

If your shares of Spirit common stock are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Spirit is soliciting your proxy in conjunction with the merger. Spirit will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Spirit will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Spirit common stock and secure their voting instructions. Spirit has also engaged Okapi partners LLC (which we refer to as “Okapi”) to assist in the solicitation of proxies and provide related advice and informational support, for agreed service fees and reimbursement of customary disbursements and expenses. In addition to fees and expenses for services provided through the date of the special meeting. Okapi’s fee in connection with the proxy solicitation for the special meeting is not expected to exceed $50,000.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials, including annual reports, with respect to two or more stockholders sharing the same address by delivering a single copy of the documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one set of documents will be delivered to multiple stockholders sharing an address unless Spirit has received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of the proxy materials, including annual reports, please notify your broker, direct your written request to Thomas Canfield, Secretary, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 or contact Thomas Canfield at (954) 447-7920. Stockholders who currently receive multiple copies of such documents and would like to request “householding” of their communications should contact their brokers.

Attending the Spirit Special Meeting (via the Internet)

All holders of Spirit common stock, including holders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting (via the Internet). Spirit stockholders of record can vote electronically at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote electronically at the special meeting.

Assistance

If you have any questions concerning the merger or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of Spirit common stock, please direct your inquiry to Secretary, Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025, (954) 447-7920, or Spirit’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8903 or via email at info@okapipartners.com.

SPIRIT PROPOSALS

Proposal No. 1 — Merger Proposal

At the special meeting, the Spirit stockholders will be asked to adopt the merger agreement. Holders of Spirit common stock should read this proxy statement, including the annexes, carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement as Annex A.

After careful consideration, the Spirit board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Spirit and its stockholders. Please see “The Merger—Reasons for the Merger; Recommendation of the Spirit Board of Directors” included elsewhere in this proxy statement for a more detailed discussion of the Spirit board of directors’ recommendation.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the merger proposal.

Proposal No. 2 — Compensation Proposal

Section 14A of the Exchange Act, and Rule 14a-21(c) under the Exchange Act require that Spirit seek a non-binding advisory vote from its stockholders to approve the “golden parachute” compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 64, including the table titled “Merger-Related Compensation for Spirit’s Named Executive Officers” and its accompanying footnotes. As required by these provisions, Spirit is asking the Spirit stockholders to cast an advisory vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for Spirit’s Named Executive Officers” beginning on pages 64 and 73, are hereby APPROVED on a non-binding, advisory basis.”

The vote with respect to this proposal is an advisory vote and will not be binding on Spirit, the Spirit board of directors, JetBlue, any of Spirit or JetBlue’s subsidiaries or the combined company. Therefore, regardless of whether Spirit stockholders approve this proposal, if the merger agreement is adopted by the Spirit stockholders and the merger is completed, the compensation that is based on or otherwise related to the merger will still be paid to Spirit’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements. Approval of this compensation proposal is not a condition to the closing of the merger.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” approval of the compensation proposal.

Proposal No. 3 — Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, (i) there are insufficient shares of Spirit common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) additional time is required for the filing and mailing of any supplemental or amended disclosure which Spirit has determined is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Spirit stockholders prior to the meeting of Spirit stockholders, (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent Spirit reasonably believes the number of shares of Spirit common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal or (iv) if required by law, Spirit may move to adjourn the special meeting. In accordance with the Spirit bylaws, a vote to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger proposal may be taken in the absence of a quorum, and the meeting may also be adjourned at the discretion of the secretary of the special meeting.

The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Spirit

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

(954) 447-7920

Spirit was founded in 1964 as Clippert Trucking Company, a Michigan corporation. It began air charter operations in 1990 and renamed itself Spirit Airlines, Inc. in 1992. In 1994, Spirit reincorporated in Delaware, and in 1999 it relocated its headquarters to Miramar, Florida.

Spirit offers affordable travel to value-conscious customers. Its all-Airbus fleet is one of the youngest and most fuel efficient in the United States. Spirit serves 85 destinations in 16 countries throughout the United States, Latin America and the Caribbean.

Spirit’s ultra low-cost carrier, or ULCC, business model allows it to compete principally by offering customers unbundled base fares that remove components traditionally included in the price of an airline ticket. By offering customers unbundled base fares, Spirit gives customers the power to save by paying only for the Á La SmarteTM options they choose, such as checked and carry-on bags, advance seat assignments, priority boarding and refreshments. Spirit records revenue related to these options as non-fare passenger revenue, which is recorded within passenger revenues in its consolidated statements of operations.

Spirit’s common stock trades under the symbol “SAVE” on the NYSE.

Additional information about Spirit and its subsidiaries is included in documents incorporated by reference in this proxy statement. Please see “Where You Can Find More Information.”

JetBlue

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

(718) 286-7900

JetBlue Airways Corporation is a Delaware corporation incorporated in 1998 and headquartered in Long Island City, New York.

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue is a publicly-traded airline serving over 100 destinations across the United States, the Caribbean and Latin America, and between New York and London.

JetBlue common stock is traded on the Nasdaq Stock Market under the symbol “JBLU.”

Sundown Acquisition Corp.

Sundown Acquisition Corp.

c/o JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

(718) 286-7900

Sundown Acquisition Corp., a Delaware corporation, is a direct, wholly owned subsidiary of JetBlue. Merger Sub is newly formed and was organized in connection with JetBlue’s previously disclosed tender offer for all of the outstanding shares of Spirit common stock and for the purpose of entering into the merger agreement and effecting the merger. To date, Merger Sub has engaged in no activities other than those incident to its formation, the previously disclosed tender offer and the merger, and it has no material assets or liabilities of any kind other than those incident to its formation and those incurred in connection with the previously disclosed tender offer and the merger.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully this proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

The Spirit board of directors unanimously approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation and a direct wholly owned subsidiary of JetBlue, in a transaction we refer to as the merger.

Upon completion of the merger, each share of Spirit common stock (except for dissenting shares, treasury stock, and shares owned by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries), will be converted into the right to receive an amount in cash per share, without interest, equal to (i) $33.50 minus (ii) (A) $2.50, to the extent paid upon the adoption by Spirit stockholders of the merger agreement at the special meeting (or, in the event that the closing occurs after the record date of, but before the payment date of, such approval prepayment amount, to the extent payable after the closing), and (B) an additional per share prepayment amount calculated as the product of $0.10 and the number of additional prepayments paid in accordance with the terms of the merger agreement (or, in the event the closing occurs after the record date of, but before the payment date of any such additional prepayment, to the extent payable after the closing), not to exceed $1.15 per share, by JetBlue to Spirit stockholders in accordance with the merger agreement after December 31, 2022. If the closing occurs during or later than January 2024, the total cash received by Spirit stockholders, including the approval prepayment amount and the aggregate additional prepayment amounts, will increase over time up to a maximum of $34.15 per share in the event the transaction is consummated on the outside date in July 2024.

Spirit stockholders are being asked to adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

The Spirit board of directors and senior management regularly review and assess Spirit’s financial performance, prospects, competitive position and long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Spirit board of directors and senior management have periodically evaluated potential strategic alternatives relating to Spirit and its business and have engaged in discussions with third parties concerning potential strategic transactions, including possible acquisitions, divestitures, business combinations and mergers.

On February 5, 2022, the Spirit board of directors unanimously approved and declared advisable the Frontier merger agreement and the transactions contemplated thereby and resolved to recommend that Spirit stockholders vote their shares in favor of the adoption of the merger agreement at a special meeting of Spirit stockholders (the “Spirit-Frontier transaction special meeting”). During the same meeting, the compensation committee of the Spirit board of directors (the “Spirit compensation committee”) unanimously approved the retention bonus program for certain key employees of Spirit in connection with the Frontier merger agreement. Later on February 5, 2022, Spirit and Frontier executed the finalized merger agreement.

On March 29, 2022, Spirit received an unsolicited proposal from JetBlue to acquire all of the outstanding shares of Spirit common stock at a price of $33.00 per share (the “JetBlue proposal”), which proposal was subsequently provided to Frontier in accordance with the terms of the Frontier merger agreement.

On April 7, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Spirit’s legal advisor, Debevoise & Plimpton LLP (“Debevoise”), and Spirit’s antitrust counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), present, held a video conference to review the JetBlue proposal. At that meeting, after consultation with its financial advisors and outside counsel, the Spirit board of directors determined that the JetBlue proposal could reasonably be likely to lead to a “Superior Proposal,” as defined in the Frontier merger agreement.

The Spirit board of directors directed Spirit’s senior management and its representatives to negotiate a non-disclosure agreement (“NDA”) with JetBlue and to engage in discussions with, and provide non-public information to, JetBlue with respect to JetBlue’s proposal, in accordance with the terms of the Frontier merger agreement. Spirit and JetBlue entered into an NDA on April 8, 2022 and commenced discussions regarding the JetBlue proposal on April 9, 2022.

Between April 9, 2022 and April 20, 2022, representatives of Paul Weiss conducted seven conference calls and video conferences with representatives of JetBlue’s legal advisor, Shearman & Sterling LLP (“Shearman”), and engaged with economic consultants and economists in order to assess the regulatory risk of an acquisition of Spirit by JetBlue and to assess the validity and merits of JetBlue’s own analysis.

On April 15, 2022, Spirit provided JetBlue and its representatives with access to a virtual data room containing due diligence materials for Spirit.

On April 19, 2022, members of senior management of Spirit and JetBlue, together with their respective financial advisors, held a video conference to discuss a broad range of financial and business due diligence matters.

On April 21, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the JetBlue proposal. The discussion focused primarily on Spirit’s regulatory concerns with the transaction and the risks to Spirit’s business during the regulatory approval period. The Spirit board of directors directed Spirit’s senior management and legal advisors to develop a proposal to convey to JetBlue in respect of the contractual protections that Spirit would need to address the regulatory concerns identified by Spirit.

On April 24, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to further discuss the JetBlue proposal. At that meeting, the Spirit board of directors instructed Spirit’s senior management to communicate to JetBlue a package of contractual protections that the Spirit board of directors considered appropriate to provide increased assurance as to the likelihood of regulatory approval of the JetBlue proposal and to protect Spirit and its stockholders against the risk that such approval would not be obtained, which included a covenant to take all actions necessary to obtain regulatory approval, including being willing to terminate JetBlue’s Northeast Alliance Agreement (the “NEA”) with American Airlines and make any divestitures necessary to obtain regulatory approval, and a significant reverse termination fee payable in the event that such regulatory approval ultimately was not obtained. The Spirit board of directors also instructed Spirit’s senior management to inform JetBlue that, in the event that Spirit ultimately concluded that the JetBlue proposal, as it might be amended, constituted a “Superior Proposal” as defined in the Frontier merger agreement, Spirit would expect JetBlue to fund the termination fee payable to Frontier upon termination of the Frontier merger agreement.

On April 25, 2022, Mr. Christie called Robin Hayes, JetBlue’s Chief Executive Officer, to convey the foregoing package of contractual protections. Following that discussion, at the direction of Spirit, representatives from Barclays and Morgan Stanley held a call with representatives of JetBlue’s financial advisor, Goldman Sachs Group Inc. (“Goldman”), to discuss the same proposal, and representatives of Debevoise delivered to representatives of Shearman a document setting forth Spirit’s proposal along with proposed language for the regulatory covenant that Spirit would expect to be included in any definitive merger agreement with JetBlue.

On April 29, 2022, JetBlue sent Spirit a letter setting forth its response to Spirit’s proposed package of contractual protections to address the regulatory concerns identified by Spirit, along with a draft of the merger agreement. In that response, JetBlue offered (i) to pay a reverse termination fee of $200 million if U.S. antitrust approval was not obtained, (ii) to use its reasonable best efforts to obtain all required regulatory approvals subject to various limitations, including that JetBlue would not be required to take any action that would be reasonably likely to materially and adversely affect the anticipated benefits of JetBlue or American Airlines under the NEA or that would have a material adverse effect on Spirit or JetBlue when measured relative to a company of Spirit’s size, and (iii) to fund the termination fee payable to Frontier upon termination of the Frontier merger agreement.

On April 30, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the JetBlue proposal, as modified by its April 29, 2022 letter. The Spirit board of directors’ discussion focused on the prospects that JetBlue would be able to obtain regulatory approval for its acquisition of Spirit, particularly in light of the ongoing litigation regarding the NEA and the requirement of the Frontier merger agreement that, in order for Spirit to change its recommendation to stockholders or to terminate such agreement to enter into a merger agreement with JetBlue, the JetBlue proposal must be “reasonably capable of being consummated in accordance with the terms of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.” The Spirit board of directors also discussed the extended time that would be required to reach a final regulatory determination, expected to be up to two years, and the risks to Spirit if it were unable to complete the proposed transaction with JetBlue at the end of that period.

Following adjournment, the Spirit board of directors continued its meeting on May 1, 2022. The directors, other than Mr. Christie, initially met in executive session together with representatives of Debevoise, after which Mr. Christie, other members of Spirit’s senior management, and representatives of Barclays, Morgan Stanley and Paul Weiss joined the meeting. Following further discussion with its advisors, the Spirit board of directors unanimously determined that the JetBlue proposal did not constitute a “Superior Proposal” as defined in the Frontier merger agreement due to the regulatory concerns. The Spirit board of directors did not form a view as to whether the economic terms of the JetBlue proposal were more favorable to the Spirit stockholders, from a financial point of view, than the economic terms of the Frontier merger agreement.

The following morning, on May 2, 2022, Spirit sent a letter to JetBlue, which Spirit also released publicly, informing JetBlue that the Spirit board of directors had determined that the JetBlue proposal did not constitute a “Superior Proposal” as defined in the Frontier merger agreement, on the grounds that it did not adequately address regulatory concerns raised by a proposed combination with JetBlue, and stating that the Spirit board of directors continued to believe that the pending transaction with Frontier represented the best opportunity to maximize value for the Spirit stockholders.

On May 16, 2022, JetBlue issued a press release announcing that it was commencing an unsolicited offer (the “Offer”), through its direct wholly owned subsidiary Sundown Acquisition Corp., to purchase any and all of the issued and outstanding shares of Spirit common stock for $30.00 per share in cash, without interest and less any required withholding taxes (the “Offer Price”), which was $3.00 less than the earlier JetBlue proposal. Shortly thereafter, JetBlue filed with the SEC the Tender Offer Statement on Schedule TO (the “Schedule TO”) containing the Offer to Purchase, the Letter of Transmittal and related documents. The Schedule TO provided that if a consensual transaction were reached with the Spirit board of directors and satisfactory diligence information was provided to support the price increase, JetBlue would consider increasing the Offer Price to $33.00 per share.

Also on May 16, 2022, JetBlue filed a preliminary proxy statement on Schedule 14A with the SEC to be used to solicit proxies in opposition to the proposed merger with Frontier and other related proposals at the Spirit-Frontier transaction special meeting.

During the evening of May 16, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Debevoise present, held a video conference to discuss the Offer. Spirit also issued a press release that evening noting that the Spirit board of directors would review the Offer and intended to advise Spirit stockholders of its formal position regarding the Offer within 10 business days by making available to Spirit stockholders and filing with the SEC a solicitation/recommendation statement on Schedule 14D-9, and advised its stockholders to take no action at the time in response to the Offer.

Also on May 16, 2022, Spirit delivered a notice to JetBlue to return or destroy all confidential materials or information exchanged between the parties pursuant to the NDA. In addition, Spirit revoked JetBlue’s and its advisors’ access to Spirit’s virtual data room. On May 26, 2022, JetBlue confirmed in writing to Spirit that JetBlue had returned or destroyed all confidential materials or information received by JetBlue pursuant to the NDA.

On May 18, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the Offer. Following discussion among the Spirit board of directors and its advisors, the Spirit board of directors unanimously recommended that the Spirit stockholders reject the Offer and not tender their shares of Spirit common stock pursuant to the Offer.

On May 19, 2022, Spirit filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and issued a press release announcing that the Spirit board of directors had unanimously determined to reject the Offer.

On June 1, 2022, Institutional Shareholder Services (“ISS”), a proxy advisory firm, published a report recommending that Spirit stockholders vote against the adoption of the Frontier merger agreement, in large part on the basis that the Frontier merger agreement did not provide for Frontier to pay Spirit a “reverse termination fee” in the event that the transaction did not receive antitrust approval. ISS contrasted that with JetBlue’s offer to pay a $200 million reverse termination fee to Spirit if JetBlue’s proposed transaction was accepted by Spirit but could not be consummated as a result of the failure to obtain antitrust approval.

Later on June 1, 2022, Mr. Christie spoke with William (“Bill”) A. Franke, chairman of the board of directors of Frontier, by telephone regarding the ISS report and potential changes to the Frontier merger agreement to address the concerns raised by ISS, including the addition of a reverse termination fee and potential changes to the merger consideration provided for in the Frontier merger agreement. Later on June 1, 2022, representatives of Debevoise sent to representatives of Frontier’s legal advisor, Latham & Watkins LLP (“Latham & Watkins”), a proposed draft of an amendment to the Frontier merger agreement.

On June 2, 2022, Mr. Franke and Mr. Christie, respectively joined by other members of Frontier and Spirit management, spoke by telephone. On that call, Mr. Franke informed Mr. Christie that the Frontier board of directors had met that morning and had authorized an amendment of the Frontier merger agreement to provide for the payment by Frontier to Spirit of a reverse termination fee in the amount of $250 million if the transaction could not be consummated as a result of the failure to obtain antitrust approval, but that the Frontier board of directors had not authorized any change to the merger consideration. Shortly thereafter, representatives of Latham & Watkins sent to representatives of Debevoise a revised draft of the amendment to the Frontier merger agreement that included the $250 million reverse termination fee.

Later on June 2, 2022, the Spirit board of directors met to consider the changes to the Frontier merger agreement proposed by Frontier, including the $250 million reverse termination fee. After discussion, the Spirit board of directors unanimously approved the proposed amendment to the Frontier merger agreement.

Later on June 2, 2022, Spirit and Frontier finalized the amendment to the Frontier merger agreement and the parties executed the amendment.

On June 6, 2022, JetBlue sent the Spirit board of directors an updated proposal to acquire all of the shares of Spirit common stock containing the following terms (i) an aggregate reverse break-up fee of $350 million payable in the event the requisite antitrust approvals are not obtained, (ii) a prepayment of a portion of the reverse termination fee in the amount of $1.50 per share in cash, payable to Spirit stockholders as a cash dividend, which would be funded by JetBlue and would be payable promptly following the later of the approval by the Spirit stockholders of a negotiated transaction with JetBlue and the termination of the restrictions on the payment of dividends by Spirit imposed by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which dividend would reduce the reverse termination fee payable by JetBlue to Spirit upon termination of the transaction in the event the requisite antitrust approvals are not obtained, and (iii) in a negotiated transaction, total aggregate consideration of $31.50 per share in cash to the Spirit stockholders, comprised of the prepayment dividend of $1.50 per share and $30.00 per share in cash payable upon consummation of JetBlue’s acquisition of Spirit. JetBlue issued a press release and filed an amendment to the Schedule TO regarding JetBlue’s updated proposal. The amendment to the Schedule TO provided that if a consensual transaction were reached with the Spirit board of directors and satisfactory diligence information was provided to support the price increase, JetBlue would be willing to enter into a consensual transaction with Spirit on the terms described above.

Later on June 6, 2022, Mr. Christie spoke with Mr. Franke by telephone regarding the JetBlue’s June 6 proposal and potential changes to the Frontier merger agreement that might be made in response to JetBlue’s updated proposal, including in particular an increase to the reverse termination fee.

Later on June 6, 2022, representatives of Citi spoke by telephone with representatives of Barclays and Morgan Stanley. Representatives of Citi informed representatives of Barclays and Morgan Stanley that Frontier would not revise the Frontier merger agreement in response to JetBlue’s updated proposal.

Later on June 6, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley spoke by telephone with representatives of Goldman Sachs regarding JetBlue’s updated proposal in order to clarify the terms of that proposal.

Later on June 6, 2022, the Spirit board of directors, joined by members of Spirit management and representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss, met to consider next steps in light of JetBlue’s updated proposal and Frontier’s declination to further revise the Frontier merger agreement in response. After discussion, the Spirit board of directors unanimously determined to postpone the Spirit-Frontier transaction special meeting from June 10, 2022. At the end of that meeting the Spirit board of directors met in executive session, joined by a representative of Debevoise, to further discuss JetBlue’s updated proposal and next steps.

Shortly thereafter, representatives of Debevoise sent to representatives of Latham & Watkins a draft of a letter requesting Frontier’s consent under the Frontier merger agreement to postpone the Spirit-Frontier transaction special meeting to June 30, 2022.

On June 7, 2022, an ad-hoc transaction committee of the Spirit board of directors, joined by members of Spirit management and representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss met to further discuss JetBlue’s updated proposal and the postponement of the Spirit-Frontier transaction special meeting.

Later on June 7, 2022, Spirit sent to Frontier a letter requesting Frontier’s consent under the Frontier merger agreement to postpone the Spirit-Frontier transaction special meeting to June 30, 2022, which consent was provided by Frontier.

Also on June 7, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley held a videoconference with representatives from Citi to discuss existing proposals from Frontier and JetBlue and communications strategy, and requested that Frontier submit a revised offer to Spirit by June 20, 2022.

On June 8, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley spoke by telephone with representatives of Goldman Sachs and requested a revised offer from JetBlue by June 20, 2022, outlining the following key items that Spirit would expect to be included in a potential transaction with JetBlue (i) an improved economic offer representing the best price that JetBlue is prepared to pay, (ii) regulatory covenants, including a robust divestiture package, that would provide sufficient assurance as to the ability to obtain antitrust approval, (iii) the ability of Spirit to operate its business in the normal course during what Spirit expected to be a protracted regulatory review period, and (iv) an employee retention plan that took into account the additional time period expected before the JetBlue transaction could be consummated. The representatives of Barclays and Morgan Stanley also explained that Spirit and its advisors had agreed to provide the same Spirit-related information to JetBlue as was provided to Frontier and that a clean team agreement would need to be entered into by certain representatives of JetBlue and its advisors in order to access certain highly confidential information or materials.

On June 9, 2022, representatives of Spirit, Paul Weiss, JetBlue and Shearman held a videoconference to discuss regulatory strategy, including potential divestitures.

During June and July 2022, prior to the execution of the merger agreement, representatives of Shearman and Paul Weiss communicated about the potential applicability of non-U.S. antitrust merger control filing requirements.

Also on June 9, 2022, representatives of Debevoise sent representatives of Shearman proposed language for the conduct of business covenant to be included in any definitive merger agreement with JetBlue.

On June 10, 2022, Spirit restored access to its virtual data room for JetBlue and its advisors.

On June 14, 2022, Spirit issued a press release announcing that the Spirit board of directors would engage in further discussions with JetBlue with respect to JetBlue’s updated proposal, and would also continue to work with Frontier under the terms of the Frontier merger agreement.

Between June 14, 2022 and June 16, 2022, members of the Spirit and JetBlue management teams held multiple due diligence calls focusing on written questions delivered by JetBlue to Spirit on a variety of topics, including corporate strategy, financial and tax information, legal matters, aircraft fleet, and human resources.

On June 17, 2022, Mr. Christie and Thomas Canfield, Spirit’s General Counsel, held a call with Mr. Hayes and Brandon Nelson, JetBlue’s General Counsel, to discuss certain matters relating to employment and integration planning, as well as the process for the submission by JetBlue of a revised merger proposal.

Later on June 17, 2022, Messrs. Christie and Canfield held a call with Mr. Franke, during which Mr. Franke stated that he was not inclined to increase the reverse termination fee but was considering other elements of Frontier’s existing proposal, including potentially increasing the cash portion in exchange for reducing the ownership interest of Spirit shareholders in the combined company. Also on June 17, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley held a telephone call with representatives of Goldman Sachs to discuss the timing and process for JetBlue’s submission of its revised proposal on June 20, 2022, and the anticipated process following the submission of JetBlue’s revised proposal.

Later on June 17, 2022, Spirit provided a copy of its proposed retention plan in the virtual data room accessible by representatives of JetBlue and Shearman, and representatives of Debevoise sent representatives of Shearman a revised draft of the proposed merger agreement with JetBlue. Shortly thereafter, representatives of Debevoise provided a copy of the proposed merger agreement to Frontier, as required under the Frontier merger agreement.

On June 18, 2022, representatives from Debevoise and Shearman held a call to discuss certain provisions of the draft merger agreement. Shortly thereafter, representatives of Shearman sent representatives of Debevoise comments on the interim operating covenants of the merger agreement.

On June 19, 2022, and June 20, 2022, representatives of Debevoise sent representatives of Shearman responses to Shearman’s comments on the interim operating covenants of the merger agreement and draft disclosure schedules to the merger agreement.

On June 20, 2022, JetBlue sent Spirit a revised proposal and a revised draft of the merger agreement, which included (i) a price of $33.50 per share of common stock of Spirit, (ii) a regulatory commitment to divest assets of JetBlue and Spirit up to a material adverse effect on JetBlue and its subsidiaries (including Spirit), subject to various limitations including as to divestitures that JetBlue determined would be reasonably likely to materially and adversely affect the anticipated benefits of the parties to the NEA, (iii) a reverse termination fee of $350 million, and (iv) a prepayment dividend of $1.50 per share in cash to Spirit stockholders payable upon a vote of the stockholders approving a Spirit-JetBlue combination, which dividend would be funded by JetBlue and would reduce on a dollar-for-dollar basis the price per share payable on the closing of the merger or the reverse termination fee in the event such fee became payable upon the termination of the merger agreement. Shortly thereafter, representatives of Debevoise provided a copy of the JetBlue proposal and its draft merger agreement to Frontier, as required under the Frontier merger agreement.

On June 21, 2022, Messrs. Christie and Canfield held a call with Mr. Franke to discuss the terms of the revised proposal from JetBlue compared to the terms of the then existing Frontier merger agreement.

Later on June 21, 2022, representatives from Spirit, JetBlue, Shearman and Paul Weiss held a videoconference to discuss JetBlue’s regulatory strategy, including identifying sources of consumer benefits. JetBlue representatives also provided a broad overview of the NEA and answered questions posed by representatives of Spirit and Paul Weiss, but did not provide an unredacted copy of the agreement. Following such videoconference, a representative of Shearman had a further call with a representative of Paul Weiss regarding such matters.

Later on June 21, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, discussed the revised proposal from JetBlue and possible revisions to the existing Frontier merger agreement.

On June 22, 2022, representatives of Spirit, JetBlue, Debevoise and Shearman held a videoconference to discuss the conduct of business covenant of the draft merger agreement.

Also on June 22, 2022, at the direction of Spirit, representatives of Barclays and Morgan Stanley held a call with representatives from Goldman Sachs to discuss the revised proposal from JetBlue as well as the timing of the Spirit board of directors’ review of the proposal.

Also on June 22, 2022, Messrs. Christie and Canfield held a call with Mr. Bill Franke and Mr. Brian Franke, during which Mr. Bill Franke stated that Frontier was discussing internally whether to propose to revise the terms to the Frontier merger agreement to (i) increase the cash portion of the merger consideration by $2.00 per share, (ii) provide for a cash dividend to Spirit stockholders of approximately $250 million in total following a vote of the Spirit stockholders approving a Spirit-Frontier merger, which dividend would be funded by Frontier and would reduce on a dollar-for-dollar basis the price per share payable upon the closing of the merger or the reverse termination fee in the event such fee became payable upon the termination of the merger agreement, (iii) increase the reverse termination fee from $250 million to $350 million, and (iv) reduce the number of board seats of the combined company to be designated by Spirit from five to four. Mr. Bill Franke stressed that the foregoing terms were merely illustrative, did not constitute a firm proposal, and remained under discussion within Frontier. That evening, representatives of Debevoise and Latham & Watkins discussed these same terms, and representatives of Debevoise sent a proposed draft amendment to the Frontier merger agreement to representatives of Latham & Watkins for review.

On June 23, 2022, representatives of Latham & Watkins sent representatives of Debevoise a revised draft of the proposed amendment to the Frontier merger agreement.

Later on June 23, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the revised proposals from JetBlue and Frontier and the potential amendment of the Frontier merger agreement that had been discussed by Messrs. Christie, Franke and Franke. Following discussion among the Spirit board of directors and its advisors as to the regulatory prospects of the two potential transactions and a comparison of their economic terms, the Spirit board of directors unanimously determined to authorize Spirit management to finalize the form of a potential amendment to the Frontier merger agreement on the aforementioned terms.

Later on June 23, 2022, representatives of Debevoise and Latham & Watkins held a conference call to discuss the proposed amendment to the Frontier merger agreement. Following that call, representatives of Debevoise and Latham & Watkins exchanged further drafts of the proposed amendment.

Later on June 23, 2022, representatives of Spirit and Paul Weiss held a videoconference with representatives of JetBlue and Shearman during which representatives of Spirit and Paul Weiss asked questions concerning various aspects of the NEA and discussed the scope of JetBlue’s proposed divestiture obligations and other matters relating to the prospects for antitrust approval of the JetBlue proposal.

On June 24, 2022, representatives of Debevoise held a call with representatives of Shearman to clarify certain provisions of the regulatory covenant proposed by JetBlue.

Later on June 24, 2022, representatives of Debevoise and Latham & Watkins finalized the form of the proposed amendment to the Frontier merger agreement.

Later on June 24, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the proposals from JetBlue and Frontier, and the proposed amendment of the Frontier merger agreement. Following discussion among the Spirit board of directors and its financial and legal advisors, the Spirit board of directors unanimously approved the proposed amendment to the Frontier merger agreement in the form that had been previously negotiated by the parties’ respective counsel.

Later on June 24, 2022, Spirit and Frontier executed the amendment to the Frontier merger agreement, and Spirit filed a Form 8-K disclosing the amendment and its terms.

On June 27, 2022, JetBlue sent Spirit a revised proposal that (i) increased the reverse termination fee to $400 million, (ii) increased the prepayment dividend, payable to Spirit stockholders following a vote to approve a Spirit-JetBlue combination, to $2.50 per share in cash payable upon a vote of the stockholders approving, and (iii) added a “ticking fee” dividend of $0.10 per share in cash per month payable starting in January 2023 through the consummation of the JetBlue merger or termination of the merger agreement. The prepayment dividend and ticking fee dividends would be funded by JetBlue and would reduce the per share merger consideration on a dollar-for-dollar basis in an aggregate amount of up to $3.65 per share or the reverse termination fee by up to $400 million in the event that fee was payable, but would be repayable by Spirit upon the termination of the merger agreement for any other reason.

On June 28, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss JetBlue’s revised proposal. Following discussion among the Spirit board of directors and its financial and legal advisors, the Spirit board of directors unanimously determined that JetBlue’s revised proposal did not adequately address the regulatory concerns raised by a proposed combination with JetBlue, did not offer Spirit and its stockholders sufficient compensation in the event the proposed transaction with JetBlue was not consummated, and did not deliver greater value to the Spirit stockholders than the Frontier merger agreement. Later on June 28, 2022, Spirit issued a press release reaffirming its commitment to the proposed merger with Frontier.

On June 29, 2022, members of Spirit’s senior management met with representatives of Barclays, Morgan Stanley, Debevoise, Paul Weiss, Spirit’s proxy solicitor, Okapi Partners LLC, and its other advisors to discuss the status of proxy solicitation to approve the Frontier merger agreement. Later on June 29, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference at which the Spirit board of directors approved the adjournment of the Spirit-Frontier transaction special meeting until July 8, 2022. Later on June 29, 2022, Spirit issued a press release announcing its intention to adjourn the Spirit-Frontier transaction special meeting until July 8, 2022, to continue discussions with Frontier and JetBlue and to continue to solicit proxies from its stockholders with respect to the Spirit-Frontier transaction special meeting.

On June 30, 2022, the Spirit-Frontier transaction special meeting was held and immediately adjourned until July 8, 2022.

Later on June 30, 2022, representatives of Shearman sent representatives of Debevoise a draft of the merger agreement which reflected JetBlue’s June 27 revised proposal.

Later on June 30, 2022, Messrs. Christie and Hayes held a call to discuss certain open items related to JetBlue’s June 27 revised proposal, including the interim operating covenants, the proposed retention bonus program for certain key Spirit employees, and the regulatory efforts covenant of the draft merger agreement. Later that day, at the direction of Spirit, representatives of Barclays, Morgan Stanley and Goldman Sachs held a call to discuss the same topics.

On July 1, 2022, representatives from Spirit and JetBlue, with representatives of Debevoise, Paul Weiss, Campbell-Hill, Spirit’s aviation consulting firm, and Shearman in attendance, held a series of calls to discuss the interim operating covenants, the proposed retention package, and the regulatory efforts covenant, and related strategy, of the draft merger agreement. Later that day, at the direction of Spirit, representatives of Barclays, Morgan Stanley and Goldman Sachs held a call to discuss the reverse termination fee and the status of the remaining open items.

Between July 2, 2022 and July 20, 2022, representatives of Debevoise and Shearman held a series of calls to discuss the transaction and the draft merger agreement and exchanged comments by email to certain provisions of the draft merger agreement, including the prepayments to Spirit stockholders, the interim operating covenant and regulatory efforts covenant. In the course of these calls and comments, on or around July 5, 2022, representatives of Debevoise and Shearman agreed that it would be feasible for JetBlue to make direct payments to Spirit stockholders (or their brokers) of the prepayment amounts referred to in JetBlue’s revised proposal. JetBlue then proposed, through representatives of Shearman, that any definitive merger agreement between JetBlue and Spirit provide for the direct prepayments by JetBlue to Spirit stockholders.

On July 5, 2022, Mr. H. McIntyre Gardner, chairman of the Spirit board of directors, Mr. Peter Boneparth, chairman of the JetBlue board of directors and Messrs. Christie and Hayes met in person in New York City to discuss certain aspects of JetBlue’s revised proposal and the strategic rationale for a transaction, as well as JetBlue’s strategy to obtain regulatory approval of the transaction.

On July 6, 2022, representatives of Spirit, Paul Weiss, JetBlue and Shearman met via videoconference and discussed aspects of the NEA.

Also on July 6, 2022, Mr. Christie and Mr. Bill Franke discussed by telephone the upcoming vote of Spirit stockholders and the competing proposals from Frontier and from JetBlue. Mr. Franke informed Mr. Christie that Frontier did not intend to change the economic terms of the Frontier merger agreement in response to the JetBlue’s revised proposal and acknowledged the low likelihood that the Frontier merger agreement would be approved by Spirit stockholders.

On July 7, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, met via teleconference and approved the further adjournment of the special meeting of Spirit stockholders until July 15, 2022, in order to continue discussions with Frontier and JetBlue and to continue to solicit proxies from Spirit stockholders. Later on July 7, 2022, Spirit announced that it would adjourn the Spirit-Frontier transaction special meeting until July 15, 2022.

Later on July 7, 2022, representatives of Debevoise spoke by telephone with representatives of Latham & Watkins and discussed the possibility of a consensual termination of the Frontier merger agreement if it appeared that the requisite approval of Spirit stockholders would not be obtained, with such termination having the same effect as if the Frontier merger agreement were to be terminated following the failure of the Spirit stockholders to approve the merger agreement. Representatives of Latham & Watkins subsequently discussed that proposal with representatives of Frontier and informed representatives of Debevoise that Frontier was not willing to terminate the Frontier merger agreement on the terms proposed by Debevoise.

On July 8, 2022, the Spirit-Frontier transaction special meeting was further adjourned until July 15, 2022.

Between July 7, 2022 and July 12, 2022, Messrs. Christie and Hayes discussed by telephone on several occasions certain aspects of the transaction.

On July 9, 2022, representatives of Debevoise sent to representatives of Shearman a draft of a covenant to be included in the draft merger agreement that provided for the direct payment by JetBlue to Spirit stockholders of amounts corresponding to the “prepayment dividend” and the “ticking fee dividends” contemplated by JetBlue’s revised proposal, as had been previously discussed by the parties’ respective counsel, as well as a $70 million increase to the reverse termination fee payable to Spirit in the event that the merger agreement could not be consummated due to failure to receive U.S. antitrust approval.

Also on July 9, 2022, representatives of Debevoise sent to representatives of Shearman a revised draft of Spirit’s disclosure schedules to the draft merger agreement, which was subsequently provided to Frontier in accordance with the terms of the Frontier merger agreement.

Between July 10, 2022, and July 20, 2022, representatives of Debevoise and Shearman had a series of calls and exchanged comments by email regarding the covenant providing for JetBlue’s proposal that direct payments be made to the Spirit stockholders, including the circumstances in which Spirit would be obligated to reimburse JetBlue for the amount of such payments, the tax treatment of such payments, and the allocation of any related tax risks. During this time, representatives of Debevoise and Shearman also continued to discuss and exchange comments by email to the interim operating covenants, the proposed retention bonus program for certain key Spirit employees, and the regulatory covenant of the draft merger agreement.

On July 10, 2022, Frontier sent Spirit a letter that was also issued as a press release and that, among other things, requested that Spirit further adjourn the Spirit-Frontier transaction special meeting until July 27, 2022, requested that the Spirit board of directors reaffirm its recommendation for the Frontier merger agreement, and stated that Frontier did not intend to propose any further modifications to the financial terms of the Frontier merger agreement and that Spirit should consider the terms set forth in the amendment to the Frontier merger agreement entered into on June 24, 2022, as representing Frontier’s best and final offer.

On July 12, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, met via teleconference to discuss Frontier’s July 10, 2022, letter. At that meeting, the Spirit board of directors determined to reaffirm its recommendation in favor of the Frontier merger agreement and to further adjourn the special meeting of Spirit stockholders until July 27, 2022.

On the morning of July 13, 2022, Spirit issued a press release announcing the reaffirmation by the Spirit board of directors of its recommendation that the Spirit stockholders approve the Frontier merger agreement and that Spirit intended to further adjourn the special meeting of Spirit stockholders until July 27, 2022.

On July 15, 2022, the Spirit-Frontier transaction special meeting was further adjourned until July 27, 2022.

On July 18, 2022, representatives of Shearman sent to representatives of Debevoise a revised draft of JetBlue’s disclosure schedules to the draft merger agreement, which was subsequently provided to Frontier in accordance with the terms of the Frontier merger agreement.

On July 20, 2022, representatives of Shearman sent to representatives of Debevoise a revised commitment letter received by JetBlue from its debt financing sources.

On July 21, 2022, representatives of Debevoise sent to representatives of Shearman a revised draft of the merger agreement, which was subsequently provided to Frontier in accordance with the terms of the Frontier merger agreement.

Between July 22, 2022, and July 26, 2022, representatives of Debevoise and Shearman continued to discuss the provisions of the draft merger agreement, focusing on the allocation of tax risk relating to the proposed direct payments to Spirit stockholders, the interim operating covenants, the regulatory efforts covenant, and the retention bonus program for certain key Spirit employees.

On July 24, 2022, representatives of Shearman sent to representatives of Debevoise comments on Spirit’s disclosure schedules to the draft merger agreement, which was subsequently provided to Frontier in accordance with the terms of the Frontier merger agreement.

On July 25, 2022, representatives of Debevoise and Latham & Watkins had a call during which they discussed the possibility of a consensual termination of the Frontier merger agreement in the event there were not sufficient votes in favor of the Frontier merger agreement prior to the start of the special meeting scheduled for July 27, 2022. Following that call, representatives of Debevoise sent a draft of a termination agreement to Latham & Watkins.

Later on July 25, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley and Debevoise present, met via videoconference to discuss the status of the proxy solicitation in respect of the upcoming special meeting of Spirit stockholders, the potential termination of the Frontier merger agreement in the event that the vote of Spirit stockholders to approve the Frontier merger agreement was not obtained, and the status of the negotiations with JetBlue regarding its proposal. At that meeting, representatives of Barclays and Morgan Stanley provided their preliminary financial analyses of the terms of the JetBlue proposal. The Spirit board of directors authorized Spirit management to terminate the Frontier merger agreement if the approval of the Spirit stockholders was not obtained.

Later on July 25, 2022, representatives of Debevoise and Shearman held a call to discuss the remaining open issues on the draft merger agreement.

On July 26, 2022, representatives of Shearman sent representatives of Debevoise a revised draft of the merger agreement.

Later on July 26, 2022, representatives of Debevoise held a call with representatives of Latham & Watkins during which representatives of Latham & Watkins informed representatives of Debevoise that Frontier agreed to the form of termination agreement and wished to terminate the Frontier merger agreement on the afternoon of July 27, 2022 and to announce the termination immediately following the close of trading on that day.

During the morning of July 27, 2022, JetBlue sent to Spirit a letter offering to enter into the proposed merger agreement, in the form attached to that letter, which provided that such offer was irrevocable until 5:00 p.m. Eastern Time on Friday, July 29, 2022.

At 11:00 a.m. Eastern Time on July 27, 2022, Spirit commenced the special meeting of Spirit stockholders. After introducing the resolutions to be voted on at the meeting, Spirit announced that the voting would remain open until 4:15 p.m. Eastern Time, and that the meeting would be recessed until 4:00 p.m. Eastern Time.

Later on July 27, 2022, Spirit and Frontier entered into the agreement terminating the Frontier merger agreement.

At 4:00 p.m. Eastern Time on July 27, 2022, Spirit re-opened the special meeting of Spirit stockholders and announced that the Frontier merger agreement had been terminated and that, accordingly, the voting would not proceed.

Later on July 27, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley and Debevoise present, met via videoconference to review and consider whether to approve the proposed transaction with JetBlue. After referencing its financial analyses provided to the Spirit board of directors in advance of the meeting (i) Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit board of directors that, as of such date and based upon and subject to the qualifications, limitations, and assumptions stated in its opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of Spirit common stock, and (ii) Morgan Stanley rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than the holders of the excluded shares) pursuant to the merger agreement is fair from a financial point of view to such holders of shares of Spirit common stock. The Spirit board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and resolved to recommend that Spirit stockholders vote their shares in favor of the adoption of the merger agreement.

During the same meeting on July 27, 2022, the Spirit compensation committee unanimously approved a key employee retention bonus program pursuant to which certain key employees of Spirit, including its executive officers, are eligible to receive a cash-based and, under certain circumstances, equity-based retention award. For participants who are executive officers of Spirit, the retention award amounts generally range from 100% of a participant’s total cash compensation (for Vice Presidents) to 150% of a participant’s total cash compensation (for Senior Vice Presidents and above). The cash-based retention awards are generally payable in two installments: (i) 25% of a retention award will be paid on July 28, 2023 (or, if sooner, at the closing of the merger), and (ii) the remaining 75% of a retention award will be paid within 30 days following the closing of the merger, in each case, subject to a participant’s continued employment through the applicable payment date and, for executive officers, no sooner than April 2, 2023. If an executive officer’s retention award exceeds 100% of the executive officer’s total cash compensation, then such excess amount will instead be payable in the form of restricted stock units of Spirit that will vest in three equal annual installments (measured from the scheduled payment date of the cash-based portion of the retention award), and be assumed by JetBlue as of the closing of the merger on the same terms and conditions. Further, Spirit may provide an additional retention award to any participant, subject, where applicable, to approval of the Spirit compensation committee and JetBlue, the value of which would be based on retention awards granted to similarly situated employees and the proportion of the expected retention period that has transpired. Any such additional retention awards would be payable in accordance with the payment schedule described above, but no earlier than twelve months following the date of grant, subject to continued employment through such payment date, and would be assumed by JetBlue as of the closing of the merger. Participants would be entitled to 50% of their respective retention awards in the event the merger is not consummated, to be paid on the 30th day following the termination of the merger agreement (or on April 2, 2023, if later).

Later on July 27, 2022, representatives of Debevoise and Shearman agreed to certain final revisions to Spirit’s disclosure schedules to the merger agreement, and representatives of Paul Weiss and Shearman held a videoconference to discuss certain regulatory aspects of the merger.

Early on the morning of July 28, 2022, Spirit and JetBlue executed the merger agreement.

Later on July 28, 2022, Spirit and JetBlue issued a joint press release announcing the signing of the merger agreement and made a joint press appearance. JetBlue then filed a final amendment to the previously filed Schedule TO for the Offer, announcing the termination of the Offer.

Unaudited Prospective Financial Information

Spirit Financial Forecasts

Other than limited short-term guidance concerning certain aspects of its expected financial performance which is publicly issued each quarter, Spirit does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results given, among other reasons, the uncertainty of realizing the underlying assumptions and estimates. However, Spirit prepared certain unaudited prospective financial information (which we refer to as the “Spirit Financial Forecasts”), that was provided to the Spirit board of directors in connection with their evaluation of the merger and to Barclays and Morgan Stanley, financial advisors to Spirit, for purposes of their respective financial analyses and opinions described in the sections of this proxy statement captioned “The Merger—Opinion of Barclays Capital Inc.” and “The Merger—Opinion of Morgan Stanley & Co. LLC.” The Spirit Financial Forecasts were also provided to JetBlue and to Goldman, financial advisor to JetBlue. Select material line items for certain periods from the Spirit Financial Forecasts, as well as material operating assumptions underlying such forecasts, are set forth below.

The Spirit Financial Forecasts were prepared based on the following key forecast assumptions:

•	Recovery. Unit revenue is assumed to stabilize at fuel-price adjusted pre-Covid-19 levels in mid-2023 with full capacity deployment delayed.

•	Revenue. Revenue is a reflection of current underlying demand assumptions, fuel price forecasts, and pace of Spirit’s return to full capacity deployment.

•	Fuel Expense. Fuel pricing is based on the forward curve available as of mid-July 2022. No hedging activity is assumed.

•	Non-fuel Operating Expenses. Capacity growth is the primary driver, with additional increases driven by inflationary assumptions, as well as additional labor costs estimated as of mid-July 2022.

•	Fleet Plan. Fleet plan is based on Spirit’s committed aircraft order book, with additional aircraft assumed in 2025-2026 to achieve stated mid-teens growth target.

The inclusion of this information should not be regarded as an indication that any of JetBlue, Spirit, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects.

The following table sets forth the estimated amounts of the Revenue, Adjusted EBITDAR and Adjusted Net (Loss) Income (Non-GAAP) of Spirit (amounts may reflect rounding):

	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$5,229	$6,981	$7,880	$8,886	$10,115
Adjusted EBITDAR[1]	$301	$1,152	$1,730	$2,035	$2,393
Adjusted Net (Loss) Income (Non-GAAP)	$(320)	$225	$553	$684	$826

The following table sets forth the estimated amounts of the Unlevered Free Cash Flow of Spirit, calculated using the above prospective financial information as approved by Spirit management for use by Barclays and Morgan Stanley for purposes of their respective financial analyses and opinions described in the section of this proxy

[1]	“Adjusted EBITDAR” is a non-GAAP measure defined as operating income plus depreciation and amortization, aircraft rent and supplemental rent expense.

statement captioned “The Merger—Opinion of Barclays Capital Inc.” and “The Merger—Opinion of Morgan Stanley & Co. LLC” (amounts may reflect rounding):

	Nine Months Ending December 31,	Fiscal Year Ending December 31,
(Dollar amounts in millions)	2022E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flows[2]	$(175)	$369	$924	$989	$1,068

Important Information About the Spirit Financial Forecasts

The Spirit Financial Forecasts provide summary unaudited prospective financial information for Spirit. The Spirit Financial Forecasts were not prepared with a view toward public disclosure and the inclusion of such Spirit Financial Forecasts should not be regarded as an indication Spirit, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numeric specificity, the Spirit Financial Forecasts were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with GAAP published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. However, in the view of Spirit management, the Spirit Financial Forecasts were prepared on a reasonable basis, and reflected the best estimates and judgments available at the time the Spirit Financial Forecasts were prepared, and present, to the best of Spirit management’s knowledge and belief, the expected course of action and the expected future financial performance of Spirit. Neither Spirit’s independent registered public accounting firm nor any other independent accountants, compiled, examined or performed any procedures with respect to the Spirit Financial Forecasts summarized above, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the Spirit Financial Forecasts. The reports of the independent registered public accounting firm incorporated by reference in this proxy statement relate to historical financial statements. They do not extend to any financial projections and should not be seen to do so.

Although presented with numerical specificity, the Spirit Financial Forecasts were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Spirit, and which may prove not to have been, or to no longer be, accurate. While in the view of Spirit management the Spirit Financial Forecasts were prepared on a reasonable basis, the Spirit Financial Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Spirit Financial Forecasts include risks and uncertainties relating to Spirit’s businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Spirit’s reports filed with the SEC, and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement.

The Spirit Financial Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the Spirit Financial Forecasts were prepared. In addition, the Spirit Financial Forecasts do not take into account any circumstances, transactions or events occurring after the date the Spirit Financial Forecasts were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Spirit Financial Forecasts. We do not assure you that the financial results in the Spirit Financial Forecasts set forth above will be realized or that future financial results of Spirit will not materially vary from those in the Spirit Financial Forecasts.

[2]

“Unlevered Free Cash Flows” is a non-GAAP measure defined as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds, and proceeds from sale of property and equipment), plus certain other non-cash expenses.

None of Spirit, or its affiliates, officers, directors, or other representatives gives any stockholder of Spirit, or any other person, any assurance that actual results will not differ materially from the Spirit Financial Forecasts, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Spirit Financial Forecasts to reflect circumstances after the date the Spirit Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Spirit Financial Forecasts are shown to be in error.

No one has made or makes any representation to any stockholder of Spirit, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the Spirit Financial Forecasts set forth above. You are cautioned not to rely on the Spirit Financial Forecasts. The inclusion of this information should not be regarded as an indication that the Spirit board of directors, any of its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.

The Spirit Financial Forecasts included above cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Spirit Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Spirit’s respective public filings with the SEC.

Due to the forward-looking nature of the Spirit Financial Forecasts, specific quantifications of the amounts that would be required to reconcile any non-GAAP measures presented to GAAP measures are not available. Spirit believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Spirit from providing accurate forecasted non-GAAP to GAAP reconciliations.

Reasons for the Merger; Recommendation of the Spirit Board of Directors

In reaching its decision to approve the merger agreement and recommend its adoption by Spirit stockholders, the Spirit board of directors consulted with management as well as Spirit’s financial, legal and other advisers, and also considered a variety of factors that the Spirit board of directors viewed as supporting its decision, including, without limitation, the following:

•

that the Spirit board of directors believed that entering into the merger agreement with JetBlue was the best available strategic alternative for Spirit given the termination of the previously proposed merger agreement between Spirit and Frontier following the failure of the Spirit stockholders to approve that agreement;

•

that the proposed merger consideration represents a premium of 50.5% based on the 30-day volume weighted average prices of Spirit common stock ending as of the close of trading on February 4, 2022, the last trading date unaffected by rumors related to a possible transaction between Spirit and an acquirer; represents a premium of 37.9% to the closing price of Spirit’s common stock on July 27, 2022, the last trading day prior to the announcement of the Merger Agreement; and represents a premium of 48.5% to the closing price of Spirit common stock on September 9, 2022, the last practicable trading date before the filing of this proxy statement, in each case, based on an assumed merger consideration of $33.50 per share;

•

the expectation that the merger will create a more competitive and financially successful airline than Spirit would be able to create on a stand-alone basis, including because the combined company would constitute the fifth largest airline in the U.S.;

•

that the proposed merger consideration consists solely of cash, and the merger agreement contemplates the prepayment of merger consideration in certain circumstances, which provides immediate liquidity and primarily certainty of value to Spirit stockholders compared to a transaction in which Spirit stockholders would receive shares of an acquirer’s stock, thus eliminating for Spirit stockholders the uncertainty and risk of the continued execution of the Spirit business on a stand-alone basis or the combined company following the completion of the proposed merger;

•	the Spirit forecasts;

•

the oral opinions of each of Barclays and Morgan Stanley rendered to the Spirit board of directors on July 27, 2022, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each of Barclays and Morgan Stanley as set forth in their respective written opinions, the merger consideration to be received by the holders of shares of Spirit common stock (other than the holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock, each as further described in detail below under the sections entitled “The Merger—Opinion of Barclays Capital Inc.” beginning on page 50 and “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 56;

•	the terms and conditions of the merger agreement, including:

○	Spirit’s ability to engage in negotiations with third parties regarding potential alternative acquisition proposals under certain circumstances;

○

the Spirit board of directors’ right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to the terms and conditions of the merger agreement, including payment of a termination fee to JetBlue of $94.2 million (approximately 2.5% of the aggregate consideration payable to Spirit stockholders in the merger), which is within the customary range of termination fees payable in similar transactions and which, in the view of the Spirit board of directors, taking into consideration the advice of its advisors, would not preclude a third party with both the financial capability and strategic interest in Spirit from submitting a potential superior proposal;

○

the obligation of JetBlue to make a prepayment directly to Spirit stockholders of $2.50 per share following their approval of the merger agreement, and to make additional prepayments of $0.10 per share per month commencing in January 2023 until the earlier of closing and termination of the merger agreement, which prepayments in excess of an aggregate of $3.65 will represent additional consideration to Spirit stockholders;

○

that such prepayments to Spirit stockholders are not contingent on the closing of the merger and that Spirit will have no obligation to reimburse JetBlue for such prepayments if the merger is not consummated except in circumstances where the merger agreement is terminated because of an uncured breach by Spirit of the merger agreement;

○

the amount of $70 million payable by JetBlue to Spirit, in addition to the amounts paid or payable directly to Spirit stockholders of not less $400 million, if the merger is not consummated due to the failure to obtain U.S. antitrust approval or clearance;

○	the covenants contained in the merger agreement in respect of the efforts required by the parties to complete the merger;

○	the Spirit board of directors’ view that the merger agreement was the product of arm’s-length negotiations and contained customary terms and conditions;

○	the fact that the merger would be subject to the approval of Spirit stockholders, and Spirit stockholders would be free to reject the merger;

•

the fact that if Spirit stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the merger, which would allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery as further described in detail below under the section entitled “The Merger—Appraisal Rights in the Merger” beginning on page 77; and

•

the course of negotiations between Spirit and JetBlue, which resulted in an increase of at least $0.50 from the price per share of Spirit common stock initially offered by JetBlue, an increase of at least

$270 million from the initial reverse termination fee offered by JetBlue, and additional flexibility for Spirit to operate its business during the period between the execution of the merger agreement and the earlier of closing or termination thereof, and the Spirit board of directors’ belief, based on these negotiations, that this was the highest price per share and the highest reverse termination fee that JetBlue was willing to pay, and that the terms of the merger agreement were the most favorable terms to Spirit to which JetBlue was then willing to agree.

The Spirit board of directors also considered the potential adverse impact of other factors weighing against its decision to approve the merger agreement and recommend its adoption by Spirit stockholders, including, without limitation, the following:

•	the risk that the merger will not be completed as a result of the inability to obtain required antitrust approval or clearance;

•	Spirit will no longer exist as an independent company, and accordingly, Spirit stockholders will no longer participate in any future growth it may have or any potential future increase in its value;

•	the risk that if the merger is not consummated, the trading price of Spirit common stock and the market’s perceptions of Spirit’s prospects could be adversely affected;

•	potential unknown liabilities, liabilities that are significantly larger than Spirit and JetBlue currently anticipate, and unforeseen increased expenses or delays associated with the merger;

•	the restrictions on the conduct of Spirit’s business during the period between the signing of the merger agreement and the completion of the merger;

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Spirit from proposing such a transaction;

•	that litigation may occur in connection with the merger and that such litigation could prevent the merger or increase costs related to the merger;

•	the possibility that Spirit stockholders might not approve adopt the merger and that, as a result, Spirit would be obligated to reimburse JetBlue for its expenses, up to $25 million;

•	the time it may take for the merger to receive the required regulatory approvals, particularly while JetBlue is in active litigation with the DOJ over the NEA;

•

Spirit’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect Spirit’s business;

•

the effect of a public announcement of Spirit entering into the merger agreement on Spirit’s operations and employees, Spirit’s ability to retain key management, Spirit’s ability to effectively recruit replacement personnel if key personnel were to depart while the merger is pending and the potential adverse effects on the financial results of Spirit as a result of any related disruption in Spirit’s business;

•

that the reverse termination fee is the sole remedy payable by JetBlue in the event that the merger agreement is terminated for failure to obtain U.S. antitrust clearance, which may adversely affect Spirit’s ability to enforce, or JetBlue’s incentive to comply with, the regulatory undertakings;

•

that there can be no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied, or that the merger will receive the required regulatory approvals, and as a result, the possibility that the merger may not be completed even if the merger is approved by Spirit stockholders;

•	that if the merger is not completed, Spirit will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to Spirit’s operations, diversion of management and employee attention, employee attrition, and a potentially negative effect on Spirit’s business and customer relationships;

•

the interests that certain executive officers and directors of Spirit may have with respect to the merger, as described in the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 64, which the Spirit board of directors was aware of in connection with its evaluation of the proposed merger; and

•	that the receipt of the proposed merger consideration in exchange for Spirit common stock will be a taxable transaction for U.S. federal income tax purposes.

In addition, the Spirit board of directors also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the Spirit board of directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

In reaching its conclusion, the Spirit board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Spirit board of directors may have given different weight to different factors. It should be noted that the explanation of the reasoning of the Spirit board of directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Barclays Capital Inc.

Spirit engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Spirit, including a possible sale of Spirit, pursuant to an engagement letter dated November 21, 2019. On July 27, 2022, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the stockholders of Spirit in the merger is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 27, 2022, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Spirit board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by the stockholders of Spirit in the proposed transaction and does not constitute a recommendation to any stockholder of Spirit as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Spirit and JetBlue and were unanimously approved by the Spirit board of directors. Barclays did not recommend any specific form of consideration to Spirit or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Spirit’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which Spirit may engage, including the transaction set forth in the Frontier merger agreement (which we refer to as the “prior transaction”), which transaction Spirit advised Barclays had been terminated. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Spirit in the proposed transaction or otherwise. No limitations were imposed by the Spirit board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of July 26, 2022, and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning Spirit and JetBlue that Barclays believed to be relevant to Barclays’ analysis, including Spirit’s and JetBlue’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2021, and Spirit’s and JetBlue’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Spirit furnished to Barclays by Spirit, including the Spirit Financial Forecasts;

•

reviewed and analyzed a trading history of Spirit common stock from July 26, 2017 to July 26, 2022, and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Spirit;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Spirit with those of other companies that Barclays deemed relevant;

•	had discussions with Spirit management concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of Spirit management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Spirit Financial Forecasts, upon the advice of Spirit, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Spirit management as to the future financial performance of Spirit and that Spirit would perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Spirit and did not make or obtain any evaluations or appraisals of the assets or liabilities of Spirit. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 27, 2022. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after July 27, 2022.

Barclays assumed that the executed merger agreement will conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Spirit, that all material governmental, regulatory and third-party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Spirit had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Spirit common stock but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the stockholders of Spirit in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Spirit board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit, Barclays or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Spirit or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Spirit, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Spirit by reference to those companies, which could then be used to calculate implied ranges, Barclays reviewed and compared specific financial and operating data relating to Spirit with selected companies that Barclays, based on its experience in the airline industry, deemed comparable to Spirit. The selected comparable companies with respect to Spirit were:

•	Southwest Airlines Co.

•	Allegiant Travel Company

•	Sun Country Airlines Holdings, Inc.

•	JetBlue Airways Corporation

•	Frontier Group Holdings, Inc.

Barclays calculated and compared various financial multiples and ratios of Spirit and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s adjusted enterprise value to certain projected financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization and rent, or EBITDAR). The adjusted enterprise value of each company was obtained by adding its short and long-term debt and operating leases to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of July 26, 2022, for the selected comparable companies, the last trading date prior to the delivery of Barclays’ opinion, and as of February 4, 2022, for Spirit, the last trading date prior to news reports of the prior transaction (which we refer to as the “unaffected date”). The results of this selected comparable company analysis are summarized below:

	Adj. EV /2023E EBITDAR	P /2023E EPS
Allegiant Travel Company	4.3x	9.1x
Frontier Group Holdings, Inc.	3.9x	7.9x
JetBlue Airways Corporation	3.3x	7.9x
Southwest Airlines Co.	4.1x	10.8x
Sun Country Airlines Holdings, Inc.	5.0x	9.6x
Spirit (as of the unaffected date)	4.8x	8.1x
Low	3.3x	7.9x
High	5.0x	10.8x
Median	4.2x	8.6x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Spirit. However, because of the inherent differences between the business, operations and prospects of Spirit and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Spirit and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Spirit and the companies included in the selected company analysis. Due to the impact of the COVID-19 pandemic on the air transportation services industry, Barclays focused its analysis of the selected financial metrics to 2023E.

Based upon the analysis described above and its professional judgment, Barclays selected a range of 2023 estimated P/E multiples of 8.0x to 10.0x for Spirit and applied such range to Spirit’s adjusted EPS, as set out in the Spirit Financial Forecasts, to calculate a range of implied prices per share of Spirit common stock of $16 to $20. Based upon its professional judgment, Barclays also selected a range of 2023 estimated EBITDAR multiples of 4.0x to 5.0x for Spirit and applied such range to Spirit’s EBITDAR, as set out in the Spirit Financial Forecasts, to calculate a range of implied prices per share of Spirit common stock of $7 to $17. Barclays noted that, on the basis of the selected comparable company analysis, the consideration to be received by the stockholders of Spirit in the merger was above the 2023 estimated P/E range and above the 2023 estimated EBITDAR range.

Discounted Cash Flow Analysis

In order to estimate the present value of Spirit common stock, Barclays performed a discounted cash flow analysis of Spirit. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Spirit using the discounted cash flow method, Barclays (i) added Spirit’s projected after-tax unlevered free cash flows for the second quarter of fiscal year 2022 through the end of fiscal year 2026 based on the Spirit Financial Forecasts to the “terminal value” of Spirit as of December 31, 2026, and then (ii) discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the projected total EBITDAR, adjusted for one-time or non-recurring items, and subtracting rent expenses, unlevered cash taxes and capital expenditures and adjusting for the impact of depreciation and amortization, changes in working capital (including changes in deferred heavy maintenance) and certain other non-cash expenses. The residual value of Spirit at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on estimated last twelve months EBITDAR (which we refer to as “LTM EBITDAR”) for the period from April 1, 2022, to December 31, 2026, of 5.5x to 7.5x, which was derived by analyzing historical average LTM EBITDAR multiples from selected comparable companies and applying such range to Spirit’s 2026 estimated LTM EBITDAR, as set out in the Spirit Financial Forecasts. The range of after-tax discount rates of 10.5% to 12.5% was selected based on an analysis of the weighted average cost of capital of Spirit and the comparable companies. Barclays then calculated a range of implied prices per share of Spirit by (A) (i) subtracting estimated total debt of $3.2 billion and (ii) adding cash of $1.4 billion, each as of March 31, 2022, from the estimated enterprise value using the discounted cash flow method and (B) dividing such amount by the fully diluted number of shares of Spirit common stock. These calculations resulted in a range of implied price per share of $26 to $55 (which we refer to as the “Spirit DCF range”). Barclays noted that the consideration to be received by the stockholders of Spirit in the merger was within the Spirit DCF range.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the information described below under “—Historical Share Price Analysis” and “—Research Analyst Price Targets.”

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Spirit common stock, Barclays considered historical data with regard to the trading prices of Spirit common stock for the period from July 26, 2021 to July 26, 2022, and compared such data with the relative stock price performances during the same periods of the S&P 500, the U.S. Global Jets ETF and the selected companies described above under “—Summary of Material Financial Analyses—Selected Comparable Company Analysis.” Barclays noted that the closing price of Spirit common stock ranged from $16 to $29 during the 52-week period ended July 26, 2022.

Research Analyst Price Targets

Barclays reviewed, for informational purposes, as of July 26, 2022, the publicly available standalone price targets of Spirit common stock published by equity research analysts associated with various Wall Street bulge-bracket and middle market brokers. The research analysts’ price target per share of Spirit common stock ranged from $24 to $36 per share. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading price for Spirit common stock and these estimates are subject to uncertainties, including future financial performance of Spirit and future market conditions. Research analyst price targets for Spirit were used for informational purposes only and were not included in Barclays’ financial analyses.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Spirit board of directors selected Barclays because of its familiarity with Spirit and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Spirit in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Spirit paid Barclays a fee of $3 million upon the delivery of Barclays’ opinion and a fee of $3 million upon the delivery of Barclays’ opinion in connection with the prior transaction (together, referred to as the “opinion fees”). The opinion fees were not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction or the prior transaction. Additional compensation of $14 million will be payable on completion of the proposed transaction against which the opinion fees will be credited. In addition, Spirit has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Spirit and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for Spirit and JetBlue in the past, and may perform such services in the future, and has received, and would expect to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (a) for Spirit (i) having acted as a financial advisor to Spirit in connection with the Coronavirus Aid, Relief, and Economic Security Act of 2020; (ii) having acted as a structuring agent and joint bookrunner on Spirit’s $850 million senior secured notes in September 2020; (iii) having acted as an underwriter on Spirit’s 2026 convertible notes in April 2021; (iv) having acted as an advisor on Spirit’s registered direct offering and repurchase in April 2021; (v) having served as a lender under Spirit’s existing revolving credit facility; and (vi) having provided advisory services to Spirit on its assessment of certain strategic alternatives, including the prior transaction and (b) for JetBlue (i) having served as an active bookrunner on JetBlue’s approximately $800 million Enhanced Equipment Trust Certificate offering in August 2020; (ii) having served as a joint-bookrunning manager on JetBlue’s offering of 41,975,000 shares in December 2020; (iii) having served as an active bookrunner on JetBlue’s 0.50% Convertible Senior Notes due 2026 in March 2021; and (iv) having served as a lender under JetBlue’s existing revolving credit facility. During the period beginning January 1, 2020, through the date of rendering its opinion, the aggregate amount of fees that Barclays received from Spirit and JetBlue for the investment banking and financial services was approximately $17.6 million and $15.3 million, respectively.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of Barclays’ business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Spirit and JetBlue for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Morgan Stanley & Co. LLC

Spirit retained Morgan Stanley to act as financial advisor to the Spirit board of directors in connection with the proposed merger, pursuant to an engagement letter dated December 17, 2019. The Spirit board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on July 27, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Spirit common stock.

The full text of the written opinion of Morgan Stanley, dated as of July 27, 2022, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex C. You are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of shares of Spirit common stock (other than certain excluded shares). Morgan Stanley’s opinion did not address any other aspects or implications of the merger, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of Spirit common stock would trade at any time, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Spirit, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock pursuant to the merger. Morgan Stanley did not express any opinion or recommendation as to how the Spirit stockholders should vote at the stockholders’ meeting to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Spirit;

•	reviewed certain internal financial statements and other financial and operating data concerning Spirit;

•	reviewed certain financial projections prepared by Spirit management;

•	discussed the past and current operations and financial condition and the prospects of Spirit with senior executives of Spirit;

•	reviewed the reported prices and trading activity for Spirit common stock;

•

compared the financial performance of Spirit and the prices and trading activity of Spirit common stock with that of certain other publicly traded companies comparable with Spirit, and their securities;

•	participated in certain discussions and negotiations among representatives of Spirit and JetBlue and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Spirit, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Spirit management of the future financial performance of Spirit. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Spirit. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Spirit and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Spirit’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) in the transaction. Morgan Stanley expressed no opinion with respect to the treatment of the Spirit convertible notes or the Spirit warrants pursuant to the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Spirit, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 27, 2022. Events occurring after July 27, 2022 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated July 27, 2022. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

For purposes of Morgan Stanley’s opinion and the analyses described below, and with the consent of Spirit management, Morgan Stanley has assumed that the merger consideration is $33.50 per share in cash.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 26, 2022, the last trading day prior to the date of the meeting of the Spirit board of directors at which Morgan Stanley rendered its oral opinion, and is not necessarily indicative of current market conditions. Capitalization information for Spirit, including fully-diluted number of shares and balance sheet information, was provided on July 25, 2022 by Spirit management to Morgan Stanley, and was approved by Spirit management for Morgan Stanley’s use in its financial analyses.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley used and relied upon the Spirit Financial Forecasts, as more fully described in the section entitled “—Unaudited Prospective Financial Information”, which were approved by Spirit management for Morgan Stanley’s use in connection with its financial analyses.

Public Trading Benchmark Analysis

Morgan Stanley performed a public trading benchmark analysis, which is designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Spirit with comparable publicly available consensus equity analyst research estimates for selected companies that, in Morgan Stanley’s professional judgment, share certain similar business characteristics with and have certain comparable operating characteristics, including, among other things, product characteristics, similarly sized revenue and/or revenue growth rates, market capitalization, profitability, scale and/or other similar operating characteristics, to those of Spirit (which companies are referred to as the comparable companies) (which we refer to as the “Spirit Consensus Forecasted Financial Information of Spirit”). JetBlue was included in the group of comparable companies.

For purposes of this analysis, Morgan Stanley analyzed the ratio of adjusted enterprise value (which we refer to as “Adj. EV”), which Morgan Stanley defined as fully diluted market capitalization plus total debt, including capitalized operating lease liabilities, plus preferred stock, plus non-controlling interest, less cash and cash equivalents (including marketable securities and short term investments), to EBITDAR, which Morgan Stanley defined as operating income plus depreciation, amortization and rent expense plus addbacks for certain one-time costs, in each case estimated for the calendar year 2023, which ratio Morgan Stanley referred to as 2023E Adj. EV / EBITDAR. Morgan Stanley also analyzed the ratio of price per share as of July 26, 2022 to earnings per share estimated for the calendar year 2023, which ratio Morgan Stanley referred to as 2023E P / E. The Spirit (Unaffected) market data was as of February 4, 2022 (the unaffected date for Spirit’s share price, reflecting the last trading day prior to the announcement of the Frontier merger agreement). The Spirit (JETS Adjusted) market data was as of February 4, 2022 (the unaffected date for Spirit’s share price, reflecting the last trading day prior to the announcement of the Frontier merger agreement), but the Spirit share price was adjusted for the percentage change in the US Global Jets ETF between February 4, 2022 and July 26, 2022.

The below tables summarize the companies, the metrics and the multiples employed in this analysis:

	2023E Adj. EV / EBITDAR	2023E P / E
Allegiant Travel Company	4.3x	9.1x
Frontier Group Holdings Inc.	3.9x	7.9x
JetBlue Airways Corporation	3.3x	7.9x
Southwest Airlines Co.	4.1x	10.8x
Spirit	6.0x	16.6x
Spirit (Unaffected)	4.8x	8.1x
Spirit (JETS Adjusted)	5.4x	12.5x
Sun Country Airlines Holdings, Inc.	5.0x	9.6x

Based on its analysis and its professional judgment, Morgan Stanley selected a reference range of (i) 2023E Adj. EV / EBITDAR of 4.0x to 5.0x for Spirit and (ii) 2023E P / E of 8.0x to 10.0x for Spirit. Morgan Stanley applied the selected reference range to the corresponding financial estimates set forth in the Spirit Financial Forecasts and the Spirit Consensus Forecasted Financial Information of Spirit. Morgan Stanley’s analysis resulted in the following implied fully diluted share prices for Spirit common stock (rounded to the nearest $0.25):

2023E Adj. EV / EBITDAR	Reference Range	Implied Value Per Share Range
Spirit Financial Forecasts	4.0x–5.0x	$7.00–$17.50
Spirit Consensus Forecasted Financial Information of Spirit	4.0x–5.0x	$4.00–$13.75

2023E P / E
Spirit Financial Forecasts	8.0x–10.0x	$16.25–$20.25
Spirit Consensus Forecasted Financial Information of Spirit	8.0x–10.0x	$11.25–$14.00

Morgan Stanley noted that the merger consideration was $33.50 per share, based upon its assumptions made with the consent of Spirit management.

No company utilized in the public trading benchmark analysis is identical to Spirit or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing analysis necessarily involves complex considerations and judgments concerning differences between Spirit and the companies being compared and other factors that would affect the value of the companies to which Spirit is being compared. In selecting comparable companies, Morgan Stanley made numerous judgments and assumptions with respect to size, business mix, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit. These include, among other things, the impact of competition on Spirit’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Spirit, the industry, or in the financial markets in general, which could affect the public trading value of Spirit or the companies to which it is being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on Spirit, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. In connection with this analysis, Morgan Stanley calculated a range of per share equity values for Spirit.

Morgan Stanley calculated the estimated present value of the stand-alone unlevered free cash flows that Spirit was forecasted to generate for the nine months ending December 31, 2022 and calendar years 2023 through 2026 on a standalone basis. Financial data used in this analysis were based on the Spirit Financial Forecasts.

Morgan Stanley performed this analysis on the estimated future cash flows contained in the Spirit Financial Forecasts as set forth in the section entitled “—Unaudited Prospective Financial Information.” For purposes of this analysis, unlevered free cash flows were calculated as Adjusted EBITDAR less rent expense, less unlevered cash tax expense (taking into account net operating losses and other differences between accounting tax expense and cash taxes paid), less change in net working capital, less change in deferred heavy maintenance, less capital expenditures (including pre-delivery deposits for flight equipment, net of refunds, and proceeds from sale of property and equipment), plus certain other non-cash expenses. These estimated unlevered free cash flows were reviewed and approved by Spirit management for Morgan Stanley’s use.

Morgan Stanley calculated terminal values for Spirit by applying a range of multiples of Adj. EV / EBITDAR of 5.5x to 7.0x, based on Morgan Stanley’s professional judgment, to the Adjusted EBITDAR of Spirit for the calendar year 2026. Morgan Stanley then adjusted the terminal value for the capitalized operating leases at December 31, 2026 (based on the Spirit Financial Forecasts) and discounted the unlevered free cash flows and terminal value to present value as of March 31, 2022 using mid-year convention (except for terminal value which was discounted using end-of-period methodology) and a range of discount rates from 10.6% to 12.2%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Spirit’s weighted average cost of capital (which we refer to as “WACC”). The WACC was determined utilizing the capital asset pricing model to calculate Spirit’s cost of equity and estimated blended interest rate for Spirit’s secured and unsecured debt as the basis for Spirit’s cost of debt. To calculate the implied per share equity value, Morgan Stanley then divided the implied equity value by the number of fully diluted shares of Spirit common stock outstanding as of July 25, 2022, as provided by Spirit management on July 25, 2022 using the treasury stock method.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Spirit common stock on a fully-diluted basis (rounded to the nearest $0.25):

Discounted Cash Flow Analysis	Implied Equity Value Per Share Range
Spirit Financial Forecasts	$26.00–$48.25

Morgan Stanley noted that the merger consideration was $33.50 per share, based upon its assumptions made with the consent of Spirit management.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for Spirit.

To calculate the discounted equity value for Spirit, Morgan Stanley utilized estimated calendar year 2025 EBITDAR and estimated calendar year 2025 earnings per share based on the Spirit Financial Forecasts. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for Spirit, Morgan Stanley applied a range of multiples of Adj. EV / EBITDAR for the 12-month period following January 1, 2025 of 5.0x to 6.5x, and a range of multiples of P / E for the 12-month period following January 1, 2025 of 9.0x to 11.0x, respectively, to these estimates, which ranges were selected based upon Morgan Stanley’s professional judgment and experience taking into account Spirit’s historical long-term trading multiples, and discounted the resulting values to March 31, 2022 at a discount rate of 12.9% based on Morgan Stanley’s estimate of Spirit’s then-current cost of equity.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of Spirit common stock on a fully-diluted basis (rounded to the nearest $0.25):

2025 Adj. EV / NTM EBITDAR	Implied Equity Value Per Share Range
Spirit Financial Forecasts	$24.00–$42.75

2025 NTM P / E	Implied Equity Value Per Share Range
Spirit Financial Forecasts	$38.75–$46.75

Morgan Stanley noted that the merger consideration was $33.50 per share, based upon its assumptions made with the consent of Spirit management.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Spirit board of directors, including the following information described below under “—Historical Trading Range” and “—Discounted Analyst Price Targets.”

Historical Trading Range

Morgan Stanley reviewed the historical range of closing stock prices of Spirit common stock for the 52-week period ended on February 4, 2022 and the historical range of closing stock prices of Spirit common stock for the 52-week period ended on July 26, 2022. The ranges were as follows:

Historical Period	Historical Per Share Range for Spirit
52-Week Trading Range ended on February 4, 2022	$20.04–$39.74
52-Week Trading Range ended on July 26, 2022	$16.35–$28.51

Morgan Stanley noted that the merger consideration was $33.50 per share, based upon its assumptions made with the consent of Spirit management.

The historical trading range analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Discounted Analyst Price Targets

Morgan Stanley reviewed future public market trading price targets for Spirit common stock, prepared and published by selected equity research analysts prior to July 26, 2022, based on publicly available consensus equity analyst research estimates. These forward targets reflected each analyst’s estimate of the 12-month future public market trading price of Spirit common stock. Morgan Stanley discounted to March 31, 2022, these 12-month future market trading price estimates by the estimated cost of equity for Spirit of 12.9%, which discount rates were selected based upon Morgan Stanley’s professional judgment and experience.

The indicative discounted value range of the research analysts’ price targets was $21.25 to $32.00 per share for Spirit common stock.

Morgan Stanley noted that the merger consideration was $33.50 per share, based upon its assumptions made with the consent of Spirit management.

The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for shares of Spirit common stock, and these estimates are subject to uncertainties, including the future financial performance of Spirit as well as future market conditions.

The discounted analyst price targets analysis was presented for reference purposes only, and was not relied upon by Morgan Stanley for valuation purposes.

General

In connection with the review of the merger by the Spirit board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Spirit. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit. These include, among other things, the impact of competition on Spirit’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Spirit, the industry, or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Spirit common stock (other than certain excluded shares) and in connection with the delivery of its written opinion, dated July 27, 2022, to the Spirit board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Spirit common stock might actually trade.

The merger consideration was determined by Spirit and JetBlue through arm’s length negotiations between Spirit and JetBlue and was approved by the Spirit board of directors. Morgan Stanley provided financial advice to the Spirit board of directors during these negotiations but did not, however, recommend any specific merger consideration to Spirit or the Spirit board of directors or opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business or financial strategies or transaction or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Spirit to enter into the merger agreement or proceed with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the price at which Spirit common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director, employee of Spirit, or any class of such persons, and was not intended to and did not express any opinion or recommendation as to how the Spirit stockholders should vote at the stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Spirit board of directors was one of many factors taken into consideration by the Spirit board of directors in deciding to approve the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Spirit board of directors with respect to the merger consideration or of whether the Spirit board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of JetBlue, Spirit, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Spirit board of directors with financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex

C, in connection with the merger, and Spirit has agreed to pay Morgan Stanley a fee of approximately $20.0 million, $1.75 million of which was paid in connection with a separate engagement between Morgan Stanley and Spirit and is creditable against the fees for this transaction, $3 million of which was paid upon the delivery of Morgan Stanley’s fairness opinion to the Spirit board of directors in connection with Spirit’s merger agreement with Frontier, $3 million of which became payable upon the delivery of Morgan Stanley’s fairness opinion to the Spirit board of directors in connection with Spirit’s merger agreement with JetBlue, and the remaining portion of which is contingent upon, and will be paid upon, the consummation of the merger. Spirit also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses incurred from time to time in connection with its engagement. In addition, Spirit agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain losses, claims, damages, liabilities and expenses relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to July 5, 2022, Morgan Stanley and its affiliates have provided (i) financial advisory and financing services to Spirit for which Morgan Stanley and its affiliates received aggregate fees of between $10 million and $25 million and (ii) financing services to JetBlue for which Morgan Stanley and its affiliates received aggregate fees of between $15 million and $25 million. As of the date of its opinion, Morgan Stanley or an affiliate thereof is a lender to Spirit and JetBlue. Morgan Stanley may also seek to provide financial advisory and financing services to Spirit and JetBlue and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Financing

We anticipate that the funds needed to complete the merger will be funded in part with proceeds from the debt financing (as described below). Under the merger agreement, JetBlue has agreed to deposit with a designated paying agent at or prior to the effective time of the merger the amount of cash necessary to pay the amounts due to Spirit stockholders at the closing of the merger. Under the merger agreement, JetBlue has agreed to deposit with Spirit (or, solely with respect to holders of equity awards who are not current or former employees, the paying agent) the amount of cash necessary to pay the amounts due to Spirit’s holders of equity awards at the closing of the merger. Under the merger agreement, JetBlue has also agreed to make a prepayment directly to Spirit stockholders of $2.50 per share following their approval of the merger agreement, and to make additional prepayments of $0.10 per share per month commencing in January 2023 until the earlier of closing and termination of the merger agreement. JetBlue will enter into an agreement with a disbursing agent that will contemplate, among other things, that JetBlue will deposit the funds necessary to make such payments with the disbursing agent prior to the date such payments are due.

Debt Financing

In connection with the merger, JetBlue has entered into a second amended and restated debt commitment letter, dated July 28, 2022 (the “debt commitment letter”), among JetBlue, Goldman Sachs Bank USA, BofA Securities, Inc., Bank of America, N.A., BNP Paribas, Credit Suisse AG, New York Branch, Credit Suisse Loan Funding LLC, Credit Agricole Corporate and Investment Bank, Natixis, New York Branch, Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd. (collectively referred to as the “debt commitment parties”), pursuant to which, and subject to the terms and conditions therein, the debt commitment parties have committed to provide to JetBlue, at the effective time of the merger, with a senior secured bridge facility in an aggregate principal amount of up to $3.5 billion (collectively, the “debt financing”).

Under the terms of the debt commitment letter, the debt commitment parties’ obligation to fund the debt financing is subject to customary conditions, including the consummation of the merger, in all material respects in accordance with the terms of the merger agreement and other customary conditions, including, but not limited to:

•	the execution and delivery of definitive documentation consistent with the debt commitment letter;

•	the delivery of customary closing documents;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the definitive debt documents;

•	the absence, since January 1, 2021, of a Spirit material adverse effect (which, for purposes of the debt commitment letter, is defined as in the merger agreement), with certain exceptions;

•	the delivery of certain audited and unaudited financial statements of JetBlue and Spirit;

•	execution of customary documents required to create and perfect security interests, subject to the terms of and as required by the debt commitment letter;

•	the payment of all applicable fees and expenses of the debt commitment parties;

•	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); and

•	JetBlue having engaged one or more investment banks reasonably satisfactory to the lead arrangers to arrange, publicly sell or privately place debt to replace the bridge facility.

Commitments in respect of the debt commitment letter will terminate on the earliest to occur of (1) public abandonment by JetBlue of the merger or the termination by JetBlue, or with JetBlue’s consent, of the merger agreement prior to the consummation of the merger, (2) the consummation of the merger without the debt financing, and (3) five business days after the outside date (as such date may be extended pursuant to the merger agreement); provided that such later outside date will not be later than July 24, 2024. JetBlue may, at its option, reduce the committed amount of debt financing under the debt commitment letter, so long as (i) the aggregate amount of the debt financing (as so reduced) is sufficient, together with any other sources of funds available to JetBlue and Merger Sub, to consummate the transactions contemplated by the merger agreement and (ii) JetBlue concurrently deposits cash and cash equivalents in an amount equal to such commitment reduction into a segregated account which will be solely available to consummate the transactions contemplated by the merger agreement.

Interests of Spirit’s Directors and Executive Officers in the Merger

In considering the recommendations of the Spirit board of directors with respect to the merger, Spirit stockholders should be aware that Spirit’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Spirit stockholders. The Spirit board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Spirit stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time). See the sections entitled “—Background of the Merger” and “—Reasons for the Merger; Recommendation of the Spirit Board of Directors” of this proxy statement, respectively. These interests are described and quantified in detail in the narrative and tables below.

Spirit’s executive officers for purposes of the discussion below include:

•	Edward M. Christie, President and Chief Executive Officer;

•	Scott M. Haralson, Senior Vice President and Chief Financial Officer;

•	John Bendoraitis, Executive Vice President and Chief Operating Officer;

•	Matthew H. Klein, Executive Vice President and Chief Commercial Officer;

•	Thomas C. Canfield, Senior Vice President and General Counsel;

•	Rocky B. Wiggins, Senior Vice President and Chief Information Officer;

•	Brian J. McMenamy, Vice President and Controller;

•	Melinda C. Grindle, Senior Vice President and Chief Human Resources Officer; and

•	Kevin Blake Vanier, Vice President of Financial Planning & Analysis.

M. Laurie Villa, Spirit’s former Senior Vice President and Chief Human Resources Officer, has been omitted from the discussion below because she has no interest in the merger (except insofar as she is a holder of Spirit common stock) or any rights to compensation that will be accelerated or enhanced in connection with the merger due to her departure from Spirit in June 2021.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the tables in the section titled “—Merger-Related Compensation for Spirit’s Named Executive Officers” below, were used:

•

the relevant price per share of Spirit common stock is $33.50, which is the price per share to be received by Spirit stockholders as merger consideration in respect of their shares of Spirit common stock, assuming, solely for purposes of the disclosure in this section, that no approval prepayment amount or additional prepayment amount will be paid to Spirit stockholders in respect of their shares of Spirit common stock;

•	the effective time is September 12, 2022, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”);

•

the number of unvested Spirit equity-based and cash-based awards held by each executive officer of Spirit is as of September 12, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement;

•	the completion of the merger will constitute a change in control, change of control or term of similar meaning for purposes of all Spirit plans and agreements described below;

•

the employment of each executive officer of Spirit is terminated by Spirit without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Spirit executive severance plan (as defined below)), in each case, at or immediately following the assumed effective time;

•

solely for purposes of the disclosure in this section and in the section titled “—Merger-Related Compensation for Spirit’s Named Executive Officers,” the assumed terminations of the executives of Spirit shall not result in the forfeiture by such executive officers of the partial retention award (as defined below) that each such executive officer is eligible to receive in connection with the termination of the Frontier merger agreement under the Frontier retention program (as defined below), the terms of which require each executive officer of Spirit to remain continuously employed through April 2, 2023, to be eligible to receive such partial retention award; and

•	the service of each non-employee director of Spirit is terminated at or immediately following the assumed effective time.

Treatment of Outstanding Spirit Equity-Based Awards—In General

As of the date of this proxy statement, certain of Spirit’s executive officers and non-employee directors hold Spirit RSU awards, and certain of Spirit’s executive officers also hold Spirit MSU awards and Spirit PSU awards

(including 2022 Spirit PSU awards), in each case, that were granted under the Spirit equity award plan and the applicable award agreement thereunder. In connection with the completion of the merger, all outstanding Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU awards will be assumed by JetBlue (treating any performance-vesting condition as being achieved based on target performance) and converted into the right to receive (x) the merger consideration, plus (y) the approval prepayment amount, solely to the extent (i) the related award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid to the holder to reflect the approval prepayment and (ii) paid or payable after the closing of the merger, in each case, pursuant to the merger agreement, plus (z) any additional prepayment amount, solely to the extent the related award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid to the holder to reflect any additional prepayment, with each such cash payment subject to the same service-based vesting schedule applicable to the related Spirit RSU award as of immediately prior to the effective time of the merger. Each Spirit PSU award (other than 2022 Spirit PSU awards) will entitle each holder to receive the number of shares of Spirit common stock earned thereunder based on target performance as of immediately prior to the effective time, pro-rated based on the portion of the applicable performance period elapsed as of the closing date of the merger, with the resulting shares to be canceled and converted into the right to receive (x) the merger consideration, plus (y) the approval prepayment amount, solely to the extent the related award has not been otherwise equitably or discretionarily adjusted and no amount has been otherwise paid to the holder to reflect the approval prepayment, plus (z) any additional prepayment amount, solely to the extent the related award has not been otherwise equitably or discretionarily adjusted and no amount has been otherwise paid to the holder to reflect any additional prepayment. For more details on the treatment of outstanding Spirit equity-based awards in connection with the merger, see “The Merger Agreement—Treatment of Spirit Equity-Based Awards and Warrants,” beginning on page 86.

Equity-Based Awards held by Non-Employee Directors

Non-employee directors of Spirit held an aggregate of 48,529 Spirit RSU awards as of immediately prior to the assumed effective time. The amounts reported in the table below reflect the number of outstanding Spirit RSU awards held by each non-employee director as of the assumed effective time, and the value in respect of such Spirit RSU awards that will, effective as of immediately prior to the assumed effective time, be assumed by JetBlue and converted into the right to receive JetBlue cash awards, which will be subject to the same service-based vesting schedule applicable to the related Spirit RSU award as of immediately prior to the assumed effective time, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards—In General.” For each non-employee director, the value of the Spirit RSU awards is equal to the product obtained by multiplying the number of such Spirit RSU awards by $33.50 (the relevant price per share of Spirit common stock, as noted above under “—Certain Assumptions”). All unit numbers and dollar values have been rounded to the nearest whole number.

Name	Spirit RSU Award (#)(1)	Total Value ($)(1)
Mark B. Dunkerley	5,046	$169,041
H. McIntyre Gardner	7,033	$235,606
Robert D. Johnson	5,046	$169,041
Barclay G. Jones III	6,764	$226,594
Christine P. Richards	5,046	$169,041
Myrna M. Soto	14,548	$487,358
Dawn M. Zier	5,046	$169,041

(1)

The amounts reported in these columns include the number and value of the Spirit RSU awards deferred by Mr. Jones and Ms. Soto pursuant to Spirit’s deferral program for non-employee directors. Mr. Jones has elected to defer settlement of 100% of his vested Spirit RSU awards granted in fiscal year 2019 (i.e., 1,718 Spirit RSU awards), and Ms. Soto has elected to defer settlement of 100% of her vested Spirit RSU awards granted in respect of fiscal years 2019, 2020 and 2021 (i.e., 9,502 Spirit RSU awards, respectively). These deferred Spirit RSU awards will be settled in accordance with the terms of the applicable settlement election form on the earliest to occur of (i) December 31, 2022, December 30, 2023 or December 28, 2024, as applicable, (ii) a change in control (as defined in the Spirit equity award plan) and (iii) a termination of the non-employee director’s services.

Equity-Based Awards held by Executive Officers of Spirit

Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU awards held by Spirit’s executive officers are subject to “double-trigger” accelerated vesting upon termination of an executive officer’s employment without “cause” or resignation by the executive officer for “good reason” (as such terms are defined in the applicable award agreement) within twelve months following the completion of the merger. Spirit PSU awards (other than Spirit MSU awards and 2022 Spirit PSU awards) held by Spirit’s executive officers are subject to “single trigger” accelerated vesting solely as a result of the closing and proration based on the portion of the applicable performance period elapsed as of the closing date of the merger, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards—In General.” The amounts reported in the table below reflect the number of outstanding Spirit equity-based awards held by each executive officer of Spirit as of the assumed effective time and the value in respect of:

•

the Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU awards held by each executive officer of Spirit that will, effective as of immediately prior to the assumed effective time, be assumed by JetBlue (based, where applicable, on target performance as of the assumed effective time) and converted into the right to receive JetBlue cash awards, which will be subject to the same service-based vesting schedule applicable to the related Spirit RSU award as of immediately prior to the assumed effective time, and

•

the Spirit PSU awards (other than the 2022 Spirit PSU awards) held by each executive officer of Spirit that will, effective as of immediately prior to the assumed effective time, be settled in shares of Spirit common stock (based on target performance as of immediately prior to the assumed effective time and prorated based on the portion of the applicable performance period elapsed as of the assumed effective time) and converted into the right to receive certain cash payments, as described above in “—Treatment of Outstanding Spirit Equity-Based Awards—In General.” All unit numbers and dollar values have been rounded to the nearest whole number.

Name	Spirit RSU Award (#)	Spirit MSU Award (#)	Spirit PSU Award (Other than Spirit MSU Award and 2022 Spirit PSU Award) (#)	2022 Spirit PSU Award (#)	Total Value ($)(1)	Single Trigger Value ($)(2)	Double Trigger Value ($)(3)
Edward M. Christie	69,462	38,901	26,266	26,912	$5,411,624	$879,911	$4,531,713
Scott M. Haralson	25,415	13,128	8,123	8,724	$1,855,565	$272,121	$1,583,445
John Bendoraitis	42,881	16,208	13,858	18,922	$3,077,612	$464,243	$2,613,369
Matthew H. Klein	39,026	16,208	13,858	15,454	$2,832,291	$464,243	$2,368,048
Thomas C. Canfield	21,459	11,993	8,333	8,388	$1,680,796	$279,156	$1,401,640
Rocky B. Wiggins	18,085	10,130	8,277	6,938	$1,454,905	$277,280	$1,177,626
Brian J. McMenamy	7,396	4,132	2,824	2,732	$572,314	$94,604	$477,710
Melinda C. Grindle	24,934	—	—	11,924	$1,234,743	$—	$1,234,743
Kevin Blake Vanier	14,249	4,456	1,594	3,678	$803,230	$53,399	$749,831

(1)

Amounts reported in this column reflect the aggregate value of each executive officer’s outstanding Spirit equity-based awards, which (i) for Spirit RSU awards, Spirit PSU awards and 2022 Spirit PSU awards, is equal to the product obtained by multiplying the number of shares underlying each such Spirit equity-based award by $33.50 (the relevant price per share of Spirit common stock, as noted above under “—Certain

Assumptions”), with (x) any performance-vesting condition in respect of the Spirit PSU awards and 2022 Spirit PSU awards treated as having been achieved based on target performance as of the assumed effective time and (y) the resulting amount in respect of the Spirit PSU awards (other than the 2022 Spirit PSU awards) prorated based on the portion of the applicable performance period elapsed as of the assumed effective time, and (ii) for the Spirit MSU awards, is equal to the product obtained by multiplying the target number of units set forth in each executive officer’s award agreement by 163.13% (which is the applicable performance multiplier designated in each award agreement based on the relevant price of $33.50 per share of Spirit common stock).
(2)

Amounts reported in this column reflect the “single trigger” value solely in respect of outstanding Spirit PSU awards (other than the 2022 Spirit PSU awards, which are subject solely to “double trigger” vesting, as described in footnote (3) below).

(3)	Amounts reported in this column reflect the “double trigger” value in respect of the Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU awards.

Treatment of Outstanding Spirit Cash-Based Awards

Executive officers of Spirit, other than Ms. Grindle and Mr. Vanier, hold (i) time-based cash awards (each, a “Spirit time-based cash award”) and (ii) cash-based awards subject to achievement of performance conditions (each, a “Spirit performance cash award”). The Spirit time-based cash awards and Spirit performance cash awards will be assumed by JetBlue (treating any performance-vesting condition as being achieved based on target performance) and continue to vest in accordance with the vesting schedule in the applicable award agreement. These awards are subject to “double-trigger” accelerated vesting upon termination of an executive officer’s employment by Spirit without “cause” or resignation by the executive officer for “good reason” (as such terms are defined in the Spirit executive severance plan) within twelve months following the completion of the merger, and will vest at (x) the date of such termination of employment, if occurring on or after April 2, 2023 or (y) the end of the “non-compete period” (as defined in the following sentence), if the termination occurs prior to April 2, 2023. The non-compete period will commence on the date of such termination of employment and end on the later to occur of April 2, 2023 and the 90th day following such termination of employment. The amounts reported in the table below reflect the value in respect of the Spirit time-based cash awards and Spirit performance cash awards that would be assumed by JetBlue at the assumed effective time:

Name	Spirit Performance Cash Award ($)(1)	Spirit Time-Based Cash Award ($)	Total Value ($)	Double Trigger Value ($)(2)
Edward M. Christie	$2,406,000	—	$2,406,000	$2,406,000
Scott M. Haralson	$685,400	$600,000	$1,285,400	$1,285,400
John Bendoraitis	$440,000	—	$440,000	$440,000
Matthew H. Klein	$565,000	—	$565,000	$565,000
Thomas C. Canfield	$637,300	—	$637,300	$637,300
Rocky B. Wiggins	$627,600	—	$627,600	$627,600
Brian J. McMenamy	$123,700	$20,000	$143,700	$143,700
Melinda C. Grindle	—	—	—	—
Kevin Blake Vanier	—	—	—	—

(1)

Amounts reported in this column reflect the aggregate target value of the Spirit performance cash awards granted to each executive officer in fiscal years 2021 and 2022. As of the assumed effective time, Messrs. Christie, Bendoraitis, Klein, Canfield, Wiggins and Vanier and Ms. Grindle do not hold Spirit time-based cash awards, and Ms. Grindle and Mr. Vanier do not hold Spirit performance cash awards.

(2)

Amounts reported in this column reflect the “double trigger” value in respect of the Spirit performance cash awards granted to each executive officer, other than Ms. Grindle and Mr. Vanier, and the Spirit time-based cash awards granted to Mr. Haralson and Mr. McMenamy.

Spirit 2017 Executive Severance Plan

Spirit maintains the 2017 Executive Severance Plan (the “Spirit executive severance plan”), which provides for payments and benefits upon a termination of an executive officer’s services with Spirit without “cause” or resignation by the executive officer for “good reason” (as defined in the Spirit executive severance plan) within eighteen months following a “change in control” (as defined in the Spirit executive severance plan) (a “change in control termination”), in each case, conditioned upon the executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenant, as discussed in “—Restrictive Covenants” below.

In the event of a change in control termination, an executive officer will be entitled to receive:

(i)

a cash severance amount equal to (a) if such executive officer holds a title of “Vice President,” (1) 100% of the executive officer’s base salary in effect on the termination date or the effective date of the Spirit executive severance plan (whichever is greater), plus (2) 100% of the executive officer’s target incentive bonus for the year in which the “change in control” occurs, or (b) if such executive officer holds a title of “Senior Vice President” or above, (1) 200% of the executive officer’s base salary in effect on the termination date or the effective date of the Spirit executive severance plan (whichever is greater), plus (2) 200% of the executive officer’s target incentive bonus for the year in which the “change in control” occurs;

(ii)	a pro-rated bonus for actual days of service in the year in which the “change in control” occurs, based on actual performance as of the date of termination;

(iii)

continued coverage under COBRA for a period of six months (if the executive officer holds a title of “Vice President”) or twelve months (if the executive officer holds a title of “Senior Vice President” or above), or, in each case, until the executive officer accepts a new position with another company, whichever is shorter;

(iv)

a family travel pass for a period of six months (if the executive officer holds a title of “Vice President”) or twelve months (if the executive officer holds a title of “Senior Vice President” or above) or, in each case, until the executive officer receives similar flight benefits with a new employer, whichever is shorter;

(v)	continued use of the executive officer’s Spirit-issued cellphone for a period of thirty days following the executive officer’s last day of service; and

(vi)	upon request by the executive officer within thirty days following the termination date, outplacement services through an outplacement provider selected by Spirit, subject to a cap of $10,000.

Pursuant to the terms of the Spirit executive severance plan, payments or benefits provided for or otherwise payable to a Spirit executive officer pursuant to the plan that would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, will be reduced to an amount that can be paid without triggering such excise tax, but only if such reduced amount would be greater than the net after tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive officer with respect thereto) of the unreduced potential “parachute payments.”

For an estimate of the value of the payments and benefits described above that would be payable to Spirit’s named executive officer in connection with a qualifying termination following the merger, see “—Merger-Related Compensation for Spirit’s Named Executive Officers” below.

Existing Spirit Executive Agreements

Spirit has an existing employment letter agreement with Mr. Edward M. Christie and existing offer letters with the following executive officers: Messrs. Scott M. Haralson, John Bendoraitis, Matthew H. Klein, Thomas C. Canfield, Rocky B. Wiggins, Brian J. McMenamy and Kevin Blake Vanier, and Ms. Melinda C. Grindle.

Other than for Mr. Christie, each such employment agreement and offer letter provides for severance solely in accordance with the Spirit executive severance plan, which provides for severance benefits upon a change in control termination, as discussed in “—Spirit 2017 Executive Severance Plan” above.

Restrictive Covenants

Mr. Christie is subject to a non-competition covenant and a non-solicitation of customers and employees covenant that are each applicable during the period of employment and for twelve months following the termination of his services with Spirit pursuant to the terms of his letter agreement with Spirit. Messrs. Haralson, McMenamy and Vanier and Ms. Grindle are each subject to a non-solicitation of employees covenant applicable during the period of employment and for twelve months following the termination of their services with Spirit, and a perpetual non-disparagement covenant, pursuant to the terms of their respective offer letters.

The other executive officers of Spirit are each subject to the restrictive covenants set forth in the Spirit executive severance plan, which include (i) a non-solicitation of employees covenant that is applicable during the period of employment and the longer of (a) the period ending on the first anniversary of the termination of the executive officer’s services or (b) the period over which the executive officer is entitled to receive cash severance payments under the Spirit executive severance plan and (ii) a perpetual non-disparagement covenant. Further, the executive officers are also subject to a clawback and forfeiture provision in their equity award agreements with Spirit in the event that they engage in any activity that is in competition with, or harmful to the interests of, Spirit.

All executive officers are required to perpetually maintain the confidentiality of Spirit’s confidential information. Generally, the severance payments for Spirit’s executive officers are conditioned upon (among other things) continued compliance with these covenants.

Spirit Retention Program

In connection with entering into the merger agreement, Spirit has established a retention program (the “Spirit retention program”) to incentivize and encourage the continued employment of certain key employees through and following the consummation of the merger. Pursuant to the Spirit retention program, Spirit will provide cash-based and, under certain circumstances, equity-based retention awards to certain key employees of Spirit, including each of its executive officers (the “officer participants”), and certain non-officer employees (the “non-officer participants” and, together with the officer participants, the “participants”).

Under the terms of the Spirit retention program, the retention awards for non-officer participants are generally payable in two installments, as follows: (i) 25% of a retention award will be paid to each non-officer participant on July 28, 2023 (or, if sooner, at the closing), subject to the non-officer participant’s continued employment through such date, and (ii) the remaining 75% of a retention award will be paid within 30 days following the closing, subject to the non-officer participant’s continued employment through the closing. Retention awards for officer participants will be payable on the same payment schedule for non-officer participants, but in no event sooner than April 2, 2023, subject to the officer participant’s continued employment through the applicable payment date.

In the event that a participant’s employment is terminated without “cause” or, solely with respect to a participant with a title of Director or above, for “good reason” (in each case, as defined in the Spirit executive severance plan), then the participant’s retention award will vest and be paid in accordance with the payment schedule described above, subject to compliance with the applicable conditions and obligations. If the closing occurs prior to April 2, 2023, and an officer participant’s termination of employment occurs after the closing and prior to April 2, 2023, then the officer participant’s retention award will be paid after the lapse of the officer participant’s non-compete period (as defined above). If a participant (a) voluntarily resigns from Spirit (other than, where applicable, for “good reason”), (b) is terminated by Spirit for “cause,” or (c) is terminated by Spirit due to the participant’s failure to (x) perform satisfactorily pursuant to a documented individual performance improvement plan for the participant, or (y) provide reasonably necessary support to Spirit to effect a timely closing and to participate in pre-closing integration planning, then all unpaid portions of such terminated participant’s retention award will be forfeited.

Spirit may provide an additional retention award to any non-officer participant and, if authorized by the Spirit compensation committee and approved by JetBlue, any officer participant, provided that no non-officer participant may receive more than one additional retention award. The value of any additional retention award will be determined based on retention awards granted to similarly situated employees and the proportion of the expected retention period that has transpired and, with respect to non-officer participants, may not exceed 50% of the value of the non-officer participant’s initial retention award. Any such additional retention awards will be paid in accordance with the payment schedule described above, but no earlier than twelve months following the date of grant, subject to continued employment through such payment date. If a non-officer participant’s employment is terminated without “cause” or, solely with respect to a non-officer participant with a title of Director or above, for “good reason” (in each case, as defined in the Spirit executive severance plan), then any such additional retention award will be paid as soon as administratively practicable following such non-officer participant’s termination of employment. All additional retention awards will be assumed by JetBlue as of the closing.

In the event that an officer participant’s initial retention award or, if authorized by the Spirit compensation committee and approved by JetBlue, additional retention award, exceeds 100% of the sum of the officer participant’s (x) base salary and (y) target short-term incentive bonus, in each case, as of February 1, 2022, then such excess amount will be payable in the form of restricted stock units of Spirit (the “Spirit retention RSU awards”), provided that if an officer participant is terminated without “cause” or resigns for “good reason” (in each case, as defined in the Spirit executive severance plan), in each case, prior to the closing, then such excess amount will instead be payable in cash in accordance with the payment schedule as described above, subject to Spirit’s compliance with all applicable conditions. Any Spirit retention RSU awards will be issued (i) immediately prior to the closing, if issued with respect to an initial retention award, or (ii) on the scheduled vesting date of the cash payable portion of the retention award, if issued with respect to an additional retention award. The Spirit retention RSU awards will vest in three equal annual installments commencing from the scheduled payment date of the cash payable portion of the officer participant’s retention award. The Spirit retention RSU awards will be assumed by JetBlue as of the closing and converted into JetBlue RSU awards based on an adjustment ratio, subject to the same terms and conditions of the Spirit retention RSU awards, including the vesting schedule, provided that JetBlue may settle such converted Spirit retention RSU awards in cash or stock at the sole discretion of the JetBlue compensation committee. If an officer participant’s employment is terminated without “cause” or for “good reason” (in each case, as defined in the Spirit executive severance plan) during the period commencing on the grant date of the Spirit retention RSU awards and ending twelve months after the closing, then the Spirit retention RSU awards (or converted JetBlue RSUs) will vest in full and be settled as soon as administratively practicable thereafter.

If the merger agreement is terminated and the merger is not consummated, then (i) each non-officer participant who is still employed as of the date the merger agreement is terminated will be entitled to 50% of the non-officer participant’s retention award (less any amounts previously paid), and (ii) each officer participant who is still employed as of the date the merger agreement is terminated will be entitled to 50% of the officer participant’s retention award (less any amounts previously paid), to be paid on the 30th day following the termination of the merger agreement (or on April 2, 2023, if later).

Subject to the terms and conditions described above, (i) each executive officer who holds a title of “Vice President” will receive a retention award in an amount equal to the sum of each such executive officer’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022, and (ii) each executive officer who holds a title of “Senior Vice President” and above will receive a retention award in an amount equal to 150% of the sum of each such executive’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022.

Frontier Retention Program

On February 5, 2022, the Spirit compensation committee approved a key employee retention program (the “Frontier retention program”) in connection with Spirit’s proposed transactions with Frontier pursuant to the Frontier merger agreement. Pursuant to the Frontier retention program, (i) each participant with a title of Sr. Director and below who was still employed on July 27, 2022 (the date on which the Frontier merger agreement was terminated) became entitled to a payment of 50% of the participant’s retention award (less any amounts previously paid), and (ii) each participant with a title of Vice President and above, including Spirit’s executive officers, who is still employed as of April 2, 2023 will be entitled to 50% of such participant’s retention award (less any amounts previously paid), to be paid within 30 days following such applicable date.

The table below sets forth the payment (each, a “partial retention award”) that each executive officer of Spirit is eligible to receive under the Frontier retention program in connection with the termination of the Frontier merger agreement, assuming all other terms and conditions are satisfied:

Name	Partial Retention Award
Edward M. Christie	$1,181,250
Scott M. Haralson	$540,000
John Bendoraitis	$627,000
Matthew H. Klein	$570,000
Thomas C. Canfield	$478,125
Rocky B. Wiggins	$478,125
Brian J. McMenamy	$211,500
Melinda C. Grindle	$446,250
Kevin Blake Vanier	$201,000

Annual Cash Bonuses

Pursuant to the terms of the merger agreement, if the closing of the merger occurs on or before December 31, 2023, (i) annual cash bonuses in respect of the period between January 1, 2023 and the closing date will be paid to Spirit employees (including its executive officers) within three business days following the closing of the merger in amounts calculated based on the level of performance attained as of immediately prior to the closing, as determined by the Spirit board of directors in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2023 performance period elapsed as of the closing date and (ii) JetBlue will pay Spirit continuing employees (including its executive officers) an annual bonus in respect of the 2023 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Spirit bonus plan for 2023 as in effect as of the closing date, calculated based on actual performance for the entire 2023 fiscal year over (y) the bonus paid to such executive officer pursuant to clause (i).

Spirit and JetBlue have further agreed that, if the closing of the merger occurs in 2024 but prior to the date on which annual cash bonuses in respect of 2023 are determined and paid to Spirit employees (including its executive officers), such bonus payments in respect of 2023, if any, will be calculated on the basis of actual performance for the 2023 performance period under the terms of the applicable Spirit bonus plan as will be determined by JetBlue’s board of directors in good faith using a methodology reasonably consistent with the past practices of the Spirit board of directors. In addition, if the closing does not occur prior to March 1, 2024, then Spirit will, following prior consultation with JetBlue, be permitted to adopt performance goals with respect to an annual cash bonus program for Spirit’s 2024 fiscal year in the ordinary course of business, and in such case JetBlue will honor such bonus program for Spirit continuing employees (including its executive officers) in accordance with its terms (subject to commercially reasonable adjustments after the closing date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by Spirit, in each case, prior to the date of the merger agreement or in accordance with the merger agreement, in order to be eligible to receive any bonus payment, a continuing employee must be employed by either Spirit or JetBlue or any subsidiary of JetBlue on the date the bonus is paid (or, with respect to any bonus period in 2023 ending on or prior to the closing, the closing date) and, if not so employed on such date, any bonus payment otherwise due to such individual will be forfeited.

Future Long-Term Incentive Awards

Spirit and JetBlue have agreed that Spirit may grant equity- and cash-based long-term incentive awards to employees, including executive officers, in respect of the remainder of fiscal year 2022, and in respect of fiscal years 2023 and 2024, in each case, in the ordinary course consistent with Spirit’s 2022 practices and subject to certain limitations. Any equity-based long-term incentive awards granted in fiscal years 2023 and 2024 that are outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related equity-based long-term incentive award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related equity-based long-term incentive award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion. Any cash-based long-term incentive awards granted in fiscal years 2023 and 2024 will be assumed by JetBlue as of the effective time upon the terms and conditions set forth in the applicable award agreements.

Merger-Related Compensation for Spirit’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation for each of Spirit’s named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Spirit’s named executive officers. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Spirit stockholders, as described above in “Spirit’s Proposals—Proposal No. 2 — Compensation Proposal.”

The table below sets forth estimates of the amounts of payments and benefits that each of Spirit’s named executive officers would receive in connection with the merger using the assumptions described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect compensation actions that may occur after the date of this proxy statement but before the effective time. As a result, the actual amounts, if any, to be received by a Spirit named executive officer may materially differ from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Edward M. Christie	$8,825,076	$6,199,124	$66,872	$15,091,072
Scott M. Haralson	$4,172,948	$2,215,565	$27,591	$6,416,104
John Bendoraitis	$3,807,090	$3,495,612	$16,030	$7,318,732
Matthew H. Klein	$3,625,991	$3,212,291	$27,568	$6,865,850
Thomas C. Canfield	$3,181,773	$1,999,546	$22,491	$5,203,810

(1)

Cash. The amounts reported in this column reflect the aggregate value of the cash severance payments to which the named executive officers are entitled pursuant to (A) the Spirit executive severance plan, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit 2017 Executive Severance Plan,” in connection with a qualifying termination following the assumed effective time, (B) the cash portion of each named executive officer’s retention award under the Spirit retention program, which is equal to the sum of 100% of the named executive officer’s base salary and target short-

term incentive bonus, in each case, as of February 1, 2022, with the remaining portion of the retention award, which is equal to the sum of 50% of the named executive officer’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022, payable in the form of Spirit retention RSU awards, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit Retention Program,” (C) the partial retention award that each named executive officer is eligible to receive under the Frontier retention program in connection with the termination of the Frontier merger agreement, which is equal to 50% of the named executive officer’s retention award under the Frontier retention program, assuming, solely for purposes of the disclosure in this section, that the termination of the named executive officer by Spirit without “cause” or due to the named executive officer’s resignation for “good reason,” in each case, at or immediately following the assumed effective time, will not result in the forfeiture by the named executive officer of such partial retention award pursuant to the terms of the Frontier retention program, which requires each named executive officer of Spirit to remain continuously employed through April 2, 2023 to be eligible to receive such partial retention award, as described above under ““—Interests of Spirit’s Directors and Executive Officers in the Merger—Frontier Retention Program,” and (D) each named executive officer’s unvested Spirit performance cash award and, for Mr. Haralson only, Spirit time-based cash award, that will be assumed by JetBlue (treating any performance-vesting condition as being achieved based on target performance) as of the assumed effective time and subject to accelerated vesting upon a qualifying termination of the named executive officer’s employment within twelve months after the assumed effective time, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Treatment of Outstanding Spirit Cash-Based Awards.” The payments of cash severance are each equal to (i) 200% of the named executive officer’s base salary (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date) and (ii) 200% of the named executive officer’s target bonus for fiscal year 2022 (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date), plus (iii) the sum of (x) the actual bonus earned by the named executive officer in respect of the first half of fiscal year 2022 (i.e., the period commencing January 1, 2022 and ending June 30, 2022), and (y) a pro-rated bonus in respect of the second half of fiscal year 2022 (i.e., the period commencing July 1, 2022 and ending December 31, 2022) based on the named executive officer’s actual days of service in such period (assuming target performance solely for purposes of this compensation-related disclosure). The following table quantifies each separate form of cash compensation included in the aggregate amounts reported in this column:

Name	Salary Severance ($)(a)	Bonus Severance ($)(a)	Pro-Rated Bonus ($)(a)(b)	Spirit Cash Retention Award ($)(c)	Frontier Partial Retention Award ($)(d)	Cash-Based Award ($)(e)
Edward M. Christie	$1,400,000	$1,750,000	$512,826	$1,575,000	$1,181,250	$2,406,000
Scott M. Haralson	$800,000	$640,000	$187,548	$720,000	$540,000	$1,285,400
John Bendoraitis	$880,000	$792,000	$232,090	$836,000	$627,000	$440,000
Matthew H. Klein	$800,000	$720,000	$210,991	$760,000	$570,000	$565,000
Thomas C. Canfield	$750,000	$525,000	$153,848	$637,500	$478,125	$637,300

(a) The cash severance payments are “double-trigger” payments, as they are each conditioned upon both the consummation of the merger and termination of a named executive officer’s employment by Spirit without “cause” or resignation by the named executive officer for “good reason” (in each case, as defined in the Spirit executive severance plan) within eighteen months following the effective time of the merger. In addition, the receipt of such payments is conditioned upon the named executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenants.

(b) The amounts reported in this column represent the actual bonus earned by the named executive officer in respect of the first half of fiscal year 2022 (i.e., the period commencing January 1, 2022 and ending June 30, 2022), and a pro-rated bonus in respect of the second half of fiscal year 2022 (i.e., the period commencing July 1, 2022 and ending December 31, 2022) based on the named executive officer’s actual days of service from July 1, 2022, through the assumed effective time.

(c) The amounts reported in this column reflect the portion of the named executive officer’s retention award under the Spirit retention program that is payable in cash, which is equal to the sum of 100% of the named executive officer’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit Retention Program.” The remaining portion of the named executive officer’s retention award, which is equal to the sum of 50% of the named executive officer’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022, is payable in the form of Spirit retention RSU awards, as further discussed in footnote (2) below. The cash portion of the retention awards are “single-trigger” payments, as they are conditioned solely upon the consummation of the merger.

(d) The amounts reported in this column reflect the partial retention award that each named executive officer is eligible to receive under the Frontier retention program in connection with the termination of the Frontier merger agreement, which is equal to 50% of the named executive officer’s retention award under the Frontier retention program, assuming, solely for purposes of the disclosure in this section, that the termination of the named executive officer by Spirit without “cause” or due to the named executive officer’s resignation for “good reason,” in each case, at or immediately following the assumed effective time, will not result in the forfeiture by the named executive officer of such partial retention award pursuant to the terms of the Frontier retention program, which requires each named executive officer of Spirit to remain continuously employed through April 2, 2023 to be eligible to receive such partial retention award, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Frontier Retention Program.”

(e) The Spirit time-based cash awards and Spirit performance cash awards are considered “double trigger” benefits, as they are each conditioned upon both the consummation of the merger and termination of a named executive officer’s employment by Spirit without “cause” or resignation by the named executive officer for “good reason” (in each case, as defined in the applicable award agreement) within twelve months following the effective time of the merger. The following table quantifies the Spirit performance cash awards and, for Mr. Haralson only, the Spirit time-based cash awards included in the aggregate values reported in this column:

Name	Spirit Performance Cash Award ($)	Spirit Time-Based Cash Award ($)
Edward M. Christie	$2,406,000	—
Scott M. Haralson	$685,400	$600,000
John Bendoraitis	$440,000	—
Matthew H. Klein	$565,000	—
Thomas C. Canfield	$637,300	—

(2)

Equity. The amounts reported in this column represent the aggregate value of the unvested (i) Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU awards held by each named executive officer of Spirit that will, effective as of immediately prior to the assumed effective time, be assumed by JetBlue (treating, where applicable, any performance-vesting condition as being achieved based on target performance) and converted into the right to receive JetBlue cash awards, which will be subject to the same service-based vesting schedule applicable to the related Spirit RSU award as of immediately prior to the assumed effective time, including accelerated vesting upon a qualifying termination of employment within twelve months following the consummation of the merger, as described above in “—Interests of Spirit’s Directors and Executive Officers in the Merger—Equity-Based Awards held by Executive Officers of Spirit,” (ii) Spirit PSU awards (other than 2022 Spirit PSU awards) held by each named executive officer that will, effective as of immediately prior to the assumed effective time, be settled in shares of Spirit common stock (treating any performance-vesting condition as being achieved based on target performance), prorated based on the portion of the applicable performance period elapsed as of the assumed effective time and converted into the right to receive certain cash payments, as described above in “—Interests of Spirit’s Directors and

Executive Officers in the Merger—Equity-Based Awards held by Executive Officers of Spirit,” and (iii) the portion of the named executive officer’s retention award that is payable in the form of Spirit retention RSU awards that will be assumed by JetBlue as of the assumed effective time and converted into JetBlue RSU awards based on an adjustment ratio, and continue to vest on the same terms and conditions as applied to the Spirit retention RSU awards as of immediately prior to the assumed effective time, including accelerated vesting upon a qualifying termination of employment within twelve months following the consummation of the merger, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit Retention Program.” The accelerated vesting of the Spirit RSU awards, Spirit MSU awards and 2022 Spirit PSU Awards are considered “double trigger” benefits, as it is conditioned upon both the consummation of the merger and the named executive officer’s termination without “cause” or resignation for “good reason” (in each case, as defined in the applicable award agreement) within twelve months following the consummation of the merger. The accelerated vesting of the Spirit PSU awards (other than the 2022 Spirit PSU awards) are considered “single trigger” benefits, as it is conditioned upon solely the consummation of the merger. Depending on the actual effective time of the merger, it is possible that the equity values set forth in the table above will be higher or lower depending on actual performance. The following table quantifies the Spirit RSU awards, Spirit MSU awards, Spirit PSU Awards (other than 2022 Spirit PSU awards), 2022 Spirit PSU awards and Spirit retention RSU awards included in the aggregate values reported in this column:

Name	Spirit RSU Award ($)(a)	Spirit MSU Award ($)(b)	Spirit PSU Award (Other than Spirit MSU Award and 2022 Spirit PSU Award) ($)(a)	2022 Spirit PSU Award ($)(a)	Spirit Retention RSU Award ($)(c)
Edward M. Christie	$2,326,977	$1,303,184	$879,911	$901,552	$787,500
Scott M. Haralson	$851,403	$439,788	$272,121	$292,254	$360,000
John Bendoraitis	$1,436,514	$542,968	$464,243	$633,887	$418,000
Matthew H. Klein	$1,307,371	$542,968	$464,243	$517,709	$380,000
Thomas C. Canfield	$718,877	$401,766	$279,156	$280,998	$318,750

(a) The amounts reported in this column were calculated by multiplying the number of shares underlying each Spirit RSU award, Spirit PSU award and 2022 Spirit PSU award, as applicable, by $33.50 (the relevant price per share of Spirit common stock, as noted above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Certain Assumptions”), with (x) any performance-vesting condition in respect of the Spirit PSU awards and 2022 Spirit PSU awards treated as having been achieved based on target performance as of the assumed effective time and (y) the resulting amount in respect of the Spirit PSU awards (other than the 2022 Spirit PSU awards) prorated based on the portion of the applicable performance period elapsed as of the assumed effective time.

(b) The amounts reported in this column were calculated by multiplying the target number of units underlying the Spirit MSU award as set forth in the named executive officer’s award agreement by 163.13% (which is the applicable performance multiplier designated in each award agreement based on the relevant price of $33.50 per share of Spirit common stock).

(c) The amounts reported in this column represent the equity-based portion of each named executive officer’s retention award under the Spirit retention program that is payable in the form of Spirit retention RSU awards, which is equal to the sum of 50% of the named executive officer’s base salary and target short-term incentive bonus, in each case, as of February 1, 2022, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit Retention Program.”

(3)

Perquisites/Benefits. The amounts reported in this column represent the aggregate value of the following perquisites and benefits to which the named executive officers are entitled pursuant to the Spirit executive severance plan, as described above under “—Interests of Spirit’s Directors and Executive Officers in the Merger—Spirit 2017 Executive Severance Plan,” in connection with a qualifying termination following the assumed effective time: (i) continued health coverage under COBRA for a period of twelve months for each named executive officer, at the same rate as in effect immediately prior to the assumed effective time (assuming that the termination of employment occurs on such date), (ii) outplacement services for each named executive officer, (iii) use of a Spirit-owned mobile phone by each named executive officer for a period of thirty days following the assumed effective time (assuming that the termination of employment occurs on such date), and (iv) for each of Messrs. Haralson, Bendoraitis, Klein and Canfield, a family travel pass for a period of twelve months following the assumed effective time (assuming that the termination of employment occurs on such date) and, for Mr. Christie, a lifetime travel pass (as provided for under his employment letter agreement with Spirit). These perquisites and benefits are considered “double-trigger” payments, as they are each conditioned upon both the consummation of the merger and termination of the named executive officer’s employment by Spirit without “cause” or resignation by the named executive officer for “good reason” (in each case, as defined in the Spirit executive severance plan) within eighteen months following the effective time of the merger. In addition, the receipt of such payments is conditioned upon the named executive officer’s execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenants. The following table quantifies each separate perquisite and benefit included in the aggregate values reported in this column:

Name	COBRA ($)(a)	Outplacement Services($)(b)	Mobile Phone($)(c)	Travel Passes ($)(d)
Edward M. Christie	$11,977	$10,000	$75	$44,820
Scott M. Haralson	$11,977	$10,000	$75	$5,539
John Bendoraitis	$5,032	$10,000	$75	$923
Matthew H. Klein	$11,954	$10,000	$75	$5,539
Thomas C. Canfield	$8,724	$10,000	$75	$3,693

(a) Amounts reported in this column are based on the incremental cost to Spirit of providing such continued coverage to each named executive officer. These benefits are also contingent upon each named executive officer timely and properly electing continuation coverage under COBRA.

(b) Amounts reported in this column reflect the maximum of $10,000 that may be incurred by Spirit for such outplacement services in respect of each such named executive officer.

(c) Amounts reported in this column are based on the incremental cost to Spirit of providing each named executive officer with continued use of a mobile phone for a period of thirty days following the assumed effective time.

(d) Amounts reported in this column are based on the incremental cost to Spirit of providing travel passes to each named executive officer, including reasonable estimates of the cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excluding fees and taxes paid by each named executive officer for the transportation. For Messrs. Haralson, Bendoraitis, Klein and Canfield, we have assumed that such named executive officers and their eligible family members would each take ten round-trip flights during the applicable twelve-month post-employment period. For Mr. Christie, the present value of his lifetime travel pass was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables, and we have assumed that Mr. Christie and his eligible family members would each take ten round-trip flights each year.

Delisting and Deregistration of Spirit Common Stock

If the merger is completed, Spirit common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights in the Merger

Under the DGCL, Spirit stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Spirit common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Spirit stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights in connection with the merger. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Spirit common stock unless otherwise indicated.

Section 262 of the DGCL requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, stockholders for whom appraisal rights are available be notified not less than twenty days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to Spirit stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Spirit common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will cause you to lose your appraisal rights in respect of the shares so voted and will nullify any written demands for appraisal you previously submitted. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Spirit common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Spirit common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Spirit common stock.

Only a holder of record of shares of Spirit common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Spirit common stock should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Spirit common stock in connection with the merger. If shares of Spirit common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Spirit common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Spirit common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Beneficial owners of shares of Spirit common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Spirit of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Spirit at Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025, and must be delivered before the vote on the merger agreement is taken at the special meeting.

Within ten days after the effective date of the merger, Spirit, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has complied with Section 262 of the DGCL, has properly delivered a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within sixty days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his, her or its shares of Spirit common stock by delivering to Spirit, as the surviving corporation, a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such demand for appraisal only with the written consent of Spirit, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to Spirit, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Spirit common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either Spirit, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Spirit common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Spirit, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Spirit, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. There is no present intent on the part of Spirit to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Spirit will file such a petition or that Spirit will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Spirit, as the surviving corporation, Spirit will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Spirit common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Spirit, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by Spirit, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by Spirit, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by Spirit, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to Spirit of the certificates representing such stock.

In determining the fair value of the shares of Spirit common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court may consider market value, asset value, the negotiated transaction price, the unaffected stock price, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that absent deficiencies in the sale process the negotiated transaction price should be given “considerable weight” by the Court of Chancery in determining fair value. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Spirit common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Spirit common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon Spirit, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with

Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the effective date of the merger or thereafter with the written approval of Spirit, then the right of that stockholder to appraisal will cease. Once a petition for appraisal is filed, the appraisal proceeding in the Court of Chancery will not be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that the foregoing will not affect the rights of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within sixty days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals Required for the Merger

U.S. Antitrust Laws

Under the HSR Act, and the rules promulgated thereunder, certain transactions may not be consummated unless Notification and Report Forms (which we refer to as “HSR Notifications”) have been filed with the Antitrust Division of the DOJ (which we refer to as the “Antitrust Division”) and the FTC, and certain waiting period requirements have been satisfied. JetBlue and Spirit filed a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in connection with the merger contemplated by the merger agreement on August 12, 2022. The initial waiting period is thirty days, but (i) this period may be shortened if the reviewing agency grants “early termination,” (ii) it may be restarted if the acquiring person voluntarily withdraws and re-files its Notification and Report Form, and/or (iii) it may be extended if the reviewing agency issues a request for additional information and documentary material (which we refer to as a “Second Request”), in which case, the waiting period expires thirty days after the date when both parties have substantially complied with such request though it is customary to reach a timing agreement with the Antitrust Division to not consummate the proposed merger for a further period of time after substantial compliance. The merger is subject to such requirements, and JetBlue and Spirit expect that the Antitrust Division will issue a Second Request. The Antitrust Division will assess the legality under the antitrust laws of the proposed merger. At any time before or after the consummation of the proposed merger, the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of the assets of JetBlue and/or Spirit or their respective subsidiaries. Private parties and individual state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result would be.

Competition Laws of Other Jurisdictions

The antitrust, competition or merger control laws of certain other countries in which Spirit and/or JetBlue operate may require the submission of a merger control notification with, and the obtaining of the pre-merger approval of, antitrust or competition authorities therein. There can be no assurance that a challenge to the merger on foreign antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be.

Other Regulatory Approvals

In addition to the antitrust related filings, clearances and approvals discussed above, JetBlue and Spirit must file notices with, and obtain any approvals and authorizations required to be obtained from, the DOT, the FAA and the FCC, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement from any other governmental authority.

Litigation Related to the Merger

As of September 9, 2022, 11 lawsuits have been filed by alleged Spirit stockholders against Spirit and the Spirit board of directors related to the prior transaction with Frontier. A complaint captioned Stein v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02069 (the “Stein complaint”), was filed in the United States District Court for the Southern District of New York on March 14, 2022. A complaint captioned Shuler v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02141 (the “Shuler complaint”), was filed in the United States District Court for the Southern District of New York on March 15, 2022. A complaint captioned Hiebert v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01494 (the “Hiebert complaint”), was filed in the United States District Court for the Eastern District of New York on March 17, 2022. A complaint captioned Lo v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-01524 (the “Lo complaint”), was filed in the United States District Court for the Eastern District of New York on March 20, 2022. A complaint captioned Crenshaw v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-00358 (the “Crenshaw complaint”), was filed in the United States District Court for the District of Delaware on March 21, 2022. A complaint captioned Justice v. Spirit Airlines, Inc. et al., Case No. 2:22-cv-01079 (the “Justice complaint”), was filed in the United States District Court for the Eastern District of Pennsylvania on March 21, 2022. A complaint captioned Daroczi v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02327, was filed in the United States District Court for the Southern District of New York on March 22, 2022. A complaint captioned Votto v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-02563 (the “Votto complaint”), was filed in the United States District Court for the Southern District of New York on March 29, 2022. A complaint captioned Marcus v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-03911, was filed in the United States District Court for the Southern District of New York on May 13, 2022. A complaint captioned Nathan v. Spirit Airlines, Inc. et al., Case No. 1:22-cv-04152, was filed in the United States District Court for the Southern District of New York on May 20, 2022. A complaint captioned Playford v. Spirit Airlines, et al., Case No. 2022-0488 (the “Playford complaint”), was filed in the Delaware Chancery Court on June 6, 2022. Spirit also received a draft complaint, captioned Arthur v. Spirit Airlines, Inc. et al., on March 30, 2022. The complaints name as defendants Spirit and members of the Spirit board of directors. The Stein complaint also names as defendants Frontier and Top Gun Acquisition Corp.

Except for the Playford complaint, which was brought pursuant to Section 220 of the DGCL demanding the right to inspect, among other things, certain books and records relating to the prior transaction with Frontier, each of the complaints alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaints generally allege that the defendants filed a materially incomplete and misleading registration statement or proxy statement with the SEC. Each of the complaints seeks injunctive relief preventing the consummation of the prior transaction with Frontier, damages and other relief.

The Lo complaint was voluntarily dismissed without prejudice on June 10, 2022, the Crenshaw complaint was voluntarily dismissed without prejudice on June 16, 2022, the Votto complaint was voluntarily dismissed without prejudice on July 18, 2022, the Stein complaint was voluntarily dismissed with prejudice on July 27, 2022, the Shuler complaint was voluntarily dismissed without prejudice on July 29, 2022, the Playford complaint was voluntarily dismissed with prejudice on August 8, 2022, the Hiebert complaint was voluntarily dismissed without prejudice on August 24, 2022 and the Justice complaint was voluntarily dismissed without prejudice on August 24, 2022.

As of September 9, 2022, seven stockholder demand letters have been sent to Spirit by alleged Spirit stockholders in connection with the prior transaction with Frontier. A stockholder demand letter was sent on behalf of Wade Alford on March 29, 2022. A stockholder demand letter was sent on behalf of Catherine Coffman on April 6, 2022. A stockholder demand letter was sent on behalf of Jordan Wilson on April 25, 2022. A stockholder demand letter was sent on behalf of Steven Evans on May 2, 2022. A stockholder demand letter was sent on behalf of Edward Smith on May 3, 2022. A stockholder demand letter was sent on behalf of Teamsters Local 237 Additional Security Benefit Fund and Teamsters Local 237 Supplemental Fund for Housing Authority Employees on May 23, 2022 (the “Teamsters demand letter”). A stockholder demand letter was sent on behalf of Ian Rachelefsky on July 11, 2022 (the “Rachelefsky demand letter”). Except for the Rachelefsky and Teamsters demand letters, which were sent pursuant to Section 220 of the DGCL demanding the right to inspect, among other things, certain books and records relating to the prior transaction with Frontier, each of the letters alleged disclosure deficiencies in the proxy statement soliciting stockholder approval of the Frontier merger agreement and demanded that additional disclosures be made before Spirit stockholders vote on the prior transaction with Frontier.

Spirit believes that the claims asserted in the complaints and demand letters are without merit and have been mooted by (i) subsequent disclosures made by Spirit and (ii) the agreement between Spirit and Frontier on July 27, 2022 to mutually terminate the Frontier merger agreement. Spirit may receive additional stockholder demand letters, and additional lawsuits related to the merger or the prior transaction with Frontier may be filed in the future.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about JetBlue or Spirit contained in this proxy statement or in JetBlue’s or Spirit’s public reports filed with the SEC may supplement, update or modify the factual disclosures about JetBlue and Spirit contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Spirit, JetBlue and Merger Sub were qualified and subject to important limitations agreed to by Spirit, JetBlue and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Spirit, JetBlue or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub, a Delaware corporation and a direct, wholly owned subsidiary of JetBlue, will merge with and into Spirit. As a result, the separate corporate existence of Merger Sub will cease and Spirit will survive the merger and continue to exist after the merger as a direct, wholly owned subsidiary of JetBlue.

The merger will take place no later than the third business day after satisfaction or waiver of all conditions described under “—Conditions to Completion of the Merger” beginning on page 107 of this proxy statement.

The merger will become effective at the time when Spirit, JetBlue and Merger Sub cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or such other date and time as is agreed upon by the parties and specified in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of Spirit common stock outstanding immediately prior to the effective time of the merger (other than dissenting shares, treasury shares and shares held by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive the merger consideration.

Dissenting Shares will be treated as described under “The Merger—Appraisal Rights in the Merger” beginning on page 77 of this proxy statement. All shares of Spirit common stock that are held in the treasury of Spirit, or owned of record by JetBlue, Merger Sub or any of their respective wholly owned subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of Spirit Equity-Based Awards and Warrants

Spirit RSU Awards and 2022 Spirit PSU Awards. The merger agreement provides that, except with respect to Spirit PSU awards, each Spirit RSU award granted pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time (including 2022 Spirit PSU awards and Spirit MSU awards), will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time (treating for this purpose any performance-based vesting conditions to which a 2022 Spirit PSU award or Spirit MSU award is subject as having been achieved based on target performance as of immediately prior to the effective time), the right to receive an amount in cash that is subject to the same service vesting schedule applicable to the related Spirit RSU award and is equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit RSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit RSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amounts not yet paid to the holder of such Spirit RSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit RSU award and Spirit MSU award granted in fiscal years 2023 and 2024 pursuant to the Spirit equity award plan that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit RSU award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit RSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion.

Spirit PSU Awards (Other than 2022 Spirit PSU Awards). Each Spirit PSU award granted pursuant to the Spirit equity award plan (other than a 2022 Spirit PSU award and Spirit MSU award) that is outstanding as of immediately prior to the effective time will entitle the holder to receive, immediately prior to the effective time and subject to the occurrence of the closing, the number of shares of Spirit common stock that are earned thereunder based on target performance as of immediately prior to the effective time, in each case, multiplied by a fraction, the numerator of which is equal to the number of whole months elapsed from the first day of the applicable performance period until the closing and the denominator of which is equal to the total months in the applicable performance period. Any shares of Spirit common stock so delivered in respect of a Spirit PSU award will be deemed to be issued and outstanding as of immediately prior to the effective time, and will have the right to receive an amount in cash equal to the sum of:

(x) the merger consideration, plus

(y) solely to the extent (1) the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect the approval prepayment and (2) paid pursuant to the merger agreement, the approval prepayment amount, plus

(z) solely to the extent the related Spirit PSU award has not been otherwise equitably or discretionarily adjusted under the Spirit equity award plan and no amount has been otherwise paid in respect of the related Spirit PSU award to the holder thereof under the Spirit equity award plan, in each case, to reflect any additional prepayment, any additional prepayment amount not yet paid to the holder of such Spirit PSU award.

Notwithstanding the foregoing, Spirit and JetBlue have agreed that each Spirit PSU award granted in fiscal years 2023 and 2024 that is outstanding as of immediately prior to the effective time will be assumed by JetBlue and converted into, for each share of Spirit common stock underlying the related Spirit PSU award as of immediately prior to the effective time, a JetBlue RSU award based on an adjustment ratio, subject to the same terms and conditions (including the vesting schedule) that applied to the related Spirit PSU award as of immediately prior to the effective time; provided, however, that the JetBlue RSU award may be settled in cash or stock as determined by the JetBlue compensation committee in its sole discretion.

Warrants. Immediately prior to the effective time, each outstanding warrant to purchase shares of Spirit common stock will be assumed by JetBlue and converted into a warrant exercisable for the merger consideration, and JetBlue will assume the punctual performance and observance of each and every covenant, agreement, and condition of the warrants such that each such warrant will continue to have, and be subject to, the same terms and conditions as applied to the warrants prior to the effective time. The approval prepayment amount and the additional prepayment amount will be payable upon exercise of a Spirit warrant if exercised following consummation of the merger.

Payment and Issuance of Merger Consideration; Surrender of Company Certificates

Prior to the effective time of the merger, JetBlue will enter into an agreement with a paying agent designated by JetBlue and reasonably acceptable to Spirit to act as paying agent for purposes of effecting the payment and issuance of the merger consideration. At or immediately following the effective time of the merger, JetBlue will deposit, or cause to be deposited, with the paying agent an amount in cash sufficient to pay the aggregate merger consideration to which holders of shares of Spirit common stock will be entitled at the effective time of the merger (which we refer to as the “payment fund”).

As promptly as practicable after the effective time of the merger, and in any event within three business days thereafter, JetBlue will cause the paying agent to mail to each holder of record of shares of Spirit common stock (i) in the case of such shares represented by certificates, (A) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the certificates (if any) will pass, only upon delivery of such certificates to the paying agent, and will otherwise be in such form and have such other provisions as JetBlue or the paying agent may reasonably specify and (B) instructions for use in effecting the surrender of the certificates, and (ii) in the case of book-entry shares, each share will automatically upon the effective time of the merger be entitled to receive, and the surviving corporation will cause the paying agent to pay and deliver as soon as reasonably practicable after the effective time of the merger (and in any event, within three business days thereafter), the merger consideration payable for each such share.

In case of certificates, upon delivery and surrender of certificates for cancellation to the paying agent and a duly executed letter of transmittal in proper form, the holders thereof will be entitled to receive from the payment fund in exchange therefor an amount in cash equal to the merger consideration with respect to each share evidenced by such certificates.

Prepayments

If holders of a majority in voting power of Spirit common stock vote to approve the merger proposal at the special meeting, within five business days of such vote, JetBlue will pay or cause to be paid the approval prepayment amount to Spirit stockholders as of the record date established by Spirit for the special meeting to approve the merger proposal. After such Spirit stockholder approval and approval prepayment, on or prior to the last business day of each month beginning after December 31, 2022, until the earlier of the closing or termination of the merger agreement in accordance with its terms, JetBlue will also pay or cause to be paid the additional prepayment amount to Spirit stockholders as of a record date not more than five business days prior to the last business day of such month. On the earlier of two business days prior to the closing or, if applicable, the day JetBlue would be obligated to pay the reverse termination fee, JetBlue will pay to Spirit the approval prepayment amount and additional prepayment amounts payable to each holder of Spirit restricted stock unit awards and performance share awards, and upon the effective time of the merger, Spirit will deliver such amounts to such holders.

Directors and Officers

The merger agreement provides that, unless otherwise determined by JetBlue prior to the effective time, the directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation until successors are duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s governing documents.

Representations and Warranties

The merger agreement contains representations and warranties that Spirit, on the one hand, and JetBlue and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Spirit to JetBlue and Merger Sub in connection with the signing of the merger agreement and a confidential disclosure letter provided by JetBlue and Merger Sub to Spirit in connection with the signing of the merger agreement. While Spirit, JetBlue and Merger Sub do not believe that the disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Spirit, JetBlue or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, JetBlue and Merger Sub and are modified in important ways by the confidential disclosure letters.

Spirit has made a number of representations and warranties to JetBlue and Merger Sub in the merger agreement regarding aspects of Spirit’s business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Spirit’s organization, valid existence, good standing, qualification to do business and similar corporate matters;

•

Spirit’s capital structure, the reservation of certain shares for issuance for the exercise of Spirit restricted stock units, Spirit performance share awards and Spirit warrants, and the absence of encumbrances on Spirit’s equity interests;

•

Spirit’s corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against Spirit, and the due execution and delivery of the merger agreement;

•

the approval of the merger agreement, the merger and the transactions contemplated thereby by the Spirit board of directors and the recommendation by the Spirit board of directors that the Spirit stockholders adopt the merger agreement;

•

the absence of violations and breaches of, or conflicts with, Spirit’s governing documents, certain material contracts, or any order or law resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•

the absence of defaults or accelerations of any obligations under certain material contracts or creation of any liens on Spirit’s properties or other assets resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•

the absence of consents, approvals, authorizations, permits and filings required from governmental entities or pursuant to certain material contracts resulting from Spirit’s entry into the merger agreement or the completion of the merger;

•	Spirit’s possession of required authorizations and permits necessary to conduct Spirit’s current business;

•

the absence of conflict with, default under or violation of any law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other governmental entity applicable to Spirit or by which any property or asset of Spirit is or was bound and since January 1, 2020, the absence of any violation by Spirit or its directors, officers or employees of any provision under the U.S. Foreign Corrupt Practices Act of 1977, as amended, and/or any other anticorruption or anti bribery law applicable to Spirit;

•	Spirit’s filings with the FAA, the DOT, the FCC, the DHS and the TSA since January 1, 2020;

•	Spirit’s filings with the SEC and compliance with federal securities laws, rules and regulations since January 1, 2020;

•	Spirit’s financial reports and the preparation of Spirit’s financial reports in compliance with GAAP and the applicable requirements of the SEC;

•

the absence of any material changes in the accounting practices or policies applied by Spirit in the preparation of Spirit’s financial reports, other than as required by GAAP, SEC rules or applicable law;

•	the absence of the resignation or dismissal of Spirit’s independent public accountant due to any disagreement with Spirit on matters of accounting principles or practices;

•	the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the proposed transactions;

•	Spirit’s lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•	the absence of certain undisclosed liabilities;

•	the ordinary course operation of Spirit’s business in all material respects since January 1, 2021;

•	the absence of any events that would have a material adverse effect on Spirit since January 1, 2021;

•	Spirit’s material benefit plans and their compliance with applicable laws;

•

Spirit’s compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours;

•	the validity of, and Spirit’s compliance with, Spirit’s material contracts;

•

the absence of any suits, claims, actions, hearings, arbitrations, investigations or other proceedings pending or, to Spirit’s knowledge, threatened against Spirit or any of Spirit’s officers, directors or employees, (i) involving an amount in controversy in excess of $3,000,000 or (ii) seeking material non-monetary or injunctive relief;

•	the absence of certain material orders against Spirit by any governmental entity;

•	Spirit’s compliance with applicable environmental laws;

•	Spirit’s ownership and maintenance of its intellectual property;

•	Spirit’s compliance with applicable data privacy and security laws and policies;

•	Spirit’s material compliance with applicable tax laws;

•	Spirit’s maintenance of, and compliance with, material insurance policies;

•	Spirit’s ownership of, and the condition of, Spirit’s personal property;

•	Spirit’s real estate;

•	the absence of certain transactions between Spirit and its related parties;

•

Spirit’s owned, leased and/or operated aircraft, including the registration of such aircraft with the applicable governmental entities, the maintenance of such aircraft in compliance with applicable law, contracts related to the purchase or lease of the aircraft, engines or simulators and contracts pursuant to which Spirit has financing commitments with respect to the aircraft;

•

Spirit’s take-off and landing slots, operating authorizations from applicable governmental entities and other similar designated take-off and landing rights used or held by Spirit at any U.S. or international airport, and Spirit’s compliance in all material respects with all regulations and laws applicable to Spirit with respect to the foregoing;

•

the absence of any action or, to Spirit’s knowledge, threatened action by any airport or airport authority that would reasonably be expected to materially interfere with Spirit’s ability to conduct its operations at any airport in substantially the manner currently conducted;

•	Spirit’s status as a “citizen of the United States” within the meaning of the Federal Aviation Act and as an authorized and qualified “air carrier” within the meaning of such act;

•

Spirit’s receipt of an opinion from Barclays regarding the fairness, from a financial point of view, of the merger consideration and, to the extent paid, the approval prepayment amount, taken together (and not separately), to be received by Spirit stockholders and an opinion from Morgan Stanley regarding the fairness, from a financial point of view, of the merger consideration to be received by Spirit stockholders;

•	the Spirit stockholder vote required in order to adopt the merger agreement;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction;

•	the accuracy of the information supplied by Spirit in connection with this proxy statement;

•	Spirit’s compliance in all material respects with the restrictions and limitations Spirit is subject to as a result of Spirit’s participation in the Payroll Support Program under the CARES Act; and

•	the outstanding principal amounts and conversion rates of Spirit’s convertible notes.

Some of Spirit’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “Spirit material adverse effect” means any change, event, circumstance, development, condition, occurrence, or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Spirit or (ii) prevents, or materially delays, the ability of Spirit to consummate the transactions contemplated by the merger agreement, except that, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

•

any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which Spirit conducts business or any industry-wide development generally affecting airline companies;

•	any change in GAAP or any change in applicable laws applicable to the operation of the business of Spirit;

•	any change resulting from the announcement or pendency of the transactions contemplated by the merger agreement, including the merger;

•

acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on Spirit) and other similar events in the United States or any other country or region in the world in which Spirit conducts business;

•

any failure by Spirit to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Spirit’s revenue, earnings or other financial performance or results of operations;

•	the taking of any action expressly contemplated by the merger agreement or at JetBlue’s or Merger Sub’s request; or

•	any change in the market price or trading volume, or the downgrade in rating, of Spirit’s securities.

JetBlue and Merger Sub have made a number of representations and warranties to Spirit in the merger agreement regarding aspects of JetBlue’s business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	JetBlue’s organization, valid existence, good standing, qualification to do business and similar corporate matters;

•

JetBlue and Merger Sub’s corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against JetBlue and Merger Sub, and the due execution and delivery of the merger agreement;

•

the approval of the merger agreement, the merger and the transactions contemplated thereby by the Merger Sub board of directors and the recommendation by the Merger Sub board of directors that the sole stockholder of Merger Sub approve the merger agreement;

•

the absence of violations and breaches of, or conflicts with, JetBlue’s governing documents, material contracts, or any order or law resulting from JetBlue’s entry into the merger agreement or the completion of the merger;

•

the absence of defaults or accelerations of any obligations under certain material contracts or creation of any liens on JetBlue’s properties or other assets resulting from JetBlue’s entry into the merger agreement or the completion of the merger;

•

the absence of consents, approvals, authorizations, permits and filings required from governmental entities or pursuant to certain material contracts resulting from JetBlue’s entry into the merger agreement or completion of the merger;

•

the absence of any suits, claims, actions, hearings, arbitrations, investigations or other proceedings pending or, to JetBlue’s knowledge, threatened against JetBlue or Merger Sub that would have a JetBlue material adverse effect;

•	the absence of orders against JetBlue by any governmental entity that would have a JetBlue material adverse effect;

•	the absence of JetBlue’s ownership of any of Spirit’s shares or other equity interests in Spirit;

•

JetBlue’s sufficient cash and cash equivalents, available lines of credit or other sources of immediately available funds to consummate the merger and other transactions on the closing date, and the enforceability of the debt commitment letter and availability of the debt financing thereunder;

•	JetBlue and Merger Sub’s solvency as of immediately after the consummation of the merger and the other transactions contemplated by the merger agreement;

•	Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the merger agreement;

•	the absence of undisclosed management arrangements;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction; and

•	the accuracy of the information supplied by JetBlue in connection with this proxy statement;

A few of JetBlue’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “JetBlue material adverse effect” means any change, event, development, condition, occurrence, or effect that prevents, or materially delays, the ability of JetBlue to consummate the transactions contemplated by the merger agreement.

None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Closing

Under the merger agreement, Spirit has agreed that, subject to certain exceptions in the merger agreement or in the disclosure schedule delivered by Spirit in connection with the merger agreement (which we refer to as the “Spirit disclosure schedules”) or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless JetBlue gives its prior written consent (which consent cannot be unreasonably withheld, delayed or conditioned), Spirit will conduct its operations in the ordinary course of business and use commercially reasonable efforts to: (i) preserve substantially intact its business organization; (ii) keep available the services of its executive officers and key employees; (iii) maintain in effect all of Spirit’s permits; (iv) remain in compliance in all material respects with the Payroll Protection Program under the CARES Act; and (v) maintain satisfactory relationships of Spirit with any persons with which Spirit has material business relations and the governmental entities that have jurisdiction over its business and operations.

Subject to certain exceptions set forth in the merger agreement or in the Spirit disclosure schedules and/or as required under applicable law, unless JetBlue consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned, and must be provided within seventy-two hours of any request by Spirit), Spirit will not, directly or indirectly:

•	amend its certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, Spirit of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of Spirit, other than: (i) in the ordinary course of business and in connection with regular grants of Spirit restricted stock unit awards to non-employee directors in accordance with Spirit’s non-employee director compensation policy; (ii) in connection with regular annual and off-cycle new hire and promotion long-term incentive grants under Spirit’s equity award plans made in the ordinary course of business in amounts consistent with past practices, subject to certain limitations; (iii) the issuance of shares of Spirit common stock upon the vesting of Spirit restricted stock unit awards and Spirit performance share awards that are outstanding as of the date of the merger agreement in accordance with their terms or granted after the date of the merger agreement in accordance with (i) and (ii); (iv) the issuance of shares of Spirit common stock upon any conversions of the 2025 Convertible Notes in accordance with the terms of the merger agreement and applicable indenture; (v) the issuance of shares of Spirit common stock upon the exercise of Spirit warrants outstanding as of the date of the merger agreement; or (vi) as set forth in the Spirit disclosure schedules;

•

sell, pledge, abandon, dispose of, transfer, lease, license or encumber any material trademarks, material property or assets of Spirit (other than non-exclusive grants of licenses in intellectual property rights of Spirit in the ordinary course of business), except pursuant to contracts in effect as of the date of the merger agreement;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other equity interests;

•

authorize or propose the issuance of capital stock or any other equity interests in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except for the vesting or settlement of any outstanding Spirit equity awards or to fund any tax obligations in connection therewith;

•

merge or consolidate Spirit with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or similar reorganization of Spirit;

•

other than with respect to the acquisition of aircraft and associated equipment (including engines), acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof or any assets thereof, other than: (i) the purchase of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business; (ii) acquisitions permitted under the restrictions on capital expenditures under the merger agreement; or (iii) any other acquisition for consideration that is not individually in excess of $5,000,000 or in the aggregate in excess of $25,000,000;

•	enter into any new line of business;

•

(i)(1) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (2) issue or sell options, warrants, calls or other rights to acquire any debt securities of Spirit, in each case of (1) and (2), other than (A) as permitted with respect to restrictions on aircraft and associated equipment under the merger agreement, (B) under any credit card contract, or (C) together with any indebtedness outstanding and undrawn capacity under any revolving credit facility of Spirit or any of its subsidiaries, the incurrence of indebtedness for borrowed money from time to time in amounts sufficient to achieve a cash balance ratio of cash plus short-term investments plus marketable securities to trailing twelve months’ total revenue of thirty-five percent; provided that any such indebtedness incurred pursuant to (C) will: (x) not contain any terms and conditions that would prevent or impair the consummation of the transactions contemplated by the merger agreement (other than customary change of control terms that will allow for the prepayment of such indebtedness on the closing date consistent with market terms) and (y) only contain prepayment penalties that are consistent with market terms for the type of indebtedness incurred by Spirit pursuant to (C), or (D) in connection with any drawdown, repayment on or refinancing of Spirit’s revolving credit facility in place as of the date of the merger agreement; or (ii) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity in excess of $5,000,000 in the aggregate or assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations;

•

enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person other than Spirit or its subsidiaries or enter into any arrangement having the economic effect of the foregoing;

•

terminate, cancel, or amend any material contract of Spirit, or cancel, modify or waive any material rights thereunder, or enter into or amend any contract that, if existing on the date of the merger agreement, would be a material contract of Spirit, in each case, other than in the ordinary course of business;

•

make or authorize any capital expenditure, except for such capital expenditures: (i) in amounts not greater than 105% of the aggregate amount set forth in Spirit’s annual non-aircraft or engine capital expenditure budget (excluding expenditures made in connection with Spirit’s new headquarters and training center project); provided, however, that the aggregate amount set forth in Spirit’s annual non-aircraft or engine capital expenditure budget in respect of each of 2023 and 2024 will not exceed 105% of the aggregate amount set forth in Spirit’s annual non-aircraft or engine capital expenditure budget for the immediately preceding year, in each case, excluding capital expenditures in connection with Spirit’s headquarters and training center project; (ii) in connection with Spirit’s new headquarters and training center project up to a certain amount for the 2022, 2023 and 2024 calendar years; (iii) required for compliance with FAA regulations applicable to Spirit, including airworthiness directives; (iv) in connection with any restoration, repair, maintenance or other necessary work for the proper functioning of Spirit aircraft; (v) with respect to the 2023 and 2024 calendar years, amounts authorized pursuant to the 2022 or 2023 capital expenditure budget, but not yet made in 2022 or 2023, respectively; or (vi) as otherwise permitted by other sections of the conduct of business covenant in the merger agreement;

•

except to the extent required by: (i) applicable law; (ii) the terms of any Spirit benefit plan; (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the merger agreement and that have been specifically noted in the Spirit disclosure schedules as providing for severance or termination pay; or (iv) expressly permitted by other sections of the conduct of business covenant in the merger agreement or the Spirit disclosure schedules: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of Spirit (except for increases to non-executive officer employees in the ordinary course of business, consistent with past practice), (B) other than with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of Spirit, grant any additional rights to severance or termination pay to, or enter into or amend any severance agreement with, any director, officer or employee of Spirit, (C) other than (1) with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of Spirit and (2) routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits, establish, adopt, enter into or materially amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or arrangement as to any director, officer, consultant, independent contractor or employee of Spirit, (D) loan or advance any money or property to any director, officer, consultant, independent contractor or employee of Spirit (other than in connection with ordinary course business expense reimbursements and advances) or (E) hire or terminate the employment (other than terminations for cause, death or disability) of any employee with the title of “Senior Vice President” or above;

•

(i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees (other than layoffs of less than fifty employees in any six month period consistent with past practice); or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future, except in the ordinary business or as otherwise permitted under the merger agreement;

•

enter into or amend any collective bargaining agreement; provided, that: (i) Spirit or its affiliates are entitled to negotiate in good faith with a labor union in the ordinary course of business or as required in connection with Spirit’s or its affiliates’ contractual or legal obligation to enter into such negotiations and (ii) Spirit will use commercially reasonable efforts to keep JetBlue reasonably informed of material communications between Spirit and a labor union in connection with any such negotiation or collective bargaining agreement;

•	forgive any loans to any director, officer, consultant, independent contractor or employee of Spirit or any of their respective affiliates;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•

enter into, terminate or materially amend any transaction with any stockholder, director, officer or employee of Spirit that would require disclosure by Spirit under Item 404 of Regulation S-K, other than as permitted under other sections of conduct of business covenant in the merger agreement;

•

implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

•

other than as set forth on the Spirit disclosure schedules, compromise, settle or agree to settle any suits, claims, actions, hearings, arbitrations, investigations or other proceedings other than compromises, settlements or agreements in the ordinary course of business consistent with past practice for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) of $2,500,000 or less individually or $7,500,000 or less in the aggregate, in each case, in each twelve-month period following the date of the merger agreement and as its sole remedy;

•

other than as set forth on the Spirit disclosure schedules, make, change or revoke any material tax election, settle or compromise any claim, assessment, audit, proceeding or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) in respect of material taxes, adopt or change any material tax accounting method or period, file or amend any material tax return or take any position on any material tax return filed on or after the date of the merger agreement that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, surrender any right to claim a material tax refund or consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment;

•

other than as set forth on the Spirit disclosure schedules, write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $7,500,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

•

change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to Spirit under any of Spirit’s aircraft purchase contract from that presently in service with Spirit;

•

acquire, lease or exercise any option to acquire or lease, any aircraft (including any corresponding engines and spare engines required to maintain appropriate ratio under Spirit’s fleet hour agreement), or incur or arrange for any financing or pre-delivery deposits related thereto other than as set forth on the Spirit disclosure schedules, provided that any such lease will not have a term greater than twelve years and any such financing will be on terms and conditions consistent with past practices of Spirit and will only contain prepayment penalties that are consistent with market terms for debt of this type;

•	take any action, or fail to take any action, which action or failure would be reasonably expected to result in the loss of any Spirit slots (excluding temporary returns to the FAA);

•

fail to continue, in respect of all Spirit aircraft, all material maintenance programs applicable to such aircraft in the ordinary course (except as required by applicable law), including using commercially reasonable best efforts to keep all such Spirit aircraft in such condition as may be necessary to enable the airworthiness certification of such Spirit aircraft under the FAA to be maintained in good standing at all times; or

•	agree, resolve, authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

No-Shop; Acquisition Proposals; Change in Recommendation

Upon entry into the merger agreement, Spirit agreed that it will, and will cause its officers, directors and employees to, and instruct its other representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons or entities that may be ongoing with respect to any acquisition proposal, or any inquiry, expression of interest, proposal, discussions, negotiations or offer that would reasonably be expected to lead to an acquisition proposal. Spirit also agreed that it will promptly inform each such person or entity of the obligations in the merger agreement and promptly instruct each person or entity that has previously executed a confidentiality agreement in connection with such person or entity’s consideration of an acquisition proposal to return to Spirit, or destroy any non-public information previously furnished to such person or entity to any person or entity’s representatives by or on behalf of Spirit, and promptly terminate all physical and electronic data room access previously granted to any such person or entity and its representatives.

Spirit also agreed that it will not, and will cause its officers, directors and employees to not, and instruct its other representatives to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal; (ii) participate in any discussions or negotiations relating to any acquisition proposal with any person or entity other than JetBlue or Merger Sub; (iii) furnish to any person or entity other than JetBlue or Merger Sub, any non-public information in connection with an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal; (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar contract providing for or otherwise relating to any acquisition proposal (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement) or that is intended to result in, or would reasonably be expected to lead to, any acquisition proposal (each of which we refer to as an “alternative acquisition agreement”); or (v) submit any acquisition proposal or any matter related thereto to the vote of the Spirit stockholders.

Spirit will not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party; however, Spirit may grant a waiver of any such provision to the extent required to permit a party to submit an acquisition proposal if the Spirit board of directors determines that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties of the Spirit directors and Spirit promptly notifies JetBlue.

Spirit must promptly (and in any event, within twenty-four hours): (i) notify JetBlue of (A) any inquiry, proposal or offer (written or oral) relating to an acquisition proposal (including any material modification thereto) that is received by Spirit or any of its respective representatives or (B) any inquiries, requests, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with Spirit or any of its respective representatives concerning an acquisition proposal; and (ii) disclose to JetBlue the identity of such person making, and provide an unredacted copy of, any such written acquisition proposal or any such inquiry, expression of interest, request, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such acquisition proposal, inquiry, request, proposal or offer). Spirit will, promptly upon receipt or delivery thereof (and in any event, within twenty-four hours), provide JetBlue and its outside counsel with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits relating to such acquisition proposal, in each case exchanged between Spirit or any of its representatives, on the one hand, and the person making such acquisition proposal or any of its representatives, on the other hand. Spirit will keep JetBlue reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such acquisition proposal or other inquiry, request, offer or proposal concerning an acquisition proposal. Spirit will promptly, and in any event, within twenty-four hours following a determination by the Spirit board of directors that an acquisition proposal is a superior proposal, notify JetBlue of such determination.

However, if at any time on or after the date of the merger agreement until the earlier of (1) receipt of Spirit stockholder approval to adopt the merger and (2) the termination of the merger agreement in accordance with its terms: (i) Spirit has received a bona fide written acquisition proposal from a third party; (ii) such acquisition proposal did not result from a breach of the provisions of the merger agreement related to acquisition proposals; (iii) the Spirit board of directors determines in good faith, after consultation with its financial advisors and outside counsel that such acquisition proposal constitutes or could reasonably be likely to lead to a superior proposal; (iv) after consultation with its outside counsel, the Spirit board of directors determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the Spirit stockholders under applicable law; and (v) Spirit receives from such person an executed acceptable confidentiality agreement; then Spirit may take the following actions: (A) furnish information with respect to Spirit to the person or entity making such acquisition proposal pursuant to one or more acceptable confidentiality agreements; and/or (B) participate in discussions or negotiations with the person or entity making such acquisition proposal regarding such acquisition proposal. In such event, Spirit must provide written notice to JetBlue of the determination referenced in clause (iii) and (iv) in the foregoing sentence promptly (and in any event, within twenty-four hours), and Spirit must provide to JetBlue in writing any information concerning Spirit provided to such other person or entity that was not previously provided to JetBlue or its representatives prior to or substantially concurrently with the time it is provided to such other person or entity. Spirit will also deliver to JetBlue a copy of any executed acceptable confidentiality agreement promptly following its execution.

Subject to the terms and conditions of the merger agreement related to acquisition proposals, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, none of Spirit, the Spirit board of directors nor any committee thereof will, or will publicly propose to: (i) withhold, withdraw, qualify, or modify in a manner adverse to JetBlue (or publicly propose to withhold, withdraw, qualify or so modify), the approval, recommendation or declaration of advisability by the Spirit board of directors or any such committee of the merger proposal; (ii) fail to include the Spirit board of directors’ recommendation in favor of the approval of the merger proposal in this proxy statement; (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any acquisition proposal; (iv) submit any acquisition proposal or any matter related thereto to the vote of the Spirit stockholders; or (v) authorize, commit, resolve or agree to take any such actions (each such action we refer to as a “change of company board recommendation”).

However, if: (i) Spirit has received a bona fide written acquisition proposal from a third party that did not result from a breach of the merger agreement and that the Spirit board of directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior proposal, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that have been delivered to Spirit by JetBlue in writing during the notice period provided pursuant thereto; and (ii) the Spirit board of directors determines in good faith, after consultation with its outside counsel, that a failure to make a change of company board recommendation and/or cause Spirit to enter into an alternative acquisition agreement with respect to such superior proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of Spirit to the Spirit stockholders under applicable law, then, prior to (but not after) the time the required stockholder vote for the merger proposal is obtained, the Spirit board of directors may take the following actions: (y) effect a change of company board recommendation with respect to such superior proposal; or (z) terminate the merger agreement pursuant to its terms and enter into an alternative acquisition agreement with respect to such superior proposal. In connection with such termination of the merger agreement, Spirit would be required to pay JetBlue a termination fee of $94.2 million. In addition, prior to effecting such change of company board recommendation or terminating the merger agreement, Spirit is required to: (A) provide prior written notice to JetBlue, at least four business days in advance, of Spirit’s intention to take such action with respect to such superior proposal, which notice will specify the material terms and conditions of such superior proposal (including all of the information that is specified in the merger agreement with respect to such superior proposal), together with a copy of all relevant proposed transaction agreements with the party making such superior proposal; and (B) during such notice period, negotiate with JetBlue in good faith (to the extent JetBlue desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, provided that in the event of any material revisions to the superior proposal, Spirit will be required to deliver a new written notice to JetBlue and to comply with the requirements of the merger agreement with respect to such new written notice; however, the notice period for any subsequent notice will be shortened from four business days to two business days. The notice period (and any extension thereof) must have expired before Spirit effects any such change of company board recommendation or terminates the merger agreement.

In the event that prior to (but not after) the time the required stockholder vote for the merger proposal is obtained, the Spirit board of directors may make a change of company board recommendation in response to any material event, circumstance, change, effect, development or condition (other than resulting from a breach of the merger agreement by Spirit) that was not known or reasonably foreseeable by the Spirit board of directors as of the date of the merger agreement and becomes known to the Spirit board of directors after such date (which we refer to as an “intervening event”), if the Spirit board of directors has determined in good faith, after consultation with its outside counsel that, in light of such intervening event and taking into account the results of any negotiations with JetBlue as provided by the terms and conditions of the merger agreement and any offer from JetBlue as provided by the terms and conditions of the merger agreement, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Spirit stockholders under applicable law. However, the Spirit board of directors may not withdraw, modify or amend the Spirit board of directors recommendation in a manner adverse to JetBlue unless: (i) Spirit has provided prior written notice to JetBlue, at least four business days in advance of Spirit’s intention to make a change of company board recommendation, which notice specifies the Spirit board of directors’ reason for proposing to effect such change of company board recommendation and will describe in reasonable detail the intervening event; (ii) prior to effecting such change of company board recommendation, Spirit has negotiated with JetBlue in good faith (to the extent JetBlue desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement in such a manner that would obviate the need for the Spirit board of directors to effect such change of company board recommendation; (iii) JetBlue has not, during the applicable notice period, made an offer to modify the terms and conditions of the merger agreement, which is set forth in a definitive written amendment to the merger agreement delivered to Spirit and executed on behalf of JetBlue and Merger Sub, that the Spirit board of directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Spirit board of directors to effect such change of company board recommendation; and (iv) the intervening event notice period has expired. For purposes of this proxy statement, acquisition proposal means, with respect to JetBlue or Spirit, any offer or proposal from any person or group (other than JetBlue, Merger Sub or Spirit) concerning any, in a single transaction or series of related transactions, direct or indirect: (i) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving JetBlue or Spirit, as applicable, which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of JetBlue or Spirit, as applicable, or 20% of the voting power of the surviving entity in a merger involving JetBlue or Spirit, as applicable, or the resulting direct or indirect parent of JetBlue or Spirit, as applicable, or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power); (ii) sale, lease, exchange, transfer, license or other disposition of assets of JetBlue or Spirit, as applicable, representing 20% or more of the consolidated assets of JetBlue or Spirit (whether based on fair market value, revenue generation or net income); (iii) issuance or sale by JetBlue or Spirit, as applicable, of equity interests representing, convertible into or exchangeable for 20% or more of the voting power of JetBlue or Spirit, as applicable; (iv) transaction in which any person or entity will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power of JetBlue or Spirit, as applicable; (v) any tender offer of exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the voting power of JetBlue or Spirit, as applicable; or (vi) any combination of the foregoing (in each case, other than the merger).

For purposes of this proxy statement, superior proposal means a bona fide written acquisition proposal (except the references therein to “20%” will be replaced by “50%”) made by any person or group (other than JetBlue or any of its subsidiaries) after the date of the merger agreement, which acquisition proposal did not result from a breach of the provisions of the merger agreement that relate to acquisition proposal, that the Spirit board of directors has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors: (i) would, if consummated, result in a transaction that is more favorable to Spirit stockholders, from a financial point of view, than the merger (after giving effect to all adjustments to the terms that may be offered by JetBlue as provided by the terms and conditions of the merger agreement); and (ii) is reasonably capable of being consummated in accordance with the terms of such acquisition proposal, taking into account all financial, regulatory, legal and other aspects of such acquisition proposal.

Proxy Statement; Spirit Special Meeting

Spirit agreed to prepare and file with the SEC a preliminary proxy statement as promptly as reasonably practicable following the date of the merger agreement (and in any event, within twenty business days after the date of the merger agreement). Spirit further agreed to use its reasonable best efforts to: (i) cause the preliminary proxy statement, when filed, to comply in all material respects with applicable law; and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the preliminary proxy statement. No filing of, or amendment or supplement to, the preliminary proxy statement, or response to related SEC comments, will be made by Spirit without JetBlue’s prior consent and without providing JetBlue and its counsel a reasonable opportunity to review and comment. Spirit agreed to consider in good faith all comments reasonably proposed by JetBlue. Spirit agreed to mail the proxy statement to its stockholders as promptly as reasonably practicable after Spirit learns that the preliminary proxy statement will not be reviewed by the SEC or that the SEC has no further comments to the preliminary proxy statement (the “proxy statement clearance date”). Spirit will promptly notify JetBlue upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the preliminary proxy statement, and will, as promptly as practicable after receipt, provide JetBlue with copies of all material correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the proxy statement received from the SEC and advise JetBlue on any oral comments with respect to the proxy statement received from the SEC.

Spirit agreed to duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders as soon as reasonably practicable after the proxy statement clearance date, for the purpose of voting on the adoption of the merger agreement, provided that the special meeting will not be initially scheduled to occur later than forty-five days following the proxy statement clearance date. Spirit will not, without the consent of JetBlue, adjourn or postpone, cancel, recess or reschedule, the special meeting; provided, however, that Spirit may postpone or adjourn the special meeting: (i) with the prior written consent of JetBlue; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Spirit determines in good faith is reasonably likely to be required under applicable law; (iv) to allow reasonable additional time to solicit additional proxies; or (v) if required by law, provided that such postponement or adjournment are subject to certain limitations as set forth in the merger agreement, including a maximum length of postponement and adjournments of twenty business days from the originally scheduled meeting date.

Spirit also agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement, and to take all other actions necessary or advisable to secure approval from the Spirit stockholders. If at the time of the originally scheduled date of the special meeting, a quorum has not been established or Spirit has not received proxies representing a sufficient number of shares of Spirit common stock for approval of the merger agreement and transactions contemplated therein, then Spirit will, at the request of JetBlue (to the extent permitted by law), adjourn the special meeting to a date specified by JetBlue. Without the prior written consent of JetBlue, the adoption of the merger agreement and the transactions contemplated by the merger agreement will be the only matters (other than matters of procedure and matters required by law to be voted on by the Spirit stockholders in connection with the adoption of the merger agreement and the transactions contemplated therein) that Spirit will propose to be acted on by the Spirit stockholders at the special meeting. Spirit also has agreed to submit the merger agreement for adoption by the Spirit stockholders at the special meeting whether or not a change of company board recommendation has occurred.

Employee Matters

Through the first anniversary of the closing date of the merger, JetBlue has agreed to provide each continuing employee of Spirit (each, a “continuing employee”) who is not covered by a Spirit collective bargaining agreement with: (i) a base salary or wage rate that is no less favorable than that provided by Spirit to such continuing employee as of immediately prior to the effective time; (ii) a target cash bonus opportunity and commissions opportunity that are no less favorable in the aggregate that that provided by Spirit to such continuing employee as of immediately prior to the effective time; and (iii) employee benefits (excluding equity and equity-based incentives and, subject to the merger agreement, severance benefits) that are no less favorable in the aggregate than that provided by Spirit to such continuing employee as of immediately prior to the effective time. The employment terms and conditions of each continuing employee whose employment is covered by a Spirit collective bargaining agreement will be governed by such applicable collective bargaining agreement.

As of and following the effective time, JetBlue may elect to satisfy its obligations in respect of employee compensation and benefits by: (i) continuing Spirit benefit plans with respect to continuing employees; (ii) permitting continuing employees and, as applicable, their eligible dependent to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick or personal times off plans or programs) of JetBlue; or (iii) a combination of clauses (i) and (ii). If JetBlue elects to have continuing employees and their eligible dependents participate in JetBlue’s benefit plans, programs or policies following the effective time, then JetBlue will use commercially reasonable efforts to: (i) subject to certain customary exclusions, recognize the service of continuing employees with Spirit or any of its predecessors for purposes of eligibility to participate, vesting and for other appropriate benefits to the same extent that such service was previously recognized by Spirit as of the date of the merger agreement attributable to any period before the effective time; (ii) waive any pre-existing conditions (to the extent waived under any corresponding Spirit benefit plan in which the continuing employee participated as of immediately prior to the effective time) or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations with respect to continuing employees and their eligible dependents under any health or similar plan of JetBlue; and (iii) cause any deductibles paid by continuing employees under any Spirit health, dental, vision or similar plans in the plan year in which the continuing employee and their eligible dependents are transferred to JetBlue’s health, dental, vision or similar plans to be credited towards deductibles under such plans of JetBlue or any of its subsidiaries.

Following the effective time, JetBlue will be bound by, honor and comply with the terms of certain employment, severance and change in control plans, policies and agreements and other Spirit benefit plans (each, an “honored Spirit plan”).

Spirit and JetBlue have agreed that, if the closing of the merger occurs on or before December 31, 2023: (i) annual cash bonuses in respect of the period between January 1, 2023, and the closing date will be paid to employees of Spirit within three business days following the closing of the merger in amounts calculated based on the level of performance attained as of immediately prior to the closing, as determined by the Spirit board of directors in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2023 performance period elapsed as of the closing date; and (ii) JetBlue will pay continuing employees an annual bonus in respect of the 2023 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Spirit bonus plan for 2023 as in effect as of the closing date, calculated based on actual performance for the entire 2023 fiscal year, over (y) the bonus paid to such continuing employee pursuant to clause (i).

Spirit and JetBlue have further agreed that, if the closing of the merger occurs in 2024 but prior to the date on which annual cash bonuses in respect of 2023 are determined and paid, such bonus payments in respect of 2023, if any, will be calculated on the basis of actual performance for the 2023 performance period under the terms of the applicable Spirit bonus plan as will be determined by JetBlue’s board of directors in good faith using a methodology reasonably consistent with the past practices of the Spirit board of directors. In addition, if the closing does not occur prior to March 1, 2024, then Spirit will, following prior consultation with JetBlue, be permitted to adopt performance goals with respect to an annual cash bonus program for Spirit’s 2024 fiscal year in the ordinary course of business, and in such case JetBlue will honor such bonus program for continuing employees in accordance with its terms (subject to commercially reasonable adjustments after the closing date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by Spirit, in each case, prior to the date of the merger agreement or in accordance with the merger agreement, in order to be eligible to receive any bonus payment, a continuing employee must be employed by either Spirit or JetBlue or any of JetBlue’s subsidiaries on the date the bonus is paid (or, with respect to any bonus period in 2023 ending on or prior to the closing, the closing date), and if not so employed on such date, any bonus payment otherwise due to such individual will be forfeited.

Following the effective time, JetBlue will, or will cause one of its affiliates to, be bound by and comply with the terms of the Spirit collective bargaining agreements as in effect as of the closing date until JetBlue or its affiliates negotiate a new collective agreement. JetBlue has also agreed to honor all applicable seniority integration or similar rights contained in any Spirit collective bargaining agreement in accordance with the terms thereof.

The merger agreement does not require the continued employment of any Spirit employee and the provisions of the merger agreement related to service providers do not create any rights for Spirit employees, and no provision of the merger agreement prevents JetBlue (or, following the effective time, Spirit) from amending or terminating any employee benefit plans, programs, agreements, or arrangements.

From and after the date of the merger agreement until the effective time, Spirit has agreed that any material written or formal oral communications to employees of Spirit regarding the terms and conditions of their employment (including compensation and benefits) following the merger will include the applicable disclaimer set forth in the merger agreement and will be subject to prior review and (to the extent such communications are not limited to a description or summary of the terms expressly set forth in the merger agreement or in an honored Spirit plan) approval by JetBlue and its outside counsel (any such approval not to be unreasonably withheld, conditioned or delayed).

Indemnification and Insurance

For a period of six years from and after the effective time of the merger, the surviving corporation will, and JetBlue will cause the surviving corporation to, indemnify and hold harmless all past and present directors, officers and employees of Spirit to the same extent such persons are indemnified as of the date of the merger agreement by Spirit pursuant to applicable law, Spirit’s Amended and Restated Certificate of Incorporation, Spirit’s Amended and Restated Bylaws, and the indemnification agreements in existence on the date of the merger agreement with any directors, officers and employees of Spirit arising out of acts or omissions in their capacity as directors, officers or employees of Spirit occurring at or prior to the effective time of the merger. The surviving corporation will, and JetBlue will cause the surviving corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any suit, claim, action, hearing, arbitration, investigation or other proceeding with respect to the matters, subject to indemnification pursuant to the merger agreement in accordance with the procedures set forth in the governing documents of Spirit and the indemnification agreements in existence on the date of the merger agreement.

For a period of six years from and after the effective time of the merger, JetBlue will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of Spirit for periods at or prior to the effective time of the merger than are currently set forth in Spirit’s governing documents. The surviving corporation will cause the indemnification agreements in existence as of the date of the merger agreement with any of the directors, officers or employees of Spirit to continue in full force and effect in accordance with their terms following the effective time.

The surviving corporation will either: (i) obtain a tail insurance policy with a claims period of at least six years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Spirit’s existing policies for claims arising from facts or events that occurred on or prior to the effective time; or (ii) maintain in effect for six years from the effective time, if available, the current directors’ and officers’ liability insurance policies maintained by Spirit, provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than Spirit’s existing policy with respect to matters occurring prior to the effective time.

However, the surviving corporation will not be required to pay an annual premium for the directors’ and officers’ liability insurance policies in excess of 300% of the last annual premium paid prior to the date of the merger agreement. The provisions of the immediately preceding sentence will be deemed to be satisfied if prepaid policies have been obtained prior to the effective time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events occurring on or before the effective time. If such prepaid policies have been obtained prior to the effective time of the merger, JetBlue will cause the surviving corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

In the event JetBlue or the surviving corporation: (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the merger agreement with respect to indemnification and insurance.

The obligations described in this section will: (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any suit, action, proceeding or investigation brought or commenced during such six-year period; and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom the provisions of the merger agreement relating to insurance and indemnification applies without the consent of such affected indemnitee. The parties expressly agreed that the indemnitees to whom the provisions of the merger agreement relating to insurance and indemnification apply will be third-party beneficiaries of such provisions of the merger agreement.

Other Covenants

Access to Information; Confidentiality

Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Spirit is a party, and except as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent Spirit or any Spirit representative withholds information or access due to the risk of loss or waiver of such privilege, Spirit or such Spirit representative will notify JetBlue of such withholding and use commercially reasonable efforts to communicate such information in a manner that does not risk such loss or waiver), from entry into the merger agreement to the effective time,

Spirit agreed to: (i) provide to JetBlue and Merger Sub and their respective representatives reasonable access at reasonable times during normal operating hours to the books and records of Spirit upon prior written notice; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Spirit as JetBlue or its representatives may reasonably request. However, any investigation of JetBlue or its representatives will be conducted in such manner as not to interfere unreasonably with the conduct of Spirit.

Appropriate Action; Consents; Filings

Each of JetBlue and Spirit agreed to use their respective reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable; and (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by JetBlue or Spirit or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated herein.

Neither JetBlue nor Spirit, in connection with the receipt of any necessary license, permit, waiver, approval, authorization or order of a governmental entity (including under the HSR Act), will be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of JetBlue, Spirit or their respective subsidiaries or affiliates (we refer to each such action as a “divestiture action”), if such divestiture action would or would reasonably be expected to result in a material adverse effect on JetBlue and its subsidiaries (including Spirit and its subsidiaries) after giving effect to the transactions contemplated by the merger agreement, taken as a whole. However: (i) JetBlue agreed to take the divestiture actions with respect to any of Spirit’s holdings at Boston Logan International Airport, Newark Liberty International Airport, John F. Kennedy International Airport, and LaGuardia Airport and five gates and related ground facilities at Fort Lauderdale-Hollywood International Airport; (ii) subject to the other provisions of the merger agreement, the identity of any additional divestiture actions will be determined by JetBlue in its sole and absolute discretion; and (iii) in no event will JetBlue be required to agree to or effect any divestiture action that in JetBlue’s discretion would be reasonably likely to materially and adversely affect the anticipated benefits of the parties to the NEA and the agreements contemplated thereby. At JetBlue’s request, Spirit will reasonably assist JetBlue with any sales process with respect to any business or assets proposed to be subject to a divestiture action.

JetBlue will control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the merger and other transactions contemplated by the merger agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a governmental entity; provided, however, that JetBlue will consult in advance with Spirit and in good faith take Spirit’s views into account regarding the overall strategic direction of any such litigation or approval process, as applicable, and consult with Spirit prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation or approvals, as applicable.

Spirit Special Meeting

Spirit has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the Spirit board of directors has made a recommendation change with respect to a Superior Proposal (as defined in the merger agreement), the Spirit board of directors is required to use its reasonable best efforts to obtain from its stockholders the vote required to adopt the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement) that they adopt the merger agreement and the transactions contemplated thereby.

Notwithstanding any Spirit change in recommendation, unless the merger agreement has been terminated in accordance with its terms, Spirit is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Spirit must, at the request of JetBlue (to the extent permitted by Law), adjourn or postpone such meeting if there are insufficient shares of Spirit common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Spirit has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement.

Certain Notices

From and after the date of the merger agreement until the effective time of the merger, each party thereto will promptly notify the other party thereto of: (i) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to (a) cause any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied or (b) prevent or materially delay the consummation of the transaction contemplated by the merger agreement; (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the merger agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied; (iii) receipt of any written notice to the receiving party from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by the merger agreement and the pursuit of such consent would (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement; or (iv) receipt of any notice or other communication from any governmental entity, the NYSE or the Nasdaq Stock Market LLC (or any other securities market) in connection with the merger; provided, however, that the delivery of any such notice will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in the merger agreement or otherwise limit or affect the remedies available under the merger agreement to the party receiving such notice. Spirit will promptly notify JetBlue of any action (or threats of action) by the FAA or the DOT that materially amends, modifies, suspends, revokes, terminates, cancels or withdraws any Spirit permit or slots.

Public Announcements

Each of Spirit, JetBlue and Merger Sub agreed that no public release or announcement concerning the transactions contemplated by the merger agreement will be issued by any party without the prior written consent of Spirit and JetBlue (which consent will not be unreasonably withheld, delayed or conditioned), subject to certain exceptions set forth in the merger agreement, including as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

State Takeover Laws

If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover laws becomes or is deemed to be applicable to Spirit, JetBlue, Merger Sub or the merger, including the acquisition of shares of Spirit common stock pursuant thereto or any other transaction contemplated by the merger agreement, then the Spirit board of directors will take all action necessary to render such law inapplicable to such entities and transactions.

JetBlue Agreement Concerning Merger Sub

JetBlue will cause Merger Sub to comply with its obligations under the merger agreement.

Section 16 Matters

Prior to the effective time of the Merger, the Spirit board of directors, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Spirit who is a covered person of Spirit for purposes of Section 16 of the Exchange Act (which we refer to as “Section 16”) of shares of Spirit common stock will be an exempt transaction for purposes of Section 16 of the Exchange Act.

Spirit Stock Exchange Delisting; Deregistration

Spirit and JetBlue will cooperate and use their respective reasonable best efforts to cause the delisting of shares of Spirit common stock from the NYSE and the deregistration of such shares of Spirit common stock as promptly as practicable following the effective time of the merger in compliance with applicable law.

Stockholder Litigation

Spirit will promptly provide JetBlue with any pleadings and correspondence relating to any suit, claim, action, hearing, arbitration, investigation or other proceeding involving Spirit or any of its officers or directors or any other of its representatives relating to the merger agreement or the transactions contemplated by the merger agreement and will keep JetBlue reasonably and promptly informed regarding the status of any suit, claim, action, hearing, arbitration, investigation or other proceeding. Spirit will cooperate with and give JetBlue a reasonable opportunity to participate in the defense or settlement of any such suit, claim, action, hearing, arbitration, investigation or other proceeding, and no such settlement will be agreed to without the prior written consent of JetBlue (such consent not to be unreasonably withheld, delayed or conditioned). Spirit will also give JetBlue the right to review and comment on all filings or responses to be made by it in connection with any such suit, claim, action, hearing, arbitration, investigation or other proceeding, and it will in good faith take such comments into account.

Tax Matters

Except for payment of any transfer or other taxes required by reason of payment of the merger consideration to a person other than the holder of record of a certificate(s) representing Spirit common stock, each of Spirit, JetBlue and Merger Sub will pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar taxes imposed on Spirit, JetBlue or Merger Sub, as the case may be, as a result of or in connection with the transactions contemplated under the merger agreement. The parties agreed to cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party to the merger agreement to claim an applicable exemption from any such taxes otherwise payable.

Spirit Convertible Notes

Within the time periods required by the terms of the applicable indenture for Spirit’s 2025 convertible notes and 2026 convertible notes (which we collectively refer to as the “convertible notes indenture”), Spirit agreed to take all actions required by, or all commercially reasonable actions requested by JetBlue pursuant to and in compliance with, the convertible notes indenture to be performed by Spirit as a result of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated thereby, including (i) the giving of any notices that may be required by the convertible notes indenture or reasonably requested by JetBlue, and (ii) delivery to the trustee, the holders of Spirit’s convertible notes or other applicable person, as applicable, of any instruments, certificates, opinions of Spirit’s counsel or other documents required by the convertible notes indenture or reasonably requested by JetBlue in connection with the execution, delivery or performance of the merger agreement, the transactions contemplated thereby or as otherwise required by, or reasonably requested by JetBlue pursuant to or in compliance with, the convertible notes indenture. Spirit also agreed to deliver a copy of any such notice, instrument, certificate, opinion or other document to JetBlue at least three business days (or such shorter period of time as may be required to comply with the terms of the convertible notes indenture) prior to delivering such notice or entering into such other document or instrument, and to consider any reasonable comments thereto proposed by JetBlue in good faith. Spirit and the surviving corporation will execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the convertible notes indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and Spirit, pursuant to and with such terms as required under the convertible notes indenture.

Prior to the effective time and without the written consent of JetBlue, Spirit will not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the convertible notes indenture) of Spirit’s convertible notes, other than in connection with the entry into or the consummation of the transactions contemplated by the merger agreement.

Except as provided for in the merger agreement, prior to the Effective Time and without the written consent of JetBlue, Spirit will not amend the convertible notes indenture. Prior to the effective time, Spirit will comply with all requirements of the convertible notes indenture. Following the effective time, the surviving corporation will comply with all requirements of the convertible notes indenture.

Prior to the effective time, Spirit will settle any conversions of (i) Spirit’s 2025 convertible notes pursuant to “Physical Settlement” (as defined in the applicable indenture) and (ii) Spirit’s 2026 convertible notes pursuant to “Cash Settlement” (as defined in the applicable indenture).

Financing

JetBlue will, to the extent the proceeds thereof are required to consummate the transactions contemplated by the merger agreement, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the debt financing and to consummate the debt financing on the closing date. Such actions will include using reasonable best efforts to: (i) maintain in effect the debt commitment letter (except as otherwise permitted under the merger agreement) until the transactions contemplated by the merger agreement are consummated or the merger agreement is terminated in accordance with its terms; (ii) cause senior management of JetBlue to participate in, and assist with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfy on a timely basis (or, if deemed advisable by JetBlue, seek a waiver on a timely basis of) all debt financing conditions within its control; (iv) negotiate, execute and deliver debt financing documents that reflect the terms contained in the debt commitment letter (including any “market flex” provisions related thereto) or on such other terms no less favorable to JetBlue than those set forth in the debt commitment letter; and (v) in the event that the conditions to the obligations of Spirit, JetBlue and Merger Sub to consummate the merger and the debt financing conditions have been satisfied or, upon funding would be satisfied, enforce JetBlue’s rights under the debt commitment letter in the event of a financing failure event (as defined and further described in the merger agreement), that prevents, impedes or delays the closing of the merger. JetBlue will use reasonable best efforts to give Spirit prompt notice of any material breach or repudiation by any lender or other financing sources to the debt commitment letter of which JetBlue obtains knowledge.

Spirit will, and will cause its representatives to, use reasonable best efforts to provide JetBlue all cooperation and take all corporate action required, as reasonably requested by JetBlue in connection with the arrangement, marketing and consummate of the debt financing. JetBlue will promptly reimburse Spirit for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Spirit in performing its obligation to cooperate with JetBlue in connection with the debt financing, and JetBlue will indemnify Spirit for all liabilities and losses incurred by Spirit and its representatives in connection with the debt financing other than to the extent any liabilities or losses arise from the gross negligence or willful misconduct of, or material breach of the merger agreement by, Spirit or any of its representatives.

JetBlue Tax Indemnification

Subject to the terms and conditions set forth in the merger agreement and as more fully described therein, JetBlue has agreed to indemnify Spirit for certain income tax losses arising from a final determination, or settlement of a claim, that Spirit is required to recognize the approval prepayment and/or the additional prepayments as income or gain for income tax purposes or that the Spirit termination fee (as defined in the section “—Transaction Expenses and Termination Fee”) is non-deductible to Spirit. In the event that Spirit utilizes any net operating losses or other tax attributes to reduce or offset any income tax losses that would have otherwise been indemnifiable, JetBlue is required to pay to Spirit any tax benefit that Spirit would have realized with respect to such tax attributes in a future tax period “as and when” such tax benefits would have been realized and determined on a “with and without” basis, taking into account such tax attributes as the last items claimed for any taxable year. Spirit has agreed to cooperate with JetBlue and provide JetBlue with any material information that it may reasonably request in connection with an indemnifiable income tax loss or a tax proceeding relating thereto. The indemnification obligations of JetBlue generally survive until sixty days after the expiration of the applicable statute of limitations.

Frontier Expense Reimbursement

Within three business days of Spirit providing JetBlue with evidence of the expense reimbursement amount of up to $25.0 million paid by Spirit to Frontier pursuant to the Frontier merger agreement, JetBlue paid such amount to Spirit by wire transfer of immediately available funds to the account designated by Spirit.

Conditions to Completion of the Merger

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the effective time of the merger of each of the following conditions:

•

The merger agreement will have been adopted by the holders of Spirit common stock representing a majority in voting power of the outstanding shares of Spirit common stock entitled to vote thereon at a meeting of Spirit stockholders;

•

The waiting period applicable to the consummation of the merger under the HSR Act (and any customary timing agreement with any governmental entity to toll, stay or extend any such waiting period, or to delay or not to consummate the merger entered into in connection with the merger agreement) will have expired or been terminated;

•

Any applicable waiting period (or extensions thereof) or approvals applicable to the merger under the competition laws of certain Central and South American countries will have expired, been terminated, or been obtained;

•

All consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT and the FCC in connection with the consummation of the merger will have been obtained or delivered, as applicable; and

•

There will have been no governmental order issued enjoining or prohibiting the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger.

The obligations of JetBlue and Merger Sub to consummate the merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the effective time of the merger of each of the following conditions:

•

Each representation or warranty of Spirit regarding: (A) Spirit’s organization, valid existence and good standing; (B) (1) Spirit’s power and authority to execute and deliver the merger agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the merger agreement and (2) the due authorization of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and the due and valid execution and delivery of the merger agreement; (C) the absence of outstanding contractual obligations of Spirit affecting voting rights of, requiring the repurchase, redemption or disposition of, right of first refusal with respect to, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to or restricting the transfer of any shares of Spirit common stock or other equity interests of Spirit; (D) the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the proposed transactions; (E) the Spirit stockholder approval required to adopt the merger agreement; and (F) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement, will be true and correct in all material respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

Each representation or warranty of Spirit regarding: (A) the number of Spirit’s authorized and outstanding capital stock; (B) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Spirit restricted stock units, performance share awards, warrants and convertible notes; (C) with certain exceptions, the absence of other equity interests or rights obligating Spirit to issue, acquire or sell any securities of Spirit; (D) ownership of the equity interests of Spirit’s subsidiaries; and (E) the conversion rates and outstanding principal amounts under Spirit’s convertible notes will be true and correct in all respects (except for de minimis deviations) as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time);

•

All other representations and warranties of Spirit contained in the merger agreement (without giving effect to any references to any material adverse effect of Spirit or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Spirit regarding (A) the absence of the occurrence of certain changes or events since January 1, 2021, that would have a Spirit material adverse effect; or (B) in the term “Company Material Contract” as such term is defined in the merger agreement), will be true and correct in all respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Spirit material adverse effect;

•

Spirit will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the merger agreement at or prior to the closing, or any breach or failure to do so will have been cured;

•	The receipt by JetBlue of a certificate executed by an executive officer of Spirit certifying the satisfaction of the foregoing conditions; and

•	Since the date of the merger agreement, there will not have occurred a material adverse effect on Spirit.

The obligation of Spirit to consummate the merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the merger of each of the following conditions:

•

Each representation or warranty of JetBlue regarding: (A) JetBlue’s organization, valid existence and good standing; (B) (1) JetBlue’s power and authority to execute and deliver the merger agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the merger agreement and (2) the due authorization of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and the due and valid execution and delivery of the merger agreement; and (C) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement, will be true and correct in all material respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

All other representations and warranties of JetBlue contained in the merger agreement (without giving effect to any references to any JetBlue material adverse effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein will be true and correct in all respects as of the date of the merger agreement and the closing date of the merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a JetBlue material adverse effect;

•

Each of JetBlue and Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the merger agreement, or any breach or failure to do so has been cured; and

•	The receipt by Spirit of a certificate executed by an executive officer of JetBlue certifying the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

In each case described below, the merger agreement may be terminated and the merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The merger agreement may be terminated by mutual written consent of JetBlue and Spirit at any time prior to the effective time. In addition, the merger agreement may be terminated by either party if:

•

any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action has become final and non-appealable (which order the party seeking to terminate the merger agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by the merger agreement);

•	the effective time of the merger has not occurred on or before the outside date (which is subject to certain automatic extensions, as described in the merger agreement); or

•	the required Spirit stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting.

The merger agreement may be terminated by Spirit if:

•

in connection with the Spirit board of directors causing Spirit to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the merger agreement; or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by either JetBlue or Merger Sub that would result in the failure of the conditions to the obligation of Spirit to effect the merger to be satisfied; (ii) Spirit has delivered to JetBlue written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the outside date and thirty days after the notice of breach. Spirit cannot terminate for this reason if it has breached any covenant such that the condition to the merger relating to performance of Spirit’s covenants is not satisfied or there is an uncured inaccuracy in any of Spirit’s representations and warranties such that the condition to the merger relating to the truth and accuracy of Spirit’s representations and warranties is not satisfied.

The merger agreement may be terminated by JetBlue if:

•	a triggering event occurs; or

•

there is: (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the merger agreement by Spirit that would result in the failure of the conditions to the obligation of JetBlue to effect the merger to be satisfied; (ii) JetBlue has delivered to Spirit written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the outside date and thirty days after the notice of breach. JetBlue cannot terminate for this reason if it or Merger Sub has breached any covenant such that the condition to the merger relating to performance of JetBlue’s and Merger Sub’s covenants is not satisfied or there is an uncured inaccuracy in any of their representations and warranties of JetBlue or Merger Sub contained in the merger agreement such that the condition to the merger relating to the truth and accuracy of JetBlue’s and Merger Sub’s representations and warranties is not satisfied.

Effect of Termination

In the event the merger agreement is terminated in accordance with the termination provisions in the merger agreement, the merger agreement will become void and of no effect, and there will be no liability or obligation of JetBlue, Merger Sub or Spirit or their subsidiaries, officers or directors except: (i) the confidentiality agreement between JetBlue and Spirit and certain other provisions of the merger agreement, which will remain in effect; and (ii) any liabilities or damages incurred or suffered by a party as a result of the intentional breach by another party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement prior to the date of such termination.

Transaction Expenses and Termination Fee

All fees and expenses incurred in connection with the preparation, negotiation and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. However, Spirit must pay JetBlue a termination fee of $94.2 million if:

•	Spirit terminates the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal;

•	JetBlue terminates the merger agreement in connection with a triggering event; or

•

(i) the merger agreement is terminated (a) on the outside date, (b) because there is an intentional breach of Spirit’s covenant with respect to non-solicitation or the special meeting or (c) because the required

Spirit stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting; (ii) prior to the date of the special meeting (or prior to the termination of the merger agreement if there has been no special meeting) an acquisition proposal has been publicly announced and is not withdrawn; and (iii) at any time on or prior to the first anniversary of the termination of the merger agreement, Spirit consummates any acquisition proposal or enters into a definitive written agreement providing for the consummation of an alternative acquisition proposal that is ultimately consummated; provided that for purposes of clauses (ii) and (iii), the references to “20%” in the meaning of acquisition proposal are deemed to be references to “50%.”

In the event that the merger agreement is terminated by either JetBlue or Spirit because the Spirit stockholder approval of the merger proposal is not obtained at the special meeting, then Spirit will pay to JetBlue the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by JetBlue in connection with the transactions contemplated by the merger agreement up to $25.0 million. Any payment of the expense reimbursement will reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable under the merger agreement. In addition, upon the termination of the merger agreement by JetBlue because of a material, uncured breach by Spirit of the merger agreement, Spirit will pay to JetBlue an amount (which we refer to as the “Spirit termination fee”) equal to the sum of all amounts previously paid by JetBlue as part of the approval prepayment and additional prepayments to the Spirit stockholders.

In the event that the merger agreement is terminated by either Spirit or JetBlue because: (i) a governmental entity has issued an order or taken any other action permanently enjoining or otherwise prohibiting the merger under applicable U.S. federal competition laws; or (ii) the merger has not occurred by the outside date solely because of the failure to satisfy the closing condition requiring (a) the waiting period applicable to the consummation of the merger under the HSR Act to have expired or been terminated or (b) that no governmental entity has issued an order or taken any other action enjoining or otherwise prohibiting the merger under applicable U.S. federal competition laws, and that no applicable competition law will be in effect making the merger illegal or preventing the consummation of the merger, and at the time of either such termination all other closing conditions have been satisfied (or are capable of being satisfied if the closing were to occur on such date of termination); then: (i) JetBlue will pay directly to the Spirit stockholders as of a record date that is five business days following the date of such termination the excess of (A) $400.0 million minus (B) the sum of all amounts previously paid by JetBlue as part of the approval prepayment and additional prepayments to the Spirit stockholders, and will pay to Spirit a corresponding amount payable to the holders of Spirit restricted stock unit awards and performance share awards; and (ii) JetBlue will pay Spirit a fee in the amount of $70.0 million, in each case within two business days following the date of such termination. However, none of the foregoing payments will be payable by JetBlue if the failure to satisfy the conditions described in this paragraph is the result of a breach by Spirit of its obligations in the provisions described under “—Appropriate Action; Consents; Filings” and JetBlue would have been entitled to terminate the merger agreement as a result of such breach under the terms of the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur if any provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the merger agreement pursuant to the provisions described under “—Termination of the Merger Agreement” above, each party is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement and in addition to any other remedy to which they are entitled at law or in equity. Each party to the merger agreement waives any requirement for the posting of any bond or other security in connection therewith.

Amendment; Extension; Waiver

The parties to the merger agreement may amend the merger agreement by their written agreement at any time prior to the effective time of the merger, either before or after the Spirit stockholder approval of the merger proposal. However, no amendment, modification or supplement will be made to the merger agreement that would adversely affect the rights of the financing sources without the consent of the financing sources. Further, after such approval, no amendment may be made that requires further approval by such stockholders under applicable law unless such further approval is obtained.

Prior to the effective time of the merger, the parties to the merger agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any uncured inaccuracies in the representations and warranties contained in the merger agreement made to Spirit or JetBlue by the other party; and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the party or parties to be bound thereby. Any such extension or waiver will not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Assignment

The merger agreement may not be assigned by any party to the merger agreement, by operation of law or otherwise, without the prior written consent of the other parties. However: (i) each of JetBlue and Merger Sub may assign any of their respective rights and obligations to any direct or indirect subsidiary of JetBlue prior to the mailing of this proxy statement, but no such assignment will relieve either JetBlue or Merger Sub of its obligations under the merger agreement; and (ii) JetBlue and Merger Sub may assign its rights under the merger agreement to the financing sources as collateral security, but no such assignment under clause (i) or (ii) will relieve JetBlue or Merger Sub, as the case may be, of its obligations under the merger agreement.

Governing Law; Jurisdiction

The merger agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The parties submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks subject matter jurisdiction, any federal court located in the State of Delaware, in any action or proceeding arising out of or relating to the merger agreement of the transactions contemplated thereby.

Notwithstanding the immediately preceding two paragraphs of this section, the merger agreement provides that any action or proceeding against the debt financing source parties relating in any way to the merger agreement, the debt commitment letter or the debt financing will be governed by, and construed in accordance with, the laws of the State of New York, and subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Spirit common stock that exchange their shares of Spirit common stock for cash in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to holders of Spirit common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Spirit common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Spirit common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Spirit’s common stock).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Spirit common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Spirit common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger in light of their specific circumstances.

All holders of Spirit common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit common stock

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Spirit common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

The exchange of shares of Spirit common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder of Spirit common stock generally will recognize gain or loss in an amount equal to the difference between (1) the amount of merger consideration received by the U.S. holder and (2) the U.S. holder’s adjusted tax basis in the shares of Spirit common stock surrendered in exchange therefor. Gain or loss must be calculated separately for each block of Spirit common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Spirit common stock exceeds one year at the time of the merger. Long-term capital gain of certain non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Under the terms of the merger agreement, the per-share amount of cash payable by JetBlue as merger consideration in the merger is reduced by the sum of (1) the approval prepayment amount and (2) the lesser of (i) $1.15 and (ii) the aggregate additional prepayment amount. See the section of this proxy statement captioned “The Merger Agreement—Prepayments.” The tax treatment of the approval prepayment and the additional prepayments to the Spirit stockholders is not clear. The parties have agreed to report the approval prepayment and the additional prepayments to the Spirit stockholders as amounts paid by JetBlue to, and for the benefit of, the Spirit stockholders for U.S. federal income tax and all other applicable tax purposes. Assuming that this characterization applies, the approval prepayment and the additional prepayments could be treated as merger consideration paid before the closing of the merger (with a corresponding adjustment to the gain or loss recognized by a U.S. holder when such U.S. holder sells or exchanges its shares of Spirit common stock); as gain realized by a U.S. holder in respect of a separate right or obligation with respect to its shares of Spirit common stock (e.g., if the merger is not consummated or if a U.S. holder disposes of its shares before the closing of the merger); or potentially as ordinary income to the U.S. holder. It is also possible that the IRS could disagree with the above characterization and seek to characterize the approval prepayment and/or the additional prepayments in a different manner.

U.S. holders of Spirit common stock should consult their own tax advisors regarding the tax consequences of the approval prepayment and the additional prepayments to them in light of their particular circumstances.

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Spirit common stock

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Spirit common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Any gain realized by a non-U.S. holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax equal to 30% of such non-U.S. holder’s effectively connected earnings and profits (or a lower rate under an applicable income tax treaty);

•

such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Spirit common stock for cash pursuant to the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses recognized in the same taxable year; or

•	Spirit is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of the merger and such non-U.S. holder’s holding period with respect to the applicable shares of Spirit common stock, which we refer to as the “relevant period,” and such non-U.S. holder owned (actually or constructively) more than 5% of the shares of Spirit common stock at any time during the relevant period. Spirit believes that Spirit is not, and has not been, a USRPHC at any time during the five-year period preceding the merger.

As discussed above under “—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit common stock,” the tax treatment of the approval prepayment and the additional prepayments is not clear. The approval prepayment and the additional prepayments could be treated as merger consideration paid before the closing of the merger, which should be treated in the same manner as the merger consideration paid to a non-U.S. holder in the merger. Alternatively, it is possible that the approval prepayment and the additional prepayments could be treated as fixed or determinable annual or periodical (FDAP) income to a non-U.S. holder, in which case it could be treated either as non-U.S. source or as U.S. source FDAP income. If treated as non-U.S. source FDAP income, the approval prepayment and additional prepayments received by a non-U.S. holder should not be subject to U.S. federal income tax. U.S. source FDAP income received by a non-U.S. holder is generally subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate under an applicable income tax treaty), unless the income is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States), in which case such income generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such non-U.S. holder is a foreign corporation, such income may also be subject to the branch profits tax equal to 30% of such non-U.S. holder’s effectively connected earnings and profits (or a lower rate under an applicable income tax treaty). In light of the uncertainty as to the tax treatment of the approval prepayment and the additional prepayments, there is a meaningful possibility that a broker, dealer, bank or other custodian that holds shares of Spirit common stock beneficially owned by a non-U.S. holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the approval prepayment and/or the additional prepayments.

Non-U.S. holders of Spirit common stock should consult their own tax advisors regarding the tax consequences of the approval prepayment and the additional prepayments to them in light of their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments of cash made to a holder of Spirit common stock pursuant to the merger or to the approval prepayment or the additional prepayments.

Backup withholding generally will not apply to (1) a U.S. holder of Spirit common stock that furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on a properly completed IRS Form W-9 or (2) a non-U.S. holder of Spirit common stock that furnishes a certification of such non-U.S. holder’s foreign status on a properly completed applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Spirit common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET PRICE AND DIVIDEND INFORMATION

Spirit common stock is listed on the NYSE under the symbol “SAVE.” As of the close of business on September 12, 2022, the record date, there were 108,854,641 shares of Spirit common stock outstanding and entitled to vote at the special meeting held by approximately 69 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices of shares of Spirit common stock as reported on the NYSE and the dividend declared per share during such period.

	High	Low	Dividends Declared
2020
First Quarter	$47.50	$7.01	$0.00
Second Quarter	$25.94	$7.25	$0.00
Third Quarter	$19.55	$14.65	$0.00
Fourth Quarter	$27.48	$15.45	$0.00
2021
First Quarter	$40.77	$22.87	$0.00
Second Quarter	$39.19	$30.37	$0.00
Third Quarter	$31.47	$22.70	$0.00
Fourth Quarter	$27.59	$19.52	$0.00
2022
First Quarter	$28.30	$18.26	$0.00
Second Quarter	$27.88	$15.92	$0.00
Third Quarter (through September 9, 2022)	$25.68	$21.82	$0.00

The closing price of Spirit common stock on the NYSE on July 27, 2022, the last trading day before Spirit publicly announced the merger, was $24.30 per share.

On September 9, 2022, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Spirit common stock on the NYSE was $22.56 per share. We urge you to obtain current market quotations for Spirit common stock in connection with voting your shares.

If the merger is completed, there will be no further market for Spirit common stock and, as promptly as practicable following the effective time and in compliance with applicable law, Spirit common stock will be delisted from the NYSE and deregistered under the Exchange Act.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Only such business shall be conducted at the special meeting as shall have been brought before the meeting pursuant to Spirit’s notice of meeting. Spirit stockholders may not bring business before the special meeting.

Any stockholder nominations or proposals for other business intended to be presented at Spirit’s next annual meeting in 2023 must be submitted to Spirit as set forth below. If the merger is consummated prior to Spirit’s next annual meeting, Spirit will not hold such annual meeting.

To be considered for inclusion in the proxy materials for Spirit’s 2023 annual meeting, your proposal must be submitted in writing by November 30, 2022, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that annual meeting is more than thirty days from the first anniversary of the 2022 annual meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials for the 2023 annual meeting. If you wish to submit a proposal that is not to be included in the proxy materials for the 2023 annual meeting pursuant to the SEC’s stockholder proposal procedures or to nominate a director, you must do so between January 10, 2023 and February 9, 2023; provided that if the date of that annual meeting is earlier than April 23, 2023 or later than July 9, 2023 you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the tenth day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND MORE INFORMATION

Spirit files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as Spirit, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Spirit with the SEC are available at Spirit’s website at https://ir.spirit.com. The web addresses of the SEC and Spirit are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

The SEC allows Spirit to incorporate by reference information in this proxy statement. This means that Spirit can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

This proxy statement incorporates by reference the documents listed below that Spirit previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

Spirit SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2021, filed on February 8, 2022.

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2022, and June 30, 2022, filed on May 4, 2022, and August 9, 2022, respectively.

Current Reports on Form 8-K	Filed on February 7, 2022, June 3, 2022, June 24, 2022, July 28, 2022, July 28, 2022 and August 16, 2022 (other than the portions of those reports not deemed to be filed).

Definitive Proxy Statement on Schedule 14A	Filed on March 30, 2022.

In addition, Spirit incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting, provided that Spirit is not incorporating by reference any information furnished to, but not filed with, the SEC.

Documents incorporated by reference are available from Spirit without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention: Investor Relations

Telephone: (954) 447-7920

Spirit stockholders requesting documents must do so by October 12, 2022 to receive them before the special meeting. Spirit stockholders will not be charged for any of these documents that you request. If you request any incorporated documents from Spirit, Spirit will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Spirit has not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

ANNEX A

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

JetBlue Airways Corporation,

Sundown Acquisition Corp.

and

Spirit Airlines, Inc.

Dated as of July 28, 2022

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Certificate of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2022 (this “Agreement”), is entered into by and among JetBlue Airways Corporation, a Delaware corporation (“Parent”), Sundown Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Airlines, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, prior to the execution and delivery of this Agreement, the Company has terminated in accordance with its terms that certain Agreement and Plan of Merger, dated as of February 5, 2022 (as amended, the “Frontier Merger Agreement”), by and among Frontier Group Holdings, Inc., a Delaware corporation (“Frontier”), Top Gun Acquisition Corp., a Delaware corporation, and the Company;

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, subject to the terms and conditions of this Agreement, Parent has agreed in certain circumstances to pay certain amounts to the stockholders of the Company, a portion of such amounts constituting (i) a prepayment of a portion of the Merger Consideration if the Merger is consummated in accordance with this Agreement or (ii) a prepayment of the Parent Regulatory Fee, which shall be payable to the stockholders of the Company if this Agreement is terminated under the circumstances set forth in Section 7.2(e);

WHEREAS, the Board of Directors of Parent has duly authorized, approved and adopted the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1	The Merger.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)

At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter amended as provided therein or by applicable Law. In addition, Parent and the Company shall take such actions reasonably necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended and restated to thereafter be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Spirit Airlines, Inc.”), until thereafter amended as provided therein or by applicable Law.

(c)

Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the directors of the Company to resign as of the Effective Time and to cause the persons who are the directors of Merger Sub immediately prior to the Effective Time to, from and after the Effective Time, be the sole directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the officers of Merger Sub immediately prior to the Effective Time, to, from and after the Effective Time, be the sole officers of the Surviving Corporation, each to hold the same office with the Surviving Corporation as such officer held with Merger Sub immediately prior to the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)

If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2

Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third Business Day after satisfaction or written waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit B (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES

2.1

Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)

Conversion of Company Common Stock. Each share (“Share”) of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive, upon surrender of the Certificate formerly representing such Shares in the case of certificated Shares, or automatically in the case of Book-Entry Shares formerly representing such Shares, in accordance with Section 2.2, an amount in cash per Share, without interest, equal to (such amount, the “Merger Consideration”) (i) $33.50 minus (ii) (A) to the extent paid (or, in the event that the Closing Date occurs after the Approval Prepayment Record Date but before the Approval Prepayment Date, to the extent payable after the Closing Date), the Approval Prepayment Amount and (B) the lesser of (1) $1.15 and (2) the Aggregate Additional Prepayment Amount. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate and Book-Entry Share that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration.

(b)

Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c)

Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) newly and validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2	Payment and Issuance of Merger Consideration; Surrender of Company Certificates.

(a)

Paying Agent. Prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment and issuance of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or immediately following the Effective Time (but in any event substantially concurrently with the Closing), Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement (collectively, the “Payment Fund”). The Payment Fund will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings resulting from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares. Any losses resulting from such investments shall not impact Parent’s obligations under this Article 2, and in the event of any such losses, Parent shall take all actions necessary to cause to deposit into the Payment Fund sufficient cash to satisfy Parent’s obligations under this Article 2.

(b)

Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(c)

Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(d)

Termination of Payment Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b). If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)

Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary affidavit of loss and, if required by Parent or the Paying Agent, the posting by such Person of a bond as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)

Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any applicable provisions of state, local or foreign Tax Law; provided, that withholding for Merger Consideration or other payments received in respect of Company RSU Awards, Company Performance Share Awards and 2022 Company Performance Share Awards shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

2.3

Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by

Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration and shall no longer be Dissenting Shares. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4	Treatment of Company Equity Awards; Stock Plans.

(a)

Treatment of Company RSU Awards. Effective as of immediately prior to the Effective Time, each outstanding award of restricted stock units (other than Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.4(b), but including, for clarity, performance market stock unit awards denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company MSU Award”) and performance share awards denominated in Company Common Stock granted in fiscal year 2022 pursuant to any Company Equity Award Plan (each, a “2022 Company Performance Share Award”) denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company RSU Award”), shall be assumed by Parent and converted into for each share of Company Common Stock underlying the related Company RSU Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition to which a Company MSU Award or 2022 Company Performance Share Award is subject as having been achieved based on target performance as of immediately prior to the Effective Time), the right to receive an amount in cash equal to the sum of: (x) the Merger Consideration, subject to the same vesting schedule applicable to the related Company RSU Award, plus (y) solely to the extent (1) the related Company RSU Award has not been otherwise equitably or discretionarily adjusted under the Company Equity Award Plans and no amount has been otherwise paid in respect of the related Company RSU Award to the holder thereof under the Company Equity Award Plans, in each case, to reflect the Approval Prepayment, and (2) paid pursuant to Section 5.18(a) (or, in the event that the Closing Date occurs after the Approval Prepayment Record Date but before the Approval Prepayment Date, to the extent payable after the Closing Date pursuant to Section 5.18(a)), the Approval Prepayment Amount, plus (z) solely to the extent the related Company RSU Award has not been otherwise equitably or discretionarily adjusted under the Company Equity Award Plans and no amount has been otherwise paid in respect of the related Company RSU Award to the holder thereof under the Company Equity Award Plans, in each case, to reflect any Additional Prepayment, any Additional Prepayment Amounts not yet paid to the holder of such Company RSU Award.

(b)

Treatment of Company Performance Share Awards. Effective as of immediately prior to the Effective Time, each outstanding performance share award denominated in Company Common Stock granted pursuant to the Company Equity Award Plans (other than, for clarity, Company MSU Awards and 2022 Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.4(a)) (each, a “Company Performance Share Award”) shall entitle the holder thereof to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, the number of Shares that are earned thereunder based on target performance as of immediately prior to the Effective Time, multiplied by a fraction, the numerator of which is equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the first day of the applicable performance period until the Closing Date and the denominator of which is the number of total months in such performance period. Any Shares so delivered in respect of Company Performance Share Awards shall be deemed to be issued and outstanding as of immediately prior to the Effective Time shall have the right to receive an amount in cash equal to the sum of: (x) the Merger Consideration, plus (y) solely to the extent (1) the related Company Performance Share Award has not been otherwise equitably or discretionarily adjusted under the Company Equity Award Plans and no amount has been otherwise paid in respect of the related Company Performance Share Award to the holder thereof under the Company Equity Award Plans, in each case, to reflect the Approval Prepayment, and (2) paid pursuant to Section 5.18(a) (or, in the event that the Closing Date occurs after the Approval Prepayment Record Date but before the Approval Prepayment Date, to the extent payable after the Closing Date pursuant to Section 5.18(a)), the Approval Prepayment Amount; plus (z) solely to the extent the related Company Performance Share Award has not been otherwise equitably or discretionarily adjusted under the Company Equity Award Plans and no amount has been otherwise paid in respect of the related Company Performance Share Award to the holder thereof under the Company Equity Award Plans, in each case, to reflect any Additional Prepayment, any Additional Prepayment Amount not yet paid to the holder of such Company Performance Share Award.

(c)

Withholding and Delayed Payment. Notwithstanding any other provision in this Agreement, the Approval Prepayment Amount and the Aggregate Additional Prepayment Amount or Additional Prepayment Amounts payable pursuant to Sections 2.4(a) and 2.4(b) shall be paid, less all applicable tax and other withholdings; provided, however, that in the event that any payment of the Approval Prepayment Amount or any Aggregate Additional Prepayment Amount or Additional Prepayment Amount pursuant to Sections 2.4(a) and 2.4(b) in accordance with the vesting schedule of the related Company Equity Award shall be subject to: (i) any compensation restrictions imposed by any Government Support Law, such payment shall be made promptly following the date that the payment becomes payable without violating such Government Support Law restrictions, and (ii) Section 409A of the Code, such payment shall be paid at the earliest time permitted under the terms of the underlying award agreement of the Company Equity Award and the applicable Company Equity Award Plan relating to such Company Equity Award in order to not trigger a tax or penalty under Section 409A of the Code, and all such adjustments and modifications to the form and timing of such payment shall be made in compliance with Section 409A of the Code.

(d)

Termination of Company Equity Award Plans. After the Effective Time, all Company Equity Award Plans will be terminated, and no further Company Equity Awards or other rights with respect to Shares will be granted thereunder.

(e)

Corporate Actions. At or prior to the Effective Time, the Company, Parent, the Company Board (or a duly authorized committee thereof) and the Parent Board (or a duly authorized committee thereof), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4. The Company shall take all actions necessary to ensure that from and after the Effective Time, except as expressly contemplated by this Agreement, neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Equity Awards or other rights with respect to Shares. At or prior to the earlier of (i) the Approval Prepayment Date and (ii) the first Additional Prepayment Date (such date, the “First Additional Prepayment Date”), the Company Board shall adopt any resolutions and take any actions to ensure that each outstanding Company Equity Award that vests during the period commencing on the First Additional Prepayment Date through the day immediately prior to the Closing Date shall receive, solely to the extent the related Company Equity Award has not been otherwise equitably or discretionarily adjusted under the Company Equity Award Plans or paid pursuant to Sections 5.18(a) and 5.18(c), an amount in cash equal to the Approval Prepayment Amount and any Additional Prepayment Amounts actually paid prior to the applicable vesting date upon the settlement of such Company Equity Award. For the avoidance of doubt, such Company Equity Awards shall no longer be outstanding and subject to Sections 2.4(a) and 2.4(b), as the case may be.

2.5

Treatment of Company Warrants. Prior to the Effective Time, the Parent Board will adopt resolutions and take all other actions necessary and appropriate, including an assignment and assumption agreement in accordance with the applicable warrant agreement, to provide that, immediately prior to the Effective Time, (i) the Company Warrants shall be assumed by Parent and shall be converted into warrants exercisable for the Merger Consideration (the “Parent Assumed Warrants”) and (ii) Parent shall assume the due and punctual performance and observance of each and every covenant, agreement and condition of the Company Warrant Agreements, such that the Parent Assumed Warrants as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrants immediately prior to the Effective Time.

2.6

Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Approval Prepayment Amount, any Additional Prepayment Amount and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.28, Section 3.29 and Section 3.30) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1	Organization and Qualification; Subsidiaries.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)

The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its Business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)	The Company has made available to Parent and Merger Sub accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company

Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of the Company Charter.

(d)

Section 3.1(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each such Subsidiary has all requisite corporate power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2	Capitalization.

(a)

As of the close of business on July 25, 2022, the authorized capital stock of the Company consists of (i) 240,000,000 shares of Company Common Stock, of which there were 108,851,093 shares issued and outstanding, (ii) 50,000,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Company Non-Voting Common Stock”), of which there were no shares issued and outstanding, and (iii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding. As of the date of this Agreement, there were 1,869,370 shares of Company Common Stock held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are no Restricted Shares outstanding.

(b)

As of the close of business on July 25, 2022, the Company has no shares of Company Common Stock, Company Non-Voting Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 671,971 shares of Company Common Stock reserved for issuance pursuant to outstanding Company RSU Awards (other than Company MSU Awards and 2022 Company Performance Share Awards), (ii) 164,801 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Performance Share Awards (assuming target payment with respect to any performance conditions), (iii) 105,574 shares of Company Common Stock reserved for issuance pursuant to outstanding Company MSU Awards (assuming target payment with respect to any performance conditions), (iv) 153,114 shares of Company Common Stock reserved for issuance pursuant to outstanding 2022 Company Performance Share Awards (assuming target payment with respect to any performance conditions), (v) 12,182,492 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Convertible Notes and (vi) 739,089 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Warrants. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (x) the aggregate number of shares of Company Common Stock subject to each Company Warrant and (y) the aggregate number of shares of Company Common Stock subject to outstanding Company RSU Awards and Company Performance Share Awards (assuming, for Company Performance Share Awards and 2022 Company Performance Share Awards, that any performance-based vesting conditions have been attained at “target” levels, and for Company MSU Awards, target payment with respect to any performance conditions), in each case, along with the applicable grant dates, remaining vesting schedules (if applicable), exercise prices and exercise periods (if applicable), expiration dates (if applicable) and the Company Equity Award Plan pursuant to which such Company Warrant, Company RSU Awards and Company Performance Share Awards were granted (if applicable).

(c)

Except as described in Section 3.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company to issue, acquire or sell any Shares or other

Equity Interests of the Company or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)

There are no outstanding contractual obligations of the Company (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company.

(e)

The Company or another member of the Company Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

3.3	Authority.

(a)

Assuming the accuracy of the representation in the second sentence of Section 4.6, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval. Assuming the accuracy of the representation in the second sentence of Section 4.6 hereof, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (together, (i) and (ii), the “Enforceability Exceptions”).

(b)

At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

3.4

No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 3.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company Group pursuant to, any Company Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5

Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (c) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (d) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Company Material Adverse Effect.

3.6	Permits; Compliance With Law.

(a)

Each member of the Company Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Company Group and necessary for it to own, lease and operate its assets and properties and to operate the Business as currently conducted (the “Company Permits”), except where the failure to hold any Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group is, and since January 1, 2020 has been, operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b)

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in conflict with, default under or violation of, and is not being investigated for, or charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity applicable to the Company or by which any property or asset of the Company is or was bound, (ii) there is no pending, or to the knowledge of the Company, threatened investigation or review by any Governmental Entity with respect to the Company that challenges or questions the validity of any rights of the holder under the Company Permits or that alleges the existence of any violation of any Company Permit, (iii) since January 1, 2020, the Company has timely filed all submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity has taken any action or, to the knowledge of the Company, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Company Permit. The Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c)

Since January 1, 2020, no member of the Company Group nor, to the knowledge of the Company, any of their respective directors, officers, employees, partners or Affiliates (i) has directly or indirectly, offered, promised to pay, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering, or (ii) is aware of any action taken that has had the result or would result in a violation by any such person of the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, no member of the Company Group nor any of their respective directors, officers or employees has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with any regulatory review of the Business.

3.7	SEC Filings; Financial Statements.

(a)

Since January 1, 2020, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since January 1, 2021, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)

No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other Company SEC Documents.

(c)

Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2020, neither the Company Group nor, to the knowledge of the Company, any Company Representative has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Company Group has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)

As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation. The Company has made available, to the extent not available on EDGAR, to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company Group, on the other hand, occurring since January 1, 2020.

3.8

Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9

State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation in the second sentence of Section 4.6 hereof, the Company has taken all necessary action so that the restrictions on business combinations in Section 203 of the DGCL do not apply to this Agreement or any of the transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound. The Rights Agreement, dated as of March 30, 2020, between the Company and Equiniti Trust Company, expired by its terms on March 29, 2021, and is no longer in effect.

3.10

No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, the Company Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

3.11	Absence of Certain Changes or Events.

(a)	Since January 1, 2021, until the date of this Agreement, the Company Group has conducted its businesses in all material respects in the ordinary course of business.

(b)

Since January 1, 2021, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Company Material Adverse Effect.

(c)

Since January 1, 2021, until the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(g), 5.1(i), 5.1(k), 5.1(l), 5.1(u), 5.1(v), or 5.1(w) (or 5.1(z) with respect to any of the foregoing).

3.12	Employee Benefit Plans.

(a)

Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan as of the date of this Agreement. With respect to each Company Benefit Plan, the Company has provided to Parent complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within three (3) years prior to the date of this Agreement.

(b)

Except as would not reasonably be expected to result in material liability to the Company Group, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)	There are no, and the Company Group does not have any material liability in respect of, Foreign Benefit Plans.

(d)	Except as would not reasonably be expected to result in material liability to the Company Group, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) no member of the Company Group nor any Company Benefit Plan or, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Company Group.

(e)

No Company Benefit Plan is, and no member of the Company Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has within the six (6) years ending on the date hereof sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code in respect of Service Providers.

(g)

No member of the Company Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors (the “Service Providers”) (or the spouses, dependent or beneficiaries of any Service Providers) of the Company and its Subsidiaries, whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(h)

Except as contemplated by the express terms of this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Benefit Plans.

(i)	No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j)

Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Company Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

3.13	Labor and Other Employment Matters.

(a)

Except as would not reasonably be expected to result in material liability to the Company Group, (i) each member of the Company Group is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against any member of the Company Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Company Group, each Service Provider has been properly classified by the Company Group as exempt or non-exempt and as an employee or non-employee.

(b)

The Company has made available to Parent true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it is a party that are applicable to any employees of any member of the Company Group (the “Company CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Company Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated thereby.

(c)	Except as would not reasonably be expected to result in material liability to the Company Group, as of the date of this Agreement:

(i)	no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Company CBA are pending;

(ii)

there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against any member of the Company Group;

(iii)

to the knowledge of the Company, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Company Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority; and

(iv)

there is no unfair labor practice charge against any member of the Company Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

3.14	Contracts.

(a)

Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which a member of the Company Group is a party to or bound by which falls within any of the following categories:

(i)

any Contract (other than Company CBAs) that limits or restricts in any material respect the Company Group from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract that may be cancelled without penalty by the Company Group upon notice of 120 days or less;

(ii)	any joint venture, partnership, business alliance, code sharing, frequent flyer or interline Contract which involves revenue to the Company Group in excess of $5,000,000 per year;

(iii)	any maintenance Contract for repair and overhaul that would be expected to result in the Company Group incurring costs in excess of $5,000,000 per year;

(iv)

any Contract relating to indebtedness for borrowed money or any guarantee by the Company Group of any such indebtedness of any other person, in each case in excess of $5,000,000 individually, other than any Company Aircraft Finance Contract;

(v)

any material credit card-related Contract (a “Credit Card Contract”), including material (i) credit card processing or card services agreements, merchant services agreements and on-line payment services agreements, (ii) agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) agreements governing participation in credit card related awards programs;

(vi)

any other Contract (other than (x) purchase or sale orders in the ordinary course of business not involving the purchase or lease of aircraft, aircraft engines or simulators, (y) Contracts that are terminable or cancelable by the Company Group without penalty on 120 days’ notice or less or (z) Contracts for the purchase or lease of aircraft, aircraft engines or simulators identified in Section 3.24(d) or Section 3.24(e) of the Company Disclosure Schedule), which requires or involves payments by the Company Group in excess of $5,000,000 per annum;

(vii)	any Contract related to any Company Slot;

(viii)

any Contract pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the Business is granted (x) by the Company Group to any Person or (y) by any Person to the Company Group (including, in each case, any such Contracts involving branding, trademark licensing, advertising or promotions, but excluding, in each case, non-disclosure agreements, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the Business) and standard, off-the-shelf software licenses made available on standard, non-negotiable terms, in each case entered into in the ordinary course of business);

(ix)

any Contract relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Company Aircraft Finance Contract; and

(x)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Company Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Company Aircraft Purchase Contract and each Company Aircraft Finance Contract, is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been made available by the Company Group to Parent (except as otherwise indicated in the Company Disclosure Schedule), in each case prior to the date of this Agreement.

(b)

Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as would not reasonably be expected to be material to the Company Group, each Company Material Contract is a valid and binding obligation of the applicable member of the Company Group and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Company Group, the Company Group has performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract. Except as would not reasonably be expected to be material to the Company Group, the Company Group has not received written notice of any violation or default under any Company Material Contract.

3.15	Litigation.

(a)

As of the date of this Agreement, there is no civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding (a “Proceeding”) pending or, to the knowledge of the Company, threatened against any member the Company Group, any property or assets of the Company Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Company Group.

(b)

As of the date of this Agreement, no member of the Company is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered by any arbitrator or any Governmental Entity (each, an “Order”) that would reasonably be expected to have a Company Material Adverse Effect.

3.16	Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)

each member of the Company Group is, and since January 1, 2020, has been, in compliance with all applicable Environmental Laws, and the Company Group has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of the Business;

(b)

there are not now, and since January 1, 2020, there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company Group, except in compliance with, and as would not result in liability under, any applicable Environmental Laws;

(c)

since January 1, 2020, no member of the Company Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; and

(d)

the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information prepared since January 1, 2020, in its possession relating to the Company Group and its current or former properties or operations.

3.17	Intellectual Property; IT Assets.

(a)

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Intellectual Property Rights owned or purported to be owned by the Company Group (the “Company Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable (ii) the Company Group exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and (iii) has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Company Group (collectively referred to herein as the “Company Licensed Intellectual Property”).

(b)	Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)

no Proceedings are pending or, to the knowledge of the Company, threatened against any member of the Company Group that challenge the Company Group’s ownership of Company Owned Intellectual Property or rights under any Company Licensed Intellectual Property;

(ii)	no member of the Company Group has received any written notice alleging the invalidity or unenforceability of any Company Owned Intellectual Property; and

(iii)	no Person has notified the Company Group that it is claiming any ownership of or right to use any Company Owned Intellectual Property.

(c)

Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Business as currently conducted by the Company Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2020, has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the knowledge of the Company, threatened against any member of the Company Group alleging any of the foregoing.

(d)

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information, in each case, included in the Company Owned Intellectual Property and (ii) to the knowledge of the Company, since January 1, 2020, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

(e)

Section 3.17(e) of the Company Disclosure Schedule is a list of all material Company Registered IP owned by the Company Group. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Registered IP is valid, subsisting and enforceable and there are no Proceedings pending or, to the knowledge of the Company, threatened challenging any of the foregoing. Section 3.17(e) of the Company Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Company Group.

(f)

To the knowledge of the Company, no Company IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Company Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Company IT Assets, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)

The Company Group has in effect commercially reasonable disaster recovery plans, procedures, and facilities for its business that meet or exceed industry standard. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Company Group to conduct the Business in the ordinary course, and (ii) to the knowledge of the Company, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Company IT Assets. Each member of the Company Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

3.18	Data Privacy and Security

(a)

Each member of the Company Group complies and at all times has complied with (i) the written privacy policies of the Company, (ii) written contractual obligations governing the treatment of Personal Information by the Company, and (iii) Privacy Laws (collectively, the “Company Data Privacy Requirements”). Each member of the Company Group has at all times presented a privacy policy to individuals prior to the collection of any Personal Information to the extent required by Company Data Privacy Requirements, and all privacy policies are and have at all times been accurate, consistent and complete, and not misleading or deceptive (including by omission), in each case, in all material respects.

(b)

The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Company Data

Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) prohibit the transfer of Personal Information to Parent except, for any such conflicts, violations, consents, prohibitions, or other occurrences which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. To the extent that any Personal Information transferred as part of the transactions contemplated by this Agreement satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated by this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(c)

There has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Company Group (“Company PII Security Incident”), except as would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group has taken commercially reasonable steps and implemented and maintained commercially reasonable policies and procedures (that meet or exceed industry standard) to (i) monitor, detect, prevent, mitigate, and remediate Company PII Security Incidents, (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, and (iii) monitor adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information.

(d)

No member of the Company Group has been the subject of any inquiry, investigation, or enforcement action of any Governmental Entity with respect to compliance with any Privacy Law, or received any claims, notices, or complaints alleging or investigating a security event, Company PII Security Incident, or violation of any Company Data Privacy Requirement.

(e)

Since January 1, 2020, (i) the processing, storage, retention, use, transmission and disclosure of credit card information by the Company Group has been in compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) and (ii) to the knowledge of the Company, there has been no security event involving unauthorized access, use, or disclosure of any “cardholder data”, except, in each case of clauses (i) and (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

3.19	Tax Matters.

(a)

Each member of the Company Group has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company Group, and all such Tax Returns are true, complete and accurate in all material respects. Except as would not reasonably be expected to be material to the Company Group, no claim has been made in the past six (6) years in writing by a Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to Taxes in such jurisdiction.

(b)	All material amounts of Taxes of the Company Group due and payable (whether or not shown on any Tax Return) have been timely paid.

(c)

No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Company Group by any Governmental Entity except for deficiencies that have since been resolved. No member of the Company Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)	No member of the Company Group is a party to, and has no material obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of Taxes,

including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(e)

No member of the Company Group is, or has been, a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Company Group has any material liability for the Taxes of any Person (other than Taxes of the Company Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f)

No member of the Company Group will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or closing agreement with any Governmental Entity filed or made on or prior to the date of this Agreement, (ii) any prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement, or (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement.

(g)

Except as would not reasonably be expected to be material to the Company Group, each member of the Company Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)

No member of the Company Group nor any predecessor of any member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two (2) years.

(i)	No member of the Company Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)

No member of the Company Group has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(k)	There are no Liens with respect to any material Taxes on any of the assets of the Company Group other than Permitted Liens.

3.20

Insurance. The Company Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company Group and which comply in all material respects with the requirements of Law and Contracts to which the Company Group is a party (including any lease for personal or real property). The Company has made available to Parent an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the Business, assets and operations of the Company Group (the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company Group is in compliance in all material respects with the terms and conditions of such Company Insurance Policies. Since January 1, 2020, the Company Group has not received any written notice regarding any invalidation or cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.21

Properties and Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Company SEC Documents prior to the date hereof as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Company Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.22	Real Property.

(a)

Section 3.22(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company Group that require fixed payments by the Company Group in excess of $1,000,000 per annum, excluding any airport where the Company Group leases five (5) or fewer airport gates (collectively, the “Company Leased Real Property”), (ii) the address for each Company Leased Real Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company Group has a valid and subsisting leasehold interest in all Company Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(b)	No member of the Company Group owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c)

The Company Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

3.23

Related Party Transactions. As of the date of this Agreement, no member of the Company Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K (a “Company Related Party Transaction”). For purposes of this Section 3.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.24	Aircraft.

(a)

Section 3.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Company Group and (ii) all aircraft owned or leased by any member of the Company Group, (collectively, the “Company Aircraft”), including, for each Company Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which member of the Company Group.

(b)

As of the date of this Agreement, all Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage), and have validly issued and current FAA certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)

As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Company Group. The Company Group has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Company Group, and the Company Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft in storage as identified on Section 3.24(c) of the Company Disclosure Schedule), and the Company Group, as of the date of this Agreement, has no reason to believe that the

Company Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Company Group’s maintenance programs.

(d)

Section 3.24(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Company Group without incurring any material penalty) pursuant to which any member of the Company Group has a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)

Section 3.24(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Company Group has financed, or has commitments to finance, Company Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Finance Contract”).

(f)

As of the date of this Agreement, the Company has made available to Parent copies of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts (except as otherwise indicated in the Company Disclosure Schedule).

(g)

As of the date of this Agreement, no member of the Company Group is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

3.25	Company Slots and Operating Authorizations.

(a)

Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions, and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any member of the Company Group (the “Company Slots”) at any domestic or international airport and such list indicates (i) any Company Slots that have been permanently allocated to the Company Group from another air carrier and (ii) any Contracts concerning specific Company Slots.

(b)

Since January 1, 2020, the Company Group has complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Company Group operates by either a civil aviation authority, airport authority or slot coordinator with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of any Company Slot by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by

14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Company Group has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity, or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Company Slots have been filed in a timely manner.

3.26

Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company Group operates more than five (5) departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Company Group to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

3.27

U.S. Citizen; Air Carrier. Each member of the Company Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and the Company is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

3.28

Opinion of Financial Advisor. The Company Board has received (a) the opinion (the “Barclays Fairness Opinion”) of Barclays Bank PLC (“Barclays”), to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger and, to the extent paid, the Approval Prepayment Amount provided for in this Agreement, taken together (and not separately), are fair to such stockholders from a financial point of view and (b) the opinion (the “Morgan Stanley Fairness Opinion”) of Morgan Stanley & Co. LLC (“Morgan Stanley”), to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, and neither the Barclays Fairness Opinion nor the Morgan Stanley Fairness Opinion has been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of each of the Barclays Fairness Opinion and the Morgan Stanley Fairness Opinion.

3.29

Required Vote. Assuming the accuracy of the representation in the second sentence of Section 4.6 hereof, the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Company Required Vote”) is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.30

Brokers. Except for the Company’s obligations to Barclays and Morgan Stanley, no member of the Company Group nor any stockholder, director, officer, employee or affiliate of any member of the Company Group, has incurred or will incur on behalf of the Company Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, the Company has made available to Parent a copy of the engagement letters or other agreements, in each case, as amended or modified, between the Company and Barclays and the Company and Morgan Stanley.

3.31

Information Supplied. The information supplied by the Company Group in writing for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of the

Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no member of the Company Group makes any representation or warranty with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion therein.

3.32	Company Treasury Restrictions. Each member of the Company Group is, and since April 20, 2020, has been, in compliance with the Company Treasury Restrictions in all material respects.

3.33

Company Convertible Notes. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2025 Convertible Notes, as defined in the 2025 Convertible Notes Indenture, is 78.4314 shares of Company Common Stock per $1,000 principal amount of 2025 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2025 Convertible Notes is $25,410,000. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2026 Convertible Notes, as defined in the 2026 Convertible Notes Indenture, is 20.3791 shares of Company Common Stock per $1,000 principal amount of 2026 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2026 Convertible Notes is $500,000,000.

3.34

No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1	Organization and Qualification.

(a)	Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)

Parent has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Parent is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2	Authority.

(a)

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger as required by the DGCL and the adoption of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)

Prior to the execution and delivery of this Agreement, the Board of Directors of Merger Sub adopted resolutions by which the Board of Directors of Merger Sub (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

4.3

No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 4.4 have been obtained and all applications, filings, notifications, reports, registrations, and submissions described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of any member of the Parent Group pursuant to, any material Contract of Parent, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (i) be material to the Parent Group or (ii) prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

4.4

Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, confirmation, clearance or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Parent Material Adverse Effect.

4.5	Litigation.

(a)

As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect or challenges the validity of the Merger.

(b)	As of the date of this Agreement, no member of the Parent Group is subject to any outstanding Order that would reasonably be expected to have a Parent Material Adverse Effect.

4.6

Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company). None of Parent or its “affiliates” and “associates” is an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

4.7

Financing. The Parent Group collectively will have, as of the Closing Date, sufficient cash and cash equivalents, available lines of credit or other sources of immediately available funds to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter (other than the redacted portions of any fee letters, which redactions shall be limited to pricing, fee amounts, price flex and other economic terms and in no case shall such redactions relate to terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate amount of the Debt Financing). The Debt Commitment Letter has not been amended or modified in any manner prior to the execution and delivery of this Agreement. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the transactions contemplated by this Agreement that could affect the availability of the Debt Financing or the timing of the Closing, other than as set forth in the Debt Commitment Letter and the fee letters related thereto. The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), together with any other sources of funds immediately available to Parent or Merger Sub at Closing (including cash and cash equivalents and available lines of credit held by the Company (assuming the accuracy of the representations and warranties of the Company pursuant to this Agreement and the performance by the Company of its obligations hereunder) and the proceeds of the loans under existing revolving credit facilities of Parent), will be sufficient to consummate the transactions contemplated hereby. As of the execution and delivery of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the execution and delivery of this Agreement, the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Debt Commitment Parties, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the execution and delivery of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under any term of the Debt Commitment Letter. As of the execution and delivery of this Agreement, assuming the conditions precedent set forth in Section 6.1 and Section 6.2 are satisfied (other than those that by their nature are to be satisfied at the Closing), Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing will not be made available to Parent on the Closing Date. There are no conditions precedent related to the funding of the full amount of the Debt Financing other than the Financing Conditions contained in the Debt Commitment Letter. Parent understands and acknowledges that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent or Merger Sub of any financing arrangements, the obtaining by Parent or Merger Sub of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

4.8

Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.9	Ownership of Merger Sub; No Prior Activities.

(a)	Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)

Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.10

Management Arrangements. As of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.11

Brokers. Except for Parent’s obligations to Goldman Sachs & Co. LLC, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of any member of the Parent Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

4.12

Information Supplied. The information supplied in writing by the Parent Group for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.13

No Other Representations or Warranties. Except for the representations and warranties contained in Article 3, Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1

Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), unless Parent provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will conduct its operations in the ordinary course of business and use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers and key employees, (iii) maintain in effect all Company Permits, (iv) remain in compliance in all material respects with the Company Treasury Restrictions and (v) maintain satisfactory relationships of the Company with any persons with which the Company has material business relations and with Governmental Entities that have jurisdiction over its Business and operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company or any other member of the Company Group is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), the Company will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Company Group to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(a)	amend the Company Charter or Company Bylaws;

(b)

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company, other than (i) in the ordinary course of business and in connection with regular annual grants of Company RSUs to non-employee directors in accordance with the Company’s Non-Employee Director Compensation Policy, (ii) in connection with regular annual and off-cycle new hire and promotion long-term incentive grants under the Company Equity Award Plans made in the ordinary course of business in amounts consistent with past practices subject to the limitations set forth on Section 5.1(b)(ii) of the Company Disclosure Schedule, (iii) the issuance of Shares upon the vesting of Company RSU Awards and Company Performance Share Awards that are outstanding as of the date hereof as set forth in Section 3.2(b) in accordance with their terms or granted after the date of this Agreement in accordance with Section 5.1(b)(i) and Section 5.1(b)(ii), (iv) the issuance of Shares upon any conversions of the 2025 Convertible Notes pursuant to the 2025 Convertible Notes Indenture and in accordance with Section 5.16, provided the Company shall not take any action that would result in an adjustment of the “Conversion Rate” (as defined in the 2025

Convertible Notes Indenture) of the 2025 Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement, (v) the issuance of Shares upon the exercise of the Company Warrants outstanding as of the date hereof or (vi) as set forth on Section 5.1(b) of the Company Disclosure Schedule;

(c)

sell, pledge, abandon, dispose of, transfer, lease, license or encumber (other than pursuant to Permitted Liens) any material Trademarks or material property or assets of the Company (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of business), except pursuant to, or as required by, Contracts in effect as of the date of this Agreement;

(d)

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

(e)

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of capital stock or any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, except for the vesting or settlement of any Company Equity Award set forth in Section 3.2(b) or to fund any Tax obligations in connection therewith;

(f)

merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or similar reorganization of the Company;

(g)

other than with respect to the acquisition of aircraft and associated equipment (including engines), which shall be governed by Section 5.1(w), acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) the purchase of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business, (ii) acquisitions permitted pursuant to Section 5.1(k), or (iii) any other acquisition for consideration that is not individually in excess of $5,000,000 or in the aggregate in excess of $25,000,000;

(h)	enter into any new line of business;

(i)

(i)(1) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (2) issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company, in each case of (1) and (2), other than (A) as permitted under Section 5.1(w) with respect to aircraft and associated equipment, (B) under any Credit Card Contract, (C) together with any indebtedness outstanding and undrawn capacity under any revolving credit facility of the Company or any of its Subsidiaries, the incurrence of indebtedness for borrowed money from time to time in amounts sufficient to achieve a cash balance ratio of cash plus short-term investments plus marketable securities to trailing twelve months’ total revenue of thirty-five percent (35%); provided that any such indebtedness incurred pursuant to this Section 5.1(i)(i)(C) shall: (x) not contain any terms and conditions that would prevent or impair the consummation of the transactions contemplated by this Agreement (other than customary change of control terms that will allow for the prepayment of such indebtedness on the Closing Date consistent with market terms) and (y) only contain prepayment penalties that are consistent with market terms for the type of indebtedness incurred by the Company pursuant to this Section 5.1(i)(i)(C), or (D) in connection with any drawdown, repayment on or refinancing of the revolving credit facility set forth on Section 5.1(i)(i)(D) of the Company Disclosure Schedule, (ii) make any loans, advances or capital contributions to, or investments in, any other Person in the aggregate in excess of $5,000,000, (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person that is not a member of the Company Group or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations contemplated in clauses (i) and (ii) of any Person that is not a member of the Company Group for borrowed money;

(j)

terminate, cancel or amend any Company Material Contract (other than as permitted under clause (g)), or cancel, modify or waive any material rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business;

(k)

make or authorize any capital expenditure, except for such capital expenditures (i) in amounts not greater than 105% of the aggregate amount set forth in the Company’s annual non-aircraft or engine capital expenditure budget (excluding expenditures made in connection with the Company’s new headquarters and training center project), a copy of which in respect of 2022 has been set forth in Section 5.1(k)(i) of the Company Disclosure Schedule; provided, however, that the aggregate amount set forth in the Company’s annual non-aircraft or engine capital expenditure budget in respect of each of 2023 and 2024 shall in no event exceed 105% of the aggregate amount set forth in the Company’s annual non-aircraft or engine capital expenditure budget for the immediately preceding year, in each case, excluding capital expenditures in connection with the Company’s headquarters and training center project, (ii) in connection with the Company’s new headquarters and training center project, in amounts not greater than 110% of the aggregate amount set forth in Section 5.1(k)(ii) of the Company Disclosure Schedule for the 2022, 2023 and 2024 calendar years, (iii) required for compliance with FAA regulations applicable to the Company, including airworthiness directives, (iv) in connection with any restoration, repair, maintenance or other necessary work for the proper functioning of the Company Aircraft, (v) with respect to the 2023 and 2024 calendar years, amounts authorized pursuant to the 2022 or 2023 capital expenditure budget but not yet made in 2022 or 2023, respectively; (vi) as permitted by Section 5.1(w); or (vii) other capital expenditures permitted pursuant to Section 5.1(g);

(l)

except to the extent required by (i) applicable Law, (ii) the terms of any Company Benefit Plan or Company CBA, (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement that have been specifically noted in Section 3.12(a) of the Company Disclosure Schedule as providing for severance or termination pay, (iv) as expressly permitted under Section 5.1(b)(ii) or (v) as set forth in Section 5.1(l) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of the Company (except for increases to an employee who is not an “executive officer” as defined in Rule 3b-7 under the Exchange Act in the ordinary course of business consistent with past practices), (B) other than with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company, grant any additional rights to severance or termination pay to, or enter into or amend any severance agreement with, any director, officer or employee of the Company, (C) other than (i) with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company and (ii) routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits, establish, adopt, enter into or materially amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any Service Provider, (D) loan or advance any money or property to any Service Provider (other than in connection with ordinary course business expense reimbursement and advances) or (E) except with respect to the open positions set forth in Section 5.1(l) of the Company Disclosure Schedule, hire or terminate the employment (other than terminations for cause, death or disability) of any employee with the title of “Senior Vice President” or above;

(m)

(i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees (other than layoffs of less than 50 employees in any six (6) month period), or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future, except in the case of (i) or (ii), in the ordinary course of business or as described in Section 5.1(m) of the Company Disclosure Schedule;

(n)

enter into or amend any collective bargaining agreement; provided, that, (i) the Company or its Affiliates shall be entitled to negotiate in good faith with a labor union in the ordinary course of business or as required in connection with the Company’s or its Affiliates’ contractual or legal obligation to enter into such negotiations, and (ii) the Company shall use commercially reasonable efforts to keep Parent reasonably informed of material communications between the Company and a labor union in connection with any such negotiation or collective bargaining agreement;

(o)	forgive any loans to Service Providers or any of their respective affiliates;

(p)	make any material change in accounting policies, practices, principles, methods or procedures in effect as of December 31, 2021, other than as required by GAAP or by Law;

(q)	enter into, terminate or materially amend any Company Related Party Transaction other than as permitted pursuant to Section 5.1(l);

(r)

implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(s)

other than as set forth on Section 5.1(s) of the Company Disclosure Schedule, compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by the Company of $2,500,000 or less individually or $7,500,000 or less in the aggregate, in each case, in each twelve (12)-month period following the date of this Agreement and as its sole remedy;

(t)

other than as set forth on Section 5.1(t) of the Company Disclosure Schedule, (i) make, change, or revoke any material Tax election, (ii) settle or compromise any claim, assessment, audit, proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any material Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(u)

other than as set forth on Section 5.1(u) of the Company Disclosure Schedule, write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $7,500,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(v)

change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to the Company under any Company Aircraft Purchase Contract from that presently in service with the Company, other than as set forth in Section 5.1(v) of the Company Disclosure Schedule;

(w)

acquire, lease, or exercise any option to acquire or lease, any aircraft (including any corresponding engines and spare engines required to maintain appropriate ratio under the FHA (as defined in the Company Disclosure Schedule)), or incur or arrange for any financing or pre-delivery deposits related thereto, other than as set forth in Section 5.1(w) of the Company Disclosure Schedule; provided, that (x) any such lease shall not have a term of greater than twelve (12) years and (y) any such financing shall be on terms and conditions that are consistent with past practices of the Company and shall only contain prepayment penalties that are consistent with market terms for debt of this type;

(x)	take any action, or fail to take action, which action or failure would be reasonably expected to result in the loss of any Company Slots (excluding temporary returns to the FAA);

(y)

fail to continue, in respect of all Company Aircraft all material maintenance programs applicable to such Company Aircraft in the ordinary course (except as required by applicable Law), including using commercially reasonable efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the Federal Aviation Act to be maintained in good standing at all times; or

(z)	agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses 5.1(a) through (y).

Without limiting Section 5.1, nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its operations. For the avoidance of doubt, other than (x) settlements that are subject to Section 5.1(s) and (y) the filings and Proceedings with respect to the transactions contemplated by this Agreement that are subject to Section 5.5 and Section 5.14, nothing contained in this Agreement will restrict Parent or the Company from exercising complete control over their respective relations with any Governmental Entity, including any communications, comments, filings, applications or Proceedings with or before any Governmental Entity.

Notwithstanding anything to the contrary in Section 8.3, the Company shall send, by email indicating that such email is high priority, any request for consent to take an action for which the consent of Parent is required under Section 5.1 (each an “IOC Request”) to each individual set forth on Section 5.1 of the Parent Disclosure Schedule (the “Parent Consent Persons”) at the email addresses set forth thereon, with subject line “Exchange – Interim Operating Covenant Request for Consent,” as such Schedule may be updated from time to time by Parent prior to Closing. A response by any Parent Consent Person approving the action set forth in the IOC Request shall be deemed the consent of Parent for purposes of Section 5.1. Each IOC Request shall (x) set forth the subsection of Section 5.1 under which the Company is requesting consent, (y) provide reasonably detailed information regarding the action for which the Company is seeking consent, and (z) provide the contact information for a Representative of the Company who is responsible for responding to any questions that Parent may have in connection with such IOC Request. Parent shall provide a response to an IOC Request (by replying to the initial email sending such IOC Request) no later than seventy-two (72) hours following receipt of such IOC Request by the Parent Consent Person (the “Response Deadline”). In the event that no Parent Consent Person shall have responded to an IOC Request prior to the applicable Response Deadline, Parent shall be deemed to have consented solely to the action specified in such IOC Request.

5.2

Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent the Company or any Company Representative shall withhold information or access due to the risk of loss or waiver of such privilege, the Company or such Company Representative shall notify Parent of such withholding and shall use commercially reasonable efforts to communicate such information in a manner that does not risk such loss or waiver), from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers and employees, and will instruct each of its accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to the Parent Group and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior written notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Parent or the Parent Representatives may reasonably request; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated as of April 8, 2022, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement. The

Company and Parent hereby agree, in accordance with Section 13 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 5.2.

5.3	No-Shop; Acquisition Proposals.

(a)	Except as otherwise permitted by this Section 5.3, the Company will, and will cause its directors, officers and employees to, and will instruct its other Representatives to:

(i)

(A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, discussions, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) promptly inform such Persons of the obligations set forth in this Section 5.3, (C) promptly instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company and (D) promptly terminate all physical and electronic data room access previously granted to such Person and its Representatives; and

(ii)

not, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Acquisition Proposal with any Person other than Parent and Merger Sub, (C) furnish to any Person other than Parent and Merger any non-public information in connection with an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”) or (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(b)

The Company will not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and the Company will enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and will not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit an Acquisition Proposal, (ii) if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (iii) the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver, amendment or release.

(c)

From and after the date of this Agreement, the Company will promptly (and in any event within 24 hours) (i) notify Parent of (A) any inquiry, proposal or offer (whether written or oral) relating to an Acquisition Proposal (including any material modification thereto) that is received by the Company or any of its respective Representatives from any Person (other than Parent and Merger Sub) or (B) any inquiries, requests, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with the Company or any of its respective Representatives concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and provide an unredacted copy of, any such written Acquisition Proposal or any such inquiry, expression of interest, request, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, request, proposal or offer). The Company will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any Company Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, request, offer or proposal concerning an Acquisition Proposal. The Company will promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)

Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Company Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes or could reasonably be likely to lead to a Superior Proposal, (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (v) the Company receives from such Person an executed Acceptable Confidentiality Agreement, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (x) the Company provides written notice to Parent of the determination referenced in clause (iii) and clause (iv) promptly (and in any event within 24 hours) and (y) the Company will provide to Parent in writing any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives prior to or substantially concurrently with the time it is provided to such Person. The Company will deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly following its execution.

(e)

Subject to Section 5.3(f) and Section 5.3(g), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company, the Company Board nor any committee thereof will, or will publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (v) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (v) being referred to as a “Change of Board Recommendation”).

(f)

Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period (or any extension thereof) provided pursuant to this Section 5.3(f), and (ii) the Company Board determines in good faith, after consultation with its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless the Company concurrently pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i)

the Company has provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including all of the information that is specified in Section 5.3(c)), and the Company has contemporaneously provided a copy of all relevant proposed transaction agreements with the party making such Superior Proposal;

(ii)

prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, that in the event of any material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f) with respect to such new written notice; provided, further, that the Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days; and

(iii)	the Notice Period (and any extension thereof) shall have expired.

(g)

Notwithstanding anything to the contrary contained in this Agreement, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may make a Change of Board Recommendation for an Intervening Event if the Company Board has determined in good faith, after consultation with its outside counsel, that, in light of such Intervening Event and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

(i)

the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation and shall describe in reasonable detail the Intervening Event;

(ii)

prior to effecting such Change of Board Recommendation, the Company shall, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation;

(iii)

Parent shall not have, within the Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation; and

(iv)	the Intervening Event Notice Period shall have expired.

(h)

Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Company Board Recommendation without any modification thereof, and (B) does not contain a Change of Board Recommendation.

5.4	Proxy Statement; Company Stockholder Meeting.

(a)

As promptly as reasonably practicable following the date of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Company Stockholder Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company will use its reasonable best efforts to (i) cause the Proxy Statement, when filed, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement, or response to SEC comments with respect thereto, will be made by the Company without Parent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing Parent and its outside counsel a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith all comments reasonably proposed by Parent; provided, however, that the Company, in connection with a Change of Board Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.4(a) shall apply only with respect to such information relating to Parent or Merger Sub, and shall be subject to the right of Parent to have its board of directors’ deliberations and conclusions be accurately described therein. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. The Company will promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and will, as promptly as practicable after receipt thereof, provide Parent with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise the other on any oral comments with respect to the Proxy Statement received from the SEC. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Company stockholders. Parent shall promptly provide such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement.

(b)

The Company shall duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Proxy Statement Clearance Date for the purpose of voting on the adoption of this Agreement, provided that the Company Stockholder Meeting shall not be initially scheduled to occur later than forty-five (45) days following the Proxy Statement Clearance Date. In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the date hereof, the Company shall set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholder Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting (i) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (v) if required by Law; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), the Company Stockholder Meeting shall not be postponed or adjourned (x) to a date later than the third (3rd) Business Day preceding the Outside Date (as it may be extended pursuant to Section 7.1(e)) or (y) for more than ten (10) Business Days in the aggregate from the Originally Scheduled Date, in each case, without the prior written consent of Parent; provided, further, that in no event shall the Company Stockholder Meeting be postponed or adjourned pursuant to this Section 5.4(b) and Section 5.4(c) by more than twenty (20) Business Days in the aggregate from the Originally Scheduled Date. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)

Subject to the provisions of Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the Originally Scheduled Date, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholder Meeting to a date specified by Parent; provided, that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two (2) times or for more than ten (10) Business Days in the aggregate from the Originally Scheduled Date; provided, further, that in no event shall the Company Stockholder Meeting be postponed or adjourned pursuant to this Section 5.4(c) and Section 5.4(b) by more than twenty (20) Business Days in the aggregate from the Originally Scheduled Date. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated by this Agreement will be the only matters (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company will propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, the Company’s obligations to hold the Company Stockholder Meeting pursuant to this Section 5.4 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change of Board Recommendation.

5.5	Appropriate Action; Consents; Filings.

(a)

Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger.

(b)

In furtherance and not in limitation of Section 5.5(a), each party agrees to make any appropriate filings, if necessary or advisable, pursuant to other applicable Competition Laws (other than pursuant to the HSR Act, which filings were made prior to the date of this Agreement) with respect to the Merger as promptly as reasonably practicable. Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made as promptly as reasonably practicable, and (iv) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable following the date of this Agreement (and prior to the Outside Date) (as may be extended pursuant to Section 7.1(e)). Without limiting the generality of the foregoing, (A) both Parent and Company (and their respective Subsidiaries and Affiliates) shall contest, defend and appeal any Proceedings brought by a Governmental Entity, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent or the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or similar applicable Law, and (B) Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, (1) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, and (2) enter into, significantly expand or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership with another Person, in each case (1) and (2), if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment, agreement or expansion would reasonably be expected to (I) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (II) materially increase the risk of any Governmental

Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (III) materially delay the consummation of the transactions contemplated hereby.

(c)

In furtherance and not in limitation of Section 5.5(a), each party agrees to make any appropriate filings, if necessary or advisable, pursuant to any other applicable Laws with respect to the Merger as promptly as reasonably practicable. Each of Parent, Merger Sub, and the Company will (i) cooperate and coordinate with the other in the making of any filings, registrations, notices, applications, submissions, information or documentation, including Joint Applications, that are required to be made or advisable under any other applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, including but not limited to, with the FAA, the DOT under 49 U.S.C. §§ 40109, 41105, and 41110, and the FCC, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings, registrations, notices, applications, submissions, information or documentation, (iii) supply any additional information that may be required or requested by the FAA, the DOT, the FCC or any other Governmental Entities, in connection with any such filings, registrations, notices, applications, submissions, information or documentation as promptly as practicable, and (iv) use their respective reasonable best efforts to obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FAA, the DOT, the FCC, and any other Governmental Entity.

(d)

Without limiting the generality of anything contained in this Section 5.5, each party will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger; (iv) except in respect of the matters described in clause (v) immediately below, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity (other than a Competition Authority) in connection with the Merger or any of the other transactions contemplated by this Agreement, (v) permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to the U.S. Department of Justice or the applicable Governmental Entity of another jurisdiction from which consent, license, permit, waiver, exemption, approval, authorization, confirmation, clearance, certificate, registration or order is required under applicable Competition Law in connection with the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Competition Authorities”) relating to any request, inquiry, investigation or Proceeding by or before a Competition Authority with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any request, inquiry or investigation by, or and Proceeding before, a Competition Authority, each party will permit authorized Representatives of the other party to be present at each meeting or conference relating to such any request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to a Competition Authority in connection with such request, inquiry, investigation or Proceeding. None of Parent, Merger Sub or the Company will agree to participate in any substantive meeting, telephone call or discussion with a Competition Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, except as may be prohibited by a Competition Authority or by any Law, will permit authorized Representatives of the other parties to be present at each substantive meeting, telephone call or discussion. Each of Parent, Merger Sub and the Company will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to (i) comply with contractual arrangements, (ii) to remove information related to Parent or Merger Sub’s valuation of the Company and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)

Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary license, permit, waiver, approval, authorization or order of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates (each a “Divestiture Action”) if such action would or would reasonably be expected to result in a material adverse effect on Parent and its Subsidiaries (including the Company and its Subsidiaries) after giving effect to the transactions contemplated hereby, taken as a whole; provided, however, that (x) Parent hereby agrees to take the Divestiture Action with respect to any of the assets set forth on Section 5.5(e)(x) of the Parent Disclosure Schedule, (y) it is understood and agreed that subject to the other provisions of this Section 5.5, the identity of any additional Divestiture Actions shall be determined by Parent in its sole and absolute discretion and (z) in no event shall Parent be required to agree to or effect any Divestiture Action set forth on Section 5.5(e)(z) of the Parent Disclosure Schedule. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining required approval or clearance under any applicable Competition Laws unless the effectiveness of such agreement or action is conditioned upon the Closing. To assist Parent in complying with its obligations set forth in this Section 5.5(e), upon Parent’s reasonable request, the Company shall, and shall cause its Subsidiaries to, (i) reasonably assist Parent in any sales process (including through facilitation of reasonable due diligence) with potential purchasers of any of the Company’s or its subsidiaries’ businesses or other assets proposed by Parent to be subject to any sale or other disposal or hold separate and (ii) enter into one or more agreements prior to the Closing with respect to any such sale or other disposal or hold separate. For the avoidance of doubt, nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining required approval or clearance under any applicable Competition Laws unless the effectiveness of such agreement or action is conditioned upon the Closing.

(f)

Notwithstanding anything to the contrary in this Agreement, Parent shall, on behalf of the parties hereto, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of any such litigation or approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation or approvals, as applicable.

(g)

The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers.

(h)

Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent and the Company, no party shall not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Company nor any of their respective Subsidiaries and Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.6

Certain Notices. From and after the date of this Agreement until the Effective Time, each party will promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to (i) cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (ii) prevent or materially delay the consummation of the transaction contemplated by this Agreement, (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, (c) receipt of any written notice to the receiving party from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and the pursuit of such consent would (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (d) receipt of any notice or other communication from any Governmental Entity, the NYSE or NASDAQ (or any other securities market) in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The Company will promptly notify Parent of any action (or threats of action) by the FAA or the DOT that materially amends, modifies, suspends, revokes, terminates, cancels or withdraws any Company Permit or Company Slots.

5.7

Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) to the extent such release or announcement contains information that is consistent with the press release referred to in the subsequent sentence or any other previously issued or made in accordance with this Section 5.7 or (c) with respect to any Change of Board Recommendation made in accordance with this Agreement. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement of each of Parent and the Company will not be issued prior to the written consent of each of the Company and Parent, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned.

5.8	Employee Benefit Matters.

(a)

For a period of one (1) year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by a member of the Parent Group (individually, a “Continuing Employee” and collectively, “Continuing Employees”) who is not covered by a Company CBA with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target cash bonus opportunity and commissions opportunity that are no less favorable in the aggregate than the target cash bonus opportunity and commissions opportunity provided to such Continuing Employee as of immediately prior to the Effective Time and (iii) employee benefits (excluding equity and equity-based incentives and, subject to Section 5.8(d), severance benefits) that are no less favorable in the aggregate than employee benefits (excluding equity and equity-based incentives and, subject to Section 5.8(d), severance benefits) provided to such Continuing Employee as of immediately prior to the Effective Time. The employment terms and conditions of each Continuing Employee whose employment is covered by a Company CBA shall be governed by the applicable Company CBA.

(b)

As of and following the Effective Time, Parent may satisfy its obligations pursuant to Section 5.8(a) in respect of employee benefits by (i) continuing Company Benefit Plans with respect to Continuing Employees, (ii) permitting Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Parent, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the Effective Time. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health, dental, vision or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c)

If the Closing occurs on or before December 31, 2023, (i) annual cash bonuses in respect of the period between January 1, 2023, and the Closing Date shall be paid to employees of the Company within three (3) Business Days following the Closing in amounts calculated based on the level of performance attained as of immediately prior to the Closing, as determined by the Company Board (or a duly authorized committee thereof) in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2023 performance period elapsed as of the Closing Date and (ii) Parent shall, or shall cause the Surviving Corporation to, pay Continuing Employees an annual bonus in respect of the 2023 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Company bonus plan for 2023 as in effect as of the Closing Date calculated based on actual performance for the entire 2023 fiscal year over (y) the bonus paid to such Continuing Employee pursuant to clause (i) of this Section 5.8(c). If the Closing occurs in 2024 but prior to the date on which annual cash bonuses in respect of 2023 are determined and paid, such bonus payments in respect of 2023, if any, shall be calculated on the basis of actual performance for the 2023 performance period under the terms of the applicable Company bonus plan as shall be determined by the Parent Board (or a duly authorized committee thereof) in good faith using a methodology reasonably consistent with the past practices of the Company Board (or a duly authorized committee of non-employee directors thereof). In addition, if the Closing does not occur prior to March 1, 2024, then, notwithstanding anything in Section 5.1 to the contrary, the Company shall, following prior consultation with Parent, be permitted to adopt performance goals with respect to an annual cash bonus program for the Company’s 2024 fiscal year in the ordinary course of business, and in such case Parent shall, or shall cause the Surviving Corporation to, honor such bonus program for Continuing Employees in accordance with its terms (subject to commercially reasonable adjustments after the Closing Date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by the Company, in each case, prior to the date of this Agreement or in accordance with this Section 5.8, in order to be eligible to receive any bonus payment pursuant to this Section 5.8(c), a Continuing Employee must be employed by either the Company or a member of the Parent Group on the date the bonus is paid (or, with respect to any bonus period in 2023 ending on or prior to the Closing Date, the Closing Date), and if not so employed on such date, any bonus payment otherwise due to such individual shall be forfeited.

(d)

Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Benefit Plan. From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, (i) be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement and other Company Benefit Plan listed in Section 5.8(d)(i) of the Company Disclosure Schedule and (ii) take such actions as set forth on Section 5.8(d)(ii) of the Company Disclosure Schedule.

(e)

From and after the Closing, Parent shall, or shall cause one of its affiliates to, be bound by, and to comply with the terms of, the Company CBAs as in effect as of the Closing Date until Parent or its affiliates negotiate a new collective agreement. Notwithstanding anything to the contrary in this Section 5.8, Parent further agrees that the provisions of this Section 5.8 shall be subject to any applicable provisions of the Company CBA in respect of Continuing Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such Company CBA as in effect as of the date of this Agreement. Furthermore, Parent agrees to honor all applicable seniority integration or similar rights contained in any Company CBA in accordance with the terms thereof.

(f)

Nothing in this Agreement will require the continued employment of any Person and no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans, programs, agreements or arrangements of any Parent or its Subsidiaries. The Company and Parent acknowledge and agree that all provisions contained in this Agreement with respect to Service Providers are included for the sole benefit of the respective parties signatory hereto and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary or dependent thereof, or any collective bargaining representative thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Service Provider, and any such plan may be amended or terminated in accordance with its terms and applicable Law. This Agreement is not intended to amend any Company Benefit Plan.

(g)

From and after the date of this Agreement until the Effective Time, the Company agrees that any material written or formal oral communications to employees of the Company regarding the terms and conditions of their employment (including compensation and benefits) following the Merger will include the disclaimer set forth in Section 5.8(f) and shall be subject to prior review and (to the extent such communications are not limited to a description or summary of the terms expressly set forth in this Section 5.8, in Section 2.4 or in a Company Benefit Plan set forth in Section 5.8(d) of the Company Disclosure Schedule) approval by Parent and its outside counsel (any such approval not to be unreasonably withheld, conditioned or delayed).

5.9	Indemnification of Directors and Officers.

(a)

For a period of six (6) years from and after the Effective Time, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. The Surviving Corporation will, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements in existence on the date of this Agreement.

(b)

For a period of six (6) years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The Surviving Corporation will cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c)

The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies (accurate and complete copies which have been previously provided to Parent) for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (the “D&O Insurance”); provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the Company’s existing policy with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is set forth on Section 5.9 of the Company Disclosure Schedule). The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)

In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e)

The obligations under this Section 5.9 will (i) continue, notwithstanding any six (6)-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six (6)-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

5.10

State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.11

Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

5.12

Section 16 Matters. Prior to the Effective Time, the Company Board, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.13

Company Stock Exchange Delisting; Deregistration. The Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from the NYSE and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.14

Stockholder Litigation. The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company, any of its officers or directors or any other of its Representatives relating to this Agreement or the transactions contemplated hereby and will keep Parent reasonably and promptly informed regarding the status of any such Proceedings. The Company will cooperate with and give Parent a reasonable opportunity to participate in the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the preceding sentence, the Company will give Parent the right to review and comment on all filings or responses to be made by it in connection with any such Proceeding, and it will in good faith take such comments into account.

5.15

Tax Matters. Except as provided in Section 2.2(b), each of Parent, Merger Sub and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the transactions contemplated hereby. The parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party to claim an applicable exemption from any such Taxes otherwise payable.

5.16	Company Convertible Notes.

(a)

Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall take all actions required by, or all commercially reasonable actions requested by Parent pursuant to and in compliance with, the Convertible Notes Indenture to be performed by the Company as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including (i) the giving of any notices that may be required by the Convertible Notes Indenture or reasonably requested by Parent, and (ii) delivery to the trustee, the holders of Company Convertible Notes or other applicable Person, as applicable, of any instruments, certificates, opinions of the Company’s counsel or other documents required by the Convertible Notes Indenture or reasonably requested by Parent in connection with the execution, delivery or performance of this

Agreement, the transactions contemplated hereby or as otherwise required by, or reasonably requested by Parent pursuant to or in compliance with, the Convertible Notes Indenture. The Company shall deliver a copy of any such notice, instrument, certificate, opinion or other document to Parent at least three (3) Business Days (or such shorter period of time as may be required to comply with the terms of the Convertible Notes Indenture) prior to delivering such notice or entering into such other document or instrument, and shall consider any reasonable comments thereto proposed by Parent in good faith. Without limiting the generality of the foregoing, the Company and the Surviving Corporation shall execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the Convertible Notes Indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and the Company, pursuant to and with such terms as required under the Convertible Notes Indenture.

(b)

Prior to the Effective Time and without the written consent of Parent, the Company shall not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the Convertible Note Indentures) of the Company Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement.

(c)	Except as provided for in Section 5.16(a), prior to the Effective Time and without the written consent of Parent, the Company shall not amend the Convertible Notes Indenture.

(d)

Prior to the Effective Time, the Company shall comply with all requirements of the Convertible Notes Indenture. Following the Effective Time, the Surviving Corporation shall comply with all requirements of the Convertible Notes Indenture.

(e)

Prior to the Effective Time, the Company shall settle any conversions of (i) the 2025 Convertible Notes pursuant to “Physical Settlement” (as defined in the 2025 Convertible Note Indenture) and (ii) the 2026 Convertible Notes pursuant to “Cash Settlement” (as defined in the 2026 Convertible Note Indenture).

5.17	Financing; Financing Cooperation.

(a)

Parent shall, to the extent the proceeds thereof are required to consummate the transactions contemplated hereby, use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing and to consummate the Debt Financing on the Closing Date. Such actions shall include using reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter (except as otherwise permitted in the definition of Financing Failure Event) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms; (ii) cause senior management of Parent to participate in, and assist with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfy on a timely basis (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all Financing Conditions within its control; (iv) negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on such other terms no less favorable to Parent than those set forth in the Debt Commitment Letter; and (v) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, enforce Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event that prevents, impedes or delays the Closing. Parent shall use reasonable best efforts to give the Company prompt notice of any material breach or repudiation by any Financing Sources to the Debt Commitment Letter of which Parent obtains knowledge.

(b)

Without limiting Parent’s other obligations under Section 5.17(a), if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use reasonable best efforts to obtain alternative financing from alternative financing sources, in an amount sufficient, together with any other sources of funds available to Parent or Merger Sub (including cash and cash equivalents held by Parent and the Company and the proceeds of available lines of credit under existing revolving credit facilities or Parent), to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable following the occurrence of such Financing Failure Event (provided, however, that Parent shall not be required to obtain alternative financing which includes terms and conditions materially less favorable (taking into account any “market flex” provision), in the aggregate, to Parent, in each case relative to those in the Debt Financing being replaced) and (iii) obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions. Neither Parent nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letter or any definitive document relating to the Debt Financing; provided, however, that, notwithstanding the foregoing, Parent and its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute, replace or terminate any of the Debt Commitment Letter or any definitive document relating to the Debt Financing if the effect of such amendment, modification, supplement, restatement, assignment, substitution, replacement or termination would not impose new or additional conditions or otherwise expand, amend or modify any of the Financing Conditions or other terms in a manner that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement; provided, further, that the Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as such parties are creditworthy. Parent shall keep the Company reasonably informed as to the status of Parent’s efforts to arrange the Debt Financing.

(c)

Prior to the Closing, the Company will, and will cause its Representatives to, use reasonable best efforts to provide to Parent all cooperation and take all corporate action required, as reasonably requested by Parent in connection with the arrangement, marketing and consummation of the Debt Financing (provided, however, that such requested cooperation does not unreasonably interfere in any material respect with the ongoing operations of the Company), including using reasonable best efforts to: (i) deliver to Parent such historical financial information regarding the Company as may be reasonably requested by Parent and that is customarily required for the Debt Financing, including (A) the financial statements referred to in Exhibit C to the Debt Commitment Letter, which financial statements need not be delivered prior to such financial statements being filed with the SEC on EDGAR (provided that such financial statements are filed with the SEC on a timely basis) and such filing shall constitute delivery and (B) any other pertinent information as may be reasonably requested by Parent to enable Parent to prepare, and to reasonably cooperate with Parent and the Financing Sources in the preparation of, customary pro forma financial statements of Parent that meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulation of the SEC promulgated thereunder, provided that (x) the Company’s obligation to provide information for such pro forma financial statements shall be limited to information about the Company and its Subsidiaries and (y) Parent and Merger Sub shall be solely responsible for the preparation of pro forma financial statements, including any adjustments incorporated into any such pro forma financial statements; (ii) to the extent customarily required for the Debt Financing, make appropriate officers available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, Financing Sources and prospective Financing Sources, in each case, upon reasonable notice and at mutually agreeable dates and times; (iii) provide reasonable assistance (including using reasonable best efforts to obtain such materials or documents from the Company Representatives) in the preparation of customary offering documents, including customary bank information memoranda, authorization letters, lender presentations, rating agency materials, registration statements, prospectuses, offering memoranda, and private placement memoranda (including information required by Regulation S-X or Regulation S-K under the Securities Act (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X or information required by Item 402 of Regulation S-K or any information that the Company is not required to prepare and file with the SEC, but would include such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) above)); (iv) if reasonably requested in writing by Parent at least ten (10) Business Days prior to the anticipated Closing, furnish at least four (4) Business Days prior to the Closing Date to Parent all customary and reasonable information regarding the Company that is required by regulatory authorities in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (v) assist Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; (vi) provide (including using reasonable best efforts to obtain such documents from the Company Representatives) customary certificates, definitive documents, pay-off letters, “10b-5” representation letters and other customary documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent, to cooperate with and assist Parent in obtaining such documentation and items; provided, however, that no obligation of the Company under any agreement, certificate, document or instrument (other than any “10b-5” representation letter) shall be effective until the Closing; (vii) use reasonable best efforts to cause the independent accountants of the Company to provide assistance and cooperation in connection with the Debt Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing customary consents to use their audit reports relating the Company and (3) providing customary “comfort” (including “negative assurance” comfort) letters; and (viii) reasonably cooperate with the marketing efforts for any portion of the Debt Financing, including using its commercially reasonable efforts to ensure that any syndication effort benefits from any existing lending relationships. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Representatives to (1) enter into any Contract, take any corporate action or otherwise agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability (other than immaterial out-of-pocket expenses that shall be subject to reimbursement by Parent as set forth below), (2) take any action that would reasonably be expected to conflict with or violate the Company Charter or the Company Bylaws or any Law or result in the breach of any Contract, (3) execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing or provide any legal opinion in connection with the Debt Financing or any other debt offering or (4) provide any information subject to attorney-client privilege, attorney work product protection or other legal privilege. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company (other than with respect to any costs associated with preparing regular quarterly and annual financial statements) in performing their obligations under this Section 5.17, and indemnify the Company and its directors, officers, employees and other Representatives for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing other than to the extent any of the foregoing arises from any gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Representatives. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the express request of Parent set forth in this Section 5.17. Parent acknowledges and agrees that (i) the obtaining of the Debt Financing is not a condition to Closing and (ii) a breach of this Section 5.17 shall not constitute a breach of the Company that may give Parent termination rights in respect of this Agreement, including without limitation, for purposes of Section 7.1(f).

5.18	Prepayments.

(a)

Subject to the Company Stockholder Approval being obtained, Parent shall, on or prior to the fifth (5th) Business Day following the date on which the Company Stockholder Approval is obtained, pay or cause to be paid, to the holders of record of Outstanding Shares as of the record date established by the Company for the Company Stockholder Meeting (the “Approval Prepayment Record Date”), an

amount in cash equal to $2.50 per Share (such amount, the “Approval Prepayment Amount”, such payment, the “Approval Prepayment” and such date on which the Approval Prepayment is made, the “Approval Prepayment Date”).

(b)

On or prior to the tenth (10th) Business Day following the date of the Approval Prepayment (such date, the “Approval Prepayment Calculation Date”), the Company shall deliver to Parent a written statement, together with reasonably detailed supporting information, setting forth a calculation of the amount in cash equal to (i) the Approval Prepayment Amount times (ii) the difference between (x) the Fully Diluted Shares as of the Approval Prepayment Record Date minus (y) the number of Outstanding Shares on the Approval Prepayment Record Date (such amount, the “Approval Awards Amount”). On the earlier of (i) the day that is two (2) Business Days prior to the Closing Date and (ii) the day Parent is obligated to pay the Additional Parent Regulatory Fee to the Company pursuant to Section 7.2(e), Parent shall pay the Company the Approval Awards Amount. At the Effective Time, the Company shall deliver the Approval Prepayment Amount to each holder of Company RSU Awards pursuant to, and in accordance with, Section 2.4(a) and to each holder of Company Performance Share Awards pursuant to, and in accordance with, Section 2.4(b).

(c)

Subject to the Company Stockholder Approval having been obtained, on or prior to the last Business Day of each calendar month commencing after December 31, 2022, until the earlier of (x) the Closing Date and (y) the termination of the Merger Agreement in accordance with its terms, Parent shall pay or cause to be paid to the holders of record of Outstanding Shares as of a date not more than five (5) Business Days prior to the last Business Day of such month (each such date, an “Additional Prepayment Record Date”), an amount in cash equal to $0.10 per Share (such amount, the “Additional Prepayment Amount”, each such monthly payment, an “Additional Prepayment” and the date on which each Additional Prepayment is made, an “Additional Prepayment Date”).

(d)

On the tenth (10th) Business Day following each Additional Prepayment (each such date, an “Additional Prepayment Calculation Date”), the Company shall deliver to Parent a written statement (each such statement, a “Monthly Awards Amount Statement”), together with reasonably detailed supporting information, setting forth a calculation of the amount equal to (i) the Additional Prepayment Amount times (ii) the difference between (x) the Fully Diluted Shares as of the applicable Additional Prepayment Record Date minus (y) the number of Outstanding Shares outstanding on such Additional Prepayment Record Date (each such amount, a “Monthly Awards Amount”). On the earlier of (i) the day that is two (2) Business Days prior to the Closing Date and (ii) the day Parent is obligated to pay the Additional Parent Regulatory Fee to the Company pursuant to Section 7.2(e), Parent shall pay the Company an aggregate amount equal to the sum of all Monthly Awards Amounts set forth in the Monthly Awards Amount Statements delivered pursuant to this Section 5.18(d). At the Effective Time, the Company shall deliver all Additional Prepayment Amounts to each holder of Company RSU Awards pursuant to, and in accordance with, Section 2.4(a), and to each holder of Company Performance Share Awards pursuant to, and in accordance with, Section 2.4(b).

(e)

Subject to the terms of this Section 5.18(e), Parent shall indemnify the Company Group for any and all Income Tax Losses arising from any final “determination” within the meaning of section 1313(a) of the Code (or a similar determination under applicable state or local income or other applicable Tax rules), or a settlement reached in accordance with the procedures required by this Section 5.18(e) of a claim, (x) that any member of the Company Group is required to recognize the Approval Prepayment and/or the Additional Prepayments, if any, as income or gain for income Tax purposes in any Tax period or to report such amounts to their recipients for Tax purposes or (y) that the Company Termination Fee is a Non-Deductible Payment (such determination or settlement, an “Adverse Income Tax Determination”, and such Income Tax Losses, “Indemnified Company Tax Losses”). Parent shall pay to the Company an amount equal to any Indemnified Company Tax Loss within ten (10) Business Days after written demand by the Company therefor accompanied by reasonable supporting documentation or statements setting forth a description of such Indemnified Company Tax Loss and a calculation of the amount so payable; provided, however, that if Parent does not agree with such calculation or any aspect of the

Company’s statements or analysis purporting to establish the magnitude of the Indemnified Company Tax Loss, (A) Parent and the Company shall cooperate reasonably and in good faith to agree upon the amount of such Indemnified Company Tax Loss, if any, (B) if Parent and the Company are unable to resolve any disagreements within twenty (20) Business Days of the receipt by Parent of such written demand, the dispute shall be submitted to an Independent Accountant for resolution within thirty (30) Business Days after its engagement by Parent and the Company, (C) Parent shall pay to the Company an amount equal to the Indemnified Company Tax Loss as determined by the Independent Accountant within five (5) Business Days after the Independent Accountant’s determination and (D) the costs and expenses of the Independent Accountant and of any enforcement of the determination thereof shall be borne by Parent and the Company in inverse proportion as they may prevail on the matters resolved by the Independent Accountant. In the event that the Company Group utilizes any net operating loss carryovers or other tax attributes (collectively, “Tax Attributes”) to reduce or offset any Income Tax Losses that would otherwise have been indemnifiable by Parent under this paragraph, then (i) the amount of Tax Attributes so utilized shall be set forth on, and the tax items against which the Tax Attributes were applied shall be described in detail in, the supporting documentation or statements provided by the Company, (ii) for the avoidance of doubt, the amount of Income Tax Losses indemnifiable by Parent under this paragraph shall be determined after taking such reductions and offsets into account and (iii) Parent shall promptly pay to the Company, as and when such Tax Benefit would have been realized by the Company Group, an amount equal to any Tax Benefit that the Company Group would have realized with respect to such Tax Attributes for any subsequent taxable period had such Tax Attributes not been so utilized, such hypothetical realization of Tax Benefits to be determined not based upon any assumptions regarding whether such Tax Benefits will or may be realized in the future, but rather on a “with and without” basis, taking into account such Tax Attribute(s) as the last item(s) claimed for any taxable year, including after the utilization of any available net operating loss carryforwards (such payments in respect of Tax Benefits, “Tax Benefit Payments”). Until the obligations of Parent contained in this Section 5.18(e) expire, Parent shall, at its expense, be entitled to control all Proceedings which relate to a potential Indemnified Company Tax Loss or potential Adverse Income Tax Determination to the extent that such Proceedings can be separated from other Tax issues concerning the Company Group without adverse consequences; provided that (i) the Company shall, at its expense, be entitled to participate in any such Proceeding to the extent allowed by applicable Law, (ii) Parent shall not enter into any settlement of any such Proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned and (iii) if any Proceeding shall be conducted in a manner requiring the payment of any Taxes that may be Indemnified Company Tax Losses to a Governmental Entity, Parent shall advance to the Company (on an interest-free basis) the amount of such payment. With respect to any Proceeding relating to a potential Indemnified Company Tax Loss (including a Proceeding relating to a potential Adverse Income Tax Determination) not described in the preceding sentence, the Company shall control such Proceeding; provided that (A) Parent shall bear the reasonable and documented costs and expenses of such Proceeding to the extent such costs and expenses would not have been incurred but for the Company’s defense of claims or issues that may give rise to Indemnified Company Tax Losses, (B) Parent shall, at its expense, be entitled to participate in such Proceeding to the extent allowed by applicable Law, (C) no member of the Company Group shall (1) settle any issues raised in such Proceeding, to the extent such issues may give rise to an Indemnified Company Tax Loss, or (2) petition a court or file suit in court with respect to a Proceeding relating to a potential Indemnified Company Tax Loss or Adverse Income Tax Determination, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned and (D) if such Proceeding shall be conducted, with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), in a manner requiring the payment of any Taxes that may be Indemnified Company Tax Losses to a Governmental Entity, Parent shall advance to the Company (on an interest-free basis) the amount of such payment. In addition to the other obligations set forth in this Section 5.18(e), the Company shall, and to the extent reasonably practicable shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Parent and, in a reasonably timely manner, provide Parent with material information that Parent reasonably requests in connection with any potential Indemnified Company Tax Loss or any Proceeding relating to a potential Adverse Income Tax Determination or any other matter relating to this Section 5.18(e). Parent and the Company further agree to use commercially reasonable efforts to keep each other reasonably informed of proposed material meetings with any Governmental Entity in connection with any matter relating to this Section 5.18(e) and to allow the other party to attend such meetings, to the extent legally permitted. Notwithstanding anything to the contrary in this Agreement, the obligations of Parent contained in this Section 5.18(e) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (such date, the “Release Date”); provided that if the Company notifies Parent in writing of any claim hereunder prior to the Release Date, the obligations of Parent contained in this Section 5.18(e) shall survive until the final resolution of such claim (including, for the avoidance of doubt, the obligation of Parent to make Tax Benefit Payments to the Company). Parent may offset amounts owed by the Company to Parent under this Agreement (including any unpaid portion of the Company Termination Fee), if any, against Indemnified Company Tax Losses to reduce the amount payable by Parent to the Company Group under this Section 5.18(e).

(f)

Parent and the Company shall cooperate in good faith to agree upon consistent U.S. federal income tax reporting in respect of the Approval Prepayment, the Additional Prepayments and the transactions described in this Section 5.18; provided that, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the Parties shall report the amounts paid by Parent or its designated agent to the stockholders of the Company pursuant to Section 5.18(a) and Section 5.18(c) as amounts paid by Parent or its designee directly to, and for the benefit of, the stockholders of the Company for U.S. federal income tax and all other applicable tax purposes.

(g)

To the extent that Parent designates a bank or trust company to act as the disbursing agent for purposes of effecting the payments to the stockholders of the Company pursuant to this Section 5.18 (the “Disbursing Agent”), the Company shall (i) use its reasonable best efforts to deliver to Parent and the Disbursing Agent such information regarding the Company as may be reasonably requested by Parent or the Disbursing Agent to permit Parent to make the payments to the stockholders of the Company pursuant to this Section 5.18 and (ii) cooperate in good faith with Parent and the Disbursing Agent in connection with the payments to the stockholders of the Company pursuant to this Section 5.18. Parent shall be responsible for all costs and expenses of the Disbursing Agent.

5.19

Frontier Reimbursement Payment. Within three (3) Business Days of the Company providing Parent with evidence of any amount paid by the Company to Frontier pursuant to Section 7.2(d) of the Frontier Merger Agreement (such amount, the “Frontier Expense Amount”), Parent will pay the Frontier Expense Amount to the Company by wire transfer of immediately available funds to the account designated by the Company on Section 7.2(g) of the Company Disclosure Schedule.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1

Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)	The Company Stockholder Approval shall have been obtained.

(b)

(i) The waiting period applicable to the consummation of the Merger under the HSR Act (and any customary timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) shall have expired or been terminated, (ii) any applicable waiting period (or extensions thereof) or approvals under each applicable Competition Law related to the Merger and other transactions contemplated by this Agreement and set forth in Section 6.1(b) of the Company

Disclosure Schedule shall have expired, been terminated, or been obtained and (iii) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT, and the FCC in connection with the consummation of the Merger shall have been obtained or delivered, as applicable.

(c)

(i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the making or consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

6.2

Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)

(i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(d), Section 3.3, Section 3.9, Section 3.29 and Section 3.30 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(e) and the first and second sentences of Section 3.33 shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b) or in the term “Company Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b)

The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)	Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)

Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3

Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)

(i) The representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2 and Section 4.11 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time

(which needs only be true and correct in all material respects as of such date or time) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b)

Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)

The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1

Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a)	By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b)

By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by Section 5.5);

(c)	By Parent, if a Triggering Event has occurred;

(d)	By the Company, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(f);

(e)

By Parent or the Company, if the Effective Time has not occurred on or before July 28, 2023 (the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to January 28, 2024 (as so extended, the “Extended Outside Date”) if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the initial Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Extended Outside Date shall be automatically extended to July 24, 2024 (as so extended, the “Second Extended Outside Date”), if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the Extended Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Company and Parent may agree to further extend the Second Extended Outside Date by mutual written agreement; and provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any agreements or covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(f)

By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth (30th) day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any covenant of Parent or Merger Sub contained in this Agreement has been breached such that the condition to the Merger in Section 6.3(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that the condition to the Merger in Section 6.3(a) is not satisfied;

(g)

By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement, in any case, such that any condition to the Merger in Section 6.3(a) or Section 6.3(b) is not satisfied, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any covenant of the Company contained in this Agreement has been breached such that the condition to the Merger in Section 6.2(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that the condition to the Merger in Section 6.2(a) is not satisfied; or

(h)	By Parent or the Company, if the Company Required Vote shall not have been obtained at the Company Stockholder Meeting duly convened therefor, including at any adjournment or postponement thereof.

7.2	Effect of Termination.

(a)

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) the Confidentiality Agreement (as amended hereby) and Section 3.34, Section 4.13, the last two sentences of Section 5.2, the expense reimbursement and indemnification obligations in Section 5.17(c), Section 5.18(e), Section 5.18(f), this Section 7.2 and Article 8 shall remain in effect and (ii) subject to Section 7.2(g), nothing herein shall relieve any party from any liabilities or damages incurred or suffered by a party as a result of the Intentional Breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity.

(b)

In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)

In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (solely with respect to any Intentional Breach of Section 5.3 or Section 5.4) or Section 7.1(h), (ii) prior to the date of the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal will have been publicly announced and is not withdrawn and (iii) within 12 months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into a definitive written agreement providing for the consummation of any Acquisition Proposal which is ultimately consummated, then, concurrently with the consummation of such Acquisition Proposal, the Company will pay to Parent the Breakup Fee; provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50%”.

(d)

In the event that this Agreement is terminated pursuant to Section 7.1(h), the Company will pay to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement up to $25,000,000 (the “Expense Reimbursement”), with such payment being made concurrently with the termination of this Agreement by the Company or within two (2) Business Days of a termination of this Agreement by Parent.

(e)

In the event that this Agreement is terminated pursuant to Section 7.1(b) (solely to the extent the Order giving rise to such termination right relates to applicable U.S. federal Competition Laws) or Section 7.1(e) (solely to the extent that, at the time of such termination, the conditions in Section 6.1(b)(i) or Section 6.1(c) (solely to the extent of an Order, other action or Law relating to applicable US federal Competition Laws) shall not have been satisfied) and at the time of either such termination all of the other conditions set forth in Section 6.1 (other than Section 6.1(c) (to the extent the Order, other action or Law giving rise to the failure of such condition relates to applicable U.S. federal Competition Laws)) and the conditions set forth in Section 6.2 have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then (i) solely to the extent that the Remaining Parent Regulatory Fee is greater than zero, (1) Parent shall pay directly to the stockholders of the Company as of a record date that is five (5) Business Days following the date of such termination (the “Remaining Regulatory Fee Record Date”) an amount per Share in cash equal to the Remaining Regulatory Fee Per Share Amount and (2) Parent shall pay to the Company an amount equal to the Remaining Regulatory Fee Award Amount, in each case on the second (2nd) Business Day following the Remaining Regulatory Fee Record Date, and (ii) Parent shall pay the Company a fee in the amount of $70,000,000 (the “Additional Parent Regulatory Fee”) within two (2) Business Days following the date of such termination; provided, however, that neither the Remaining Parent Regulatory Fee nor the Additional Parent Regulatory Fee shall be payable by Parent pursuant to this Section 7.2(e) if the failure of the conditions set forth in Section 7.1(b) (solely to the extent the Order giving rise to such termination right relates to applicable U.S. federal Competition Laws) or Section 7.1(e) (solely to the extent that, at the time of such termination, the conditions in Section 6.1(b)(i) shall not have been satisfied) to be satisfied is the result of breach by the Company of its obligations set forth in Section 5.5 and Parent would have been entitled to terminate this Agreement as a result of such breach under Section 7.1(f).

(f)

Within five (5) Business Days of the termination of the Merger Agreement in accordance with Section 7.1(f), the Company shall pay to Parent in cash an amount equal to the sum of all amounts paid by Parent to the stockholders of the Company pursuant to Section 5.18(a) and Section 5.18(c) (such amount, the “Company Termination Fee”).

(g)

In no event shall the Company be required to pay the Company Termination Fee or the Breakup Fee to Parent on more than one occasion, and in no event shall Parent be required to pay any portion of the Parent Regulatory Fee or the Additional Parent Regulatory Fee on more than one occasion. Any payment of the Expense Reimbursement shall reduce, on a dollar-for-dollar basis, any Breakup Fee that becomes due and payable under Section 7.2(c). All payments to Parent under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on

Section 7.2(g) of the Parent Disclosure Schedule. All payments to the Company under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by the Company on Section 7.2(g) of the Company Disclosure Schedule. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement, (iii) neither the Breakup Fee nor the Company Termination Fee is a penalty, but rather each of the Breakup Fee and the Company Termination Fee is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Breakup Fee or the Company Termination Fee is payable and (iv) neither the Parent Regulatory Fee nor the Additional Parent Regulatory Fee is a penalty, but rather each of the Parent Regulatory Fee and the Additional Parent Regulatory Fee is liquidated damages in a reasonable amount that will compensate the stockholders of the Company and the Company, respectively, in the circumstances in which the Remaining Parent Regulatory Fee and the Additional Parent Regulatory Fee are payable. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to this Section 7.2, the non-paying Party shall pay to the other Party (or the stockholders of the Company, as applicable) interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If a suit is brought over the payments under this Section 7.2, the prevailing party shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit.

(h)

Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Breakup Fee or the Company Termination Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee or the Company Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount(s), neither the Company nor any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, and (ii) in the event that the Remaining Parent Regulatory Fee and the Additional Parent Regulatory Fee are paid or payable pursuant to this Section 7.2, the right of the stockholders of the Company to receive prepayments pursuant to Section 5.18 and payment of the Remaining Parent Regulatory Fee and the Company’s right to receive payment of the Additional Parent Regulatory Fee, the Approval Awards Amount, all Monthly Awards Amounts, and the Remaining Regulatory Fee Awards Amount shall be the sole and exclusive remedy of the Company and its stockholders and holders of Company Equity Awards and their respective Affiliates and Representatives against Parent and its Affiliates and Representatives, and, for the avoidance of doubt, the Debt Financing Sources, under this Agreement or arising out of or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and upon payment of such amounts, neither Parent nor any of its Affiliates or Representatives nor, for the avoidance of doubt, any Debt Financing Source shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, provided that, for the avoidance of doubt, Parent shall remain liable for the expense reimbursement and indemnification obligations set forth in Section 5.17(c) and Section 5.18(e).

7.3

Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 8.9, Section 8.12 or this Section 7.3 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of the foregoing provisions) without the consent of the Financing Sources; provided, further, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto that expressly refers to this Section 7.3.

7.4

Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby that expressly refers to this Section 7.4, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1

Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2

Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.3

Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by email transmission (provided, that (x) confirmation of email transmission is obtained and (y) any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (ii) on the next Business Day if transmitted by national overnight courier service, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Attention:    Chief Financial Officer

Email:          [***]

with a copy to (for information purposes only):

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Attention:    General Counsel

Email:          [***]

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:    Daniel Litowitz

                    Derrick Lott

Email:          [***]

              [***]

If to the Company, addressed to it at:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention:    Thomas Canfield

Email:          [***]

with a copy to (for information purposes only):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:    Gregory V. Gooding

      William D. Regner

Email:          [***]

           [***]

8.4	Certain Definitions. For purposes of this Agreement, the term:

“2025 Convertible Notes” means the Company’s 4.75% Convertible Senior Notes due 2025, issued under the 2025 Convertible Notes Indenture.

“2025 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“2026 Convertible Notes” means the Company’s 1.00% Convertible Senior Notes due 2026, issued under the 2026 Convertible Notes Indenture.

“2026 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of April 30, 2021, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.3 or any other provision of this Agreement and (ii) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided, that such agreement need not include any “standstill” or similar restriction.

“Acquisition Proposal” means, with respect to the Company, any offer or proposal from any person or group (other than Parent and Merger Sub) concerning any, in a single transaction or series of related transactions, direct or indirect, (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of the Company or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of the Company representing 20% or more of the consolidated assets of the Company (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by the Company of Equity Interests representing, convertible into or exchangeable for 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company, (e) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the voting power of the Company or (f) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Aggregate Additional Prepayment Amount” means the product of (x) the Additional Prepayment Amount multiplied by (y) the number of Additional Prepayments paid prior to the Closing Date or, in the event that the Closing Date occurs after an Additional Prepayment Record Date but before the applicable Additional Prepayment Date, payable after the Closing Date.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $94.2 million.

“Business” means the business conducted by the Company and its Subsidiaries.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans and “multiemployer plans” (as defined in Section 3(37) of ERISA), all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which a member of the Company Group is a party, with respect to which any member of the Company Group has any obligation or which are maintained, contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director or consultant of any member of the Company Group.

“Company Convertible Notes” means the 2025 Convertible Notes and 2026 Convertible Notes.

“Company Equity Award” means a Company RSU Award, Company Performance Share Award, 2022 Company Performance Share Award or any other equity award granted under a Company Equity Award Plan.

“Company Equity Award Plans” means the Company’s 2011 Equity Incentive Award Plan and the Company’s 2015 Incentive Award Plan.

“Company Group” means the Company and each Subsidiary of the Company.

“Company IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company Group (excluding, in each case, any public networks).

“Company Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company Group, taken as a whole, or (b) prevents, or materially delays, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which the Company conducts business or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws applicable to the operation of the business of the Company; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on the Company) and other similar events in the United States or any other country or region in the world in which the Company conducts business; (v) any failure by the Company to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Company Material Adverse Effect); (vi) the taking of any action expressly contemplated by this Agreement or at Parent’s or Merger Sub’s request; or (vii) any change in the market price or trading volume, or the downgrade in rating, of the Company’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Company Material Adverse Effect); provided, further, that the effects or changes set forth in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has occurred a Company Material Adverse Effect only to the extent such developments have, individually or in the aggregate, a disproportionate impact on the Company relative to other companies in the airline industry, in which case only the incremental disproportionate impact may be taken into account.

“Company PSP Warrant Agreement” means that certain warrant agreement, dated as of April 20, 2020, between the Company and the Treasury.

“Company PSP Warrants” means warrants issued to the Treasury to purchase up to 520,797 shares of Company Common Stock at an exercise price of $14.08 per share, in connection with the Company’s receipt of funding under the PSP.

“Company PSP2 Warrant Agreement” means that certain warrant agreement, dated as of January 15, 2021, between the Company and the Treasury.

“Company PSP2 Warrants” means warrants issued to the Treasury to purchase up to 137,753 shares of Company Common Stock at an exercise price of $24.42 per share, in connection with the Company’s receipt of funding under the PSP2.

“Company PSP3 Warrant Agreement” means that certain warrant agreement, dated as of April 29, 2021, between the Company and the Treasury.

“Company PSP3 Warrants” means warrants issued to the Treasury to purchase up to 80,539 shares of Company Common Stock at an exercise price of $36.45 per share, in connection with the Company’s receipt of funding under the PSP3.

“Company Registered IP” means all Intellectual Property Rights included in the Company Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Company Treasury Restrictions” means the restrictions and limitations that the Company has been, and will continue to be, subject to as a result of the Company’s participation in the PSP, PSP2 and PSP3, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until September 30, 2022, (iii) prohibition on the repurchase of any of the Company’s equity securities that are listed on a national securities exchange until September 30, 2022, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021, and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021, and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until April 1, 2023, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022, and (viii) additional reporting and recordkeeping requirements.

“Company Warrant Agreements” means the Company PSP Warrant Agreement, the Company PSP2 Warrant Agreement and the Company PSP3 Warrant Agreement.

“Company Warrants” means the Company PSP Warrants, the Company PSP2 Warrants and the Company PSP3 Warrants.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Convertible Notes Indenture” means the 2025 Convertible Notes Indenture, providing for the 2025 Convertible Notes, and the 2026 Convertible Notes Indenture, providing for the 2026 Convertible Notes, and as each may have been further amended or supplemented prior to the date of this Agreement.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19 (including any evolutions, mutations or variations thereof) and any other epidemics, pandemics or disease outbreaks.

“COVID-19 Changes” means, which respect to any Person, any action taken (or not taken) that is required to comply with COVID-19 Measures and any commercially reasonable action taken (or not taken) in good faith to mitigate the risk of COVID-19 or the COVID-19 Measures on such Person, its business or its Subsidiaries.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines, responses or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and Goldman Sachs Bank USA (“GS Bank”), Bank of America BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”), BNP Paribas (“BNPP”), Credit Suisse AG, New York Branch (acting through such of its affiliates or branches as it deems necessary, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with CS, “Credit Suisse”), Credit Agricole Corporate and Investment Bank (“CACIB”), Natixis, New York Branch (“Natixis”), Sumitomo Mitsui Banking Corporation (“SMBC”) and MUFG Bank, Ltd. (“MUFG” and, together with GS Bank, BofA Securities, Bank of America, BNPP, Credit Suisse, CACIB, Natixis and SMBC, the “Debt Commitment Parties”), as modified, amended, supplemented, restated, assigned, substituted or replaced in compliance with this Agreement or as required by Section 5.15 following a Financing Failure Event pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, the repayment or refinancing of the Company’s existing indebtedness, the payment of fees and expenses and the other transactions, in each case contemplated hereby.

“Debt Commitment Parties” has the meaning set forth in the definition of Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to or as contemplated by the Debt Commitment Letter or any replacement thereof incurred for purposes of financing the transactions contemplated hereby.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including (A) credit agreements, underwriting agreements, purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter, (B) officer, secretary, solvency and perfection certificates, customary legal opinions, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent, the Merger Sub or their Financing Sources, (C) documents requested by Parent, Merger Sub or their Financing Sources relating to the repayment of the Company’s existing indebtedness and the release of related liens, including customary payoff letters, (D) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of certificated securities, control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Parent, Merger Sub or their Financing Sources.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Financing Conditions” means, with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter.

“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated prior to their stated date of termination under the Debt Commitment Letter, (b) for any reason, all or any portion of the Debt Financing becoming unavailable or (c) a material breach or repudiation by any party to the Debt Commitment Letter, and in any such case, Parent in its reasonable discretion, determines that the Debt Financing, or such portion of the Debt Financing is required by Parent to consummate the transactions contemplated hereby; provided, however, that Parent may, at its option, reduce commitments with respect to the Debt Financing, so long as the aggregate amount of the Debt Financing (as so reduced) is sufficient, together with any other sources of funds available to Parent or Merger Sub (including cash and cash equivalents held by Parent, the Company and their respective subsidiaries and the proceeds of available lines of credit under existing revolving credit facilities of Parent), to consummate the transactions contemplated by this Agreement; provided further, that with respect to any such commitment reduction at Parent’s option, Parent shall concurrently deposit cash and cash equivalents in an amount equal to such commitment reduction into a segregated account of Parent (“Escrowed Amount”) and the Escrowed Amount shall be solely available to consummate the transactions contemplated by this Agreement.

“Financing Source Parties” means the Financing Sources, their Affiliates, and any of their respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents.

“Financing Sources” means each lender and each other person (including each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future affiliates thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other person or affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Foreign Benefit Plans” means material benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Fully Diluted Shares” means, as of any date, the aggregate number of the Company’s fully diluted Shares as of such date, calculated in a manner consistent with Section 5.18(b) of the Company Disclosure Schedule, other than any Shares held in the treasury of the Company and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Support Laws” means, collectively, the CARES Act, the Consolidated Appropriations Act and the American Rescue Plan Act.

“Governmental Entity” means any national, federal, state, county municipal, local or foreign government, or other political subdivision thereof, any multinational organization or authority, any authority, agency, commission, or any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions, power or authority of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Losses” means the net amount of any income Taxes (including interest or penalties thereon and additions thereto) payable by, or assessed by a Governmental Entity on, any member of the Company Group, but shall not include any income Taxes (or interest or penalties thereon or additions thereto) imposed on amounts paid to the Company Group pursuant to Section 5.18(e).

“Independent Accountant” means an independent public accounting firm of international reputation as Parent and the Company shall mutually agree upon.

“Intellectual Property Rights” means, in any and all jurisdictions, (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, livery, logos, trade names, social media identifiers, and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively,

“Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (e) Trade Secrets, (f) URL and Internet domain name registrations and (g) any and all other similar proprietary rights whether now known or hereafter recognized, in each case of (a) – (g) whether registered or unregistered, and any applications for registration therefor.

“Intentional Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party, (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (c) the failure to effect the Closing when required pursuant to the terms of this Agreement.

“Intervening Event” means any material event, circumstance, change, effect, development or condition that was (i) not known or reasonably foreseeable by the Company Board as of the date of this Agreement or (ii) known to the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable and, in either such case, becomes known to the Company Board after the date of this Agreement; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (a) any Acquisition Proposal; (b) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transactions contemplated hereby; (c) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the United States Internal Revenue Service.

“knowledge” means (a) with respect to the Company, the actual knowledge of each of the individuals set forth on Section 8.4 of the Company Disclosure Schedule, and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the individuals set forth on Section 8.4 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, code, constitution, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Stock Market LLC.

“Non-Deductible Payment” means a payment of a type that cannot be deducted in any manner (i.e., neither as a capital loss nor as an ordinary loss or expense) by the Company for income Tax purposes in any Tax period; provided that a payment will not be regarded as a Non-Deductible Payment because the deduction arising from such payment does not result in a current Tax Benefit or because the payment is nondeductible pursuant to generally applicable Tax limitations on the utilization of Tax deductions or losses, including, but not limited to, rules regarding the capitalization of expenses and rules regarding the disallowance of losses incurred by a target corporation in connection with the pursuit of alternative transactions.

“NYSE” means the New York Stock Exchange.

“Originally Scheduled Date” means the date of the Company Stockholder Meeting set forth in the definitive Proxy Statement mailed by the Company to its stockholders for the Company Stockholder Meeting.

“Outstanding Shares” means, as of any date, the aggregate number of Shares issued and outstanding on such date (other than any Shares held in the treasury of the Company and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries).

“Parent Board” means the board of directors of Parent.

“Parent Group” means Parent and each Subsidiary of Parent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents, or materially delays, the ability of Parent to consummate the transactions contemplated by this Agreement.

“Parent Regulatory Fee” means an amount in cash equal to $400,000,000.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) statutory Liens in favor of lessors arising in connection with any Leased Real Property, (f) Liens pursuant to the Company’s or Parent’s existing indebtedness, as the case may be, and (g) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means all information that identifies, could reasonably be used to identify, or is otherwise identifiable with an individual or individual’s device (i.e., device identifiers, IP address, MAC address, or other device identifier) and including any information combined with or associated with Personal Information or that could be used to contact or locate an individual (e.g., geolocation data). Personal Information includes such information in any form, including paper, electronic, and other forms.

“Privacy Laws” means all applicable Laws as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications, including the Federal Trade Commission Act; the Children’s Online Privacy Protection Act; the Telemarketing Consumer Protection Act; the CAN-SPAM Act; and California Consumer Privacy Act of 2018.

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, cleaning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“Proxy Statement Clearance Date” means the earlier of (i) the date on which the Company learns, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first Business Day that is at least ten (10) days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the Company learns, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“PSP” means the Payroll Support Program established under Division A, Title IV, Subtitle B of the CARES Act.

“PSP2” means the Payroll Support Program Extension established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (December 27, 2020), as the same may be amended from time to time (the “Consolidated Appropriations Act”).

“PSP3” means the Payroll Support Program established under Section 7301 of the American Rescue Plan Act of 2021 (March 11, 2021), as the same may be amended from time to time (the “American Rescue Plan Act”).

“Qualifying Amendment” shall mean an amendment or supplement to the Proxy Statement to the extent it contains (i) a Change of Board Recommendation, (ii) a statement of the reasons of the Company Board for making such Change of Board Recommendation and (iii) additional information reasonably related to the foregoing.

“Remaining Parent Regulatory Fee” means the excess, if any, of (i) the Parent Regulatory Fee minus (ii) the sum of (x) the Approval Prepayment, (y) the sum of all Additional Prepayments made prior to such termination, and (z) all amounts payable by Parent to the Company pursuant to Section 5.18(b) and Section 5.18(d).

“Remaining Regulatory Fee Awards Amount” means (i) the Remaining Regulatory Fee Per Share Amount times (ii) the excess of (x) the Fully Diluted Shares as of the Remaining Regulatory Fee Record Date minus (y) the number of Outstanding Shares on the Remaining Regulatory Fee Record Date.

“Remaining Regulatory Fee Per Share Amount” means (i) the Remaining Parent Regulatory Fee divided by (ii) the Fully Diluted Shares as of the Remaining Regulatory Fee Record Date.

“Restricted Shares” means each outstanding and issued Share that is subject to one or more vesting conditions.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach of Section 5.3, that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 5.3(e)) and (b) is reasonably capable of being consummated in accordance with the terms of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.

“Tax Benefit” means any Tax refund received in cash and any reduction (due to the application of credits or otherwise) of Taxes otherwise payable in cash.

“Tax Return” means any report, return (including information return), claim for refund, declaration or other information or filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, duties, levies, assessments or charges of any kind (together with any and all interest, penalties and additions thereto, whether disputed or not) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, escheat, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury” means the U.S. Department of the Treasury.

“Treasury Regulations” means regulations promulgated by the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of such commencement; or (f) the Company Board formally resolves to take or publicly announces its intention to take any of the foregoing action.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5	Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2022 Company Performance Share Award”	Section 2.4(a)

“Additional Parent Regulatory Fee”	Section 7.2(e)

“Additional Prepayment”	Section 5.18(c)

“Additional Prepayment Amount”	Section 5.18(c)

“Additional Prepayment Calculation Date”	Section 5.18(d)

“Additional Prepayment Date”	Section 5.18(c)

“Additional Prepayment Record Date”	Section 5.18(c)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.3(a)(ii)

“Approval Awards Amount”	Section 5.18(b)

“Approval Prepayment”	Section 5.18(a)

“Approval Prepayment Amount”	Section 5.18(a)

“Approval Prepayment Calculation Date”	Section 5.18(b)

“Approval Prepayment Date”	Section 5.18(a)

“Approval Prepayment Record Date”	Section 5.18(a)

“Barclays”	Section 3.28

“Barclays Fairness Opinion”	Section 3.28

“Book-Entry Shares”	Section 2.2(b)

“CCPA”	Section 3.18(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.3(e)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Aircraft”	Section 3.24(a)

“Company Aircraft Finance Contract”	Section 3.24(e)

“Company Aircraft Purchase Contract”	Section 3.24(d)

“Company Airport”	Section 3.26

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company CBAs”	Section 3.13(b)

“Company Charter”	Section 3.1(c)

“Company Common Stock”	Section 2.1(a)

“Company Data Privacy Requirements”	Section 3.18(a)

“Company Disclosure Schedule”	Article 3

“Company Financial Statements”	Section 3.7(a)

“Company Insurance Policies”	Section 3.20

“Company Leased Real Property”	Section 3.22(a)

“Company Licensed Intellectual Property”	Section 3.17(a)

“Company Material Contract”	Section 3.14(a)

“Company MSU Award”	Section 2.4(a)

“Company Non-Voting Common Stock”	Section 3.2(a)

“Company Owned Intellectual Property”	Section 3.17(a)

“Company Performance Share Award”	Section 2.4(b)

“Company Permits”	Section 3.6(a)

“Company PII Security Incident”	Section 3.18(c)

“Company Preferred Stock”	Section 3.2(a)

“Company Related Party Transaction”	Section 3.23

“Company Representatives”	Section 5.2

“Company Required Vote”	Section 3.29

“Company RSU Awards”	Section 2.4(a)

“Company SEC Documents”	Section 3.7(a)

“Company Slots”	Section 3.25(a)

“Company Stockholder Approval”	Section 3.29

“Company Stockholder Meeting”	Section 5.4(b)

“Company Termination Fee”	Section 7.2(f)

“Competition Authorities”	Section 5.5(d)

“Confidentiality Agreement”	Section 5.2

“Continuing Employee”	Section 5.8(a)

“Credit Card Contract”	Section 3.14(a)(v)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“DHS”	Section 3.5

“Disbursing Agent”	Section 5.18(g)

“Dissenting Shares”	Section 2.3

“Divestiture Action”	Section 5.5(e)

“DOT”	Section 3.5

“EDGAR”	Article 3

“Effective Time”	Section 1.2

“Enforceability Exceptions”	Section 3.3(a)

“Exchange Act”	Section 3.5

“Expense Reimbursement”	Section 7.2(d)

“Extended Outside Date”	Section 7.1(e)

“FAA”	Section 3.5

“FCC”	Section 3.5

“First Additional Prepayment Date”	Section 2.4(e)

“Frontier”	Recitals

“Frontier Expense Amount”	Section 5.19

“Frontier Merger Agreement”	Recitals

“Indemnified Company Tax Loss”	Section 5.18(e)

“Intervening Event Notice Period”	Section 5.3(g)(i)

“IOC Request”	Section 5.1

“Malicious Code”	Section 3.17(f)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“Monthly Awards Amount”	Section 5.18(d)

“Monthly Awards Amount Statement”	Section 5.18(d)

“Morgan Stanley”	Section 3.28

“Morgan Stanley Fairness Opinion”	Section 3.28

“Notice Period”	Section 5.3(f)(i)

“Order”	Section 3.15(b)

“Outside Date”	Section 7.1(e)

“Parent”	Preamble

“Parent Consent Persons”	Section 5.1

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.2

“party”	Preamble

“Paying Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“PCI DSS”	Section 3.18(e)

“Proceeding”	Section 3.15(a)

“Release Date”	Section 5.18(e)

“Remaining Regulatory Fee Record Date”	Section 7.2(e)

“Representatives”	Section 5.2

“Response Deadline”	Section 5.1

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“Section 16”	Section 5.12

“Second Extended Outside Date”	Section 7.1(e)

“security events”	Section 3.17(g)

“Service Providers”	Section 3.12(g)

“Share”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“Tax Attributes”	Section 5.18(e)

“Tax Benefit Payments”	Section 5.18(e)

“TSA”	Section 3.5

8.6	Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7

Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8

Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9

Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever (including Section 5.8) under or by reason of this Agreement except for (i) the individuals referenced in Section 5.9 and (ii) the Financing Source Parties, which are express third-party beneficiaries of Section 7.3, this Section 8.9 and Section 8.12 and entitled to enforce such provisions against each of the parties hereto.

8.10

Assignment. This Agreement will not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that (i) Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary prior to the mailing of the Proxy Statement, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder and (ii) Parent and Merger Sub may assign its rights under this Agreement to the Financing Sources as collateral security, but no such assignment under clause (i) or (ii) will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11

Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Galaxy New,” which is hosted by Datasite (www.datasite.com) in connection with the transactions contemplated hereby or disclosed in a Company SEC Document filed and publicly available, in each case, at least three (3) Business Days prior to the date of this Agreement. The phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, including any COVID-19 Changes. References to “days” will mean “calendar days” unless expressly stated otherwise. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is not a Business Day, the period will end on the immediately following Business Day. No specific provision, representation or warranty will limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement will be given full, separate, and independent effect and that such provisions are cumulative.

8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)

This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each party agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (v) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (w) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (x) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (y) that the laws described in the last sentence of Section 8.12(a) shall govern any such action and (z) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING ANY LITIGATION INVOLVING A FINANCING SOURCE PARTY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND

(IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

(d)

Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and that only Parent shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company Representatives in connection with or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For avoidance of doubt, (i) in no event shall this Section 8.12(d) apply to Parent, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Parent, the Company (or the Surviving Corporation), and any of their respective Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

8.13

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.14

Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party will waive any requirement for the posting of any bond or other security in connection therewith.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION

By:	/s/ Robin Hayes
Name:	Robin Hayes
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SUNDOWN ACQUISITION CORP.

By:	/s/ Robin Hayes
Name:	Robin Hayes
Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SPIRIT AIRLINES, INC.

By:	/s/ Edward M. Christie
Name:	Edward M. Christie
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

July 27, 2022

Board of Directors

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Members of the Board of Directors:

We understand that Spirit Airlines, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with JetBlue Airways Corporation (“Parent”) and Sundown Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. We further understand that, at the effective time of the Merger, among other things, each share of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”) outstanding immediately prior to the effective time of the Merger, other than any Dissenting Shares (as defined in the Agreement (as defined below) and any shares of Company Common Stock held in the treasury of the Company, owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries (together, the “Excluded Shares”) will be converted into the right to receive the Merger Consideration (as defined in the Agreement) (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated on or about July 28, 2022, by and among Parent, Merger Sub and the Company (the “Agreement”), including aggregate payments of $400 million to be made by Parent to the stockholders of the Company and an additional payment of $70 million to be made by Parent to the Company in the event of the exercise of certain termination rights, as set forth in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than holders of the Excluded Shares) of the Consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage, including the transaction set forth in the Agreement and Plan of Merger, dated February 5, 2022, by and among Frontier Group Holdings, Inc., Top Gun Acquisition Corp. and the Company (the “Prior Transaction”), which transaction you have advised us has been terminated.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated July 26, 2022 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including the Company’s and Parent’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2021, the Company’s and Parent’s Quarterly Reports on

Form 10-Q for the fiscal quarter ended March 31, 2022; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) a trading history of the Company Common Stock from July 26, 2017 to July 26, 2022 and a comparison of that trading history with those of other companies that we deemed relevant; (5) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; and (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which was payable upon rendering our opinion in connection with the Prior Transaction, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement.

We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services.

Specifically, in the past two years, we have performed the following investment banking and financial services: (a) for the Company (i) having acted as a financial advisor to the Company in connection with the Coronavirus Aid, Relief, and Economic Security Act of 2020; (ii) having acted as a structuring agent and joint bookrunner on the Company’s $850 million senior secured notes in September 2020; (iii) having acted as an underwriter on the Company’s 1.00% Convertible Senior Notes due 2026 in April 2021; (iv) having acted as an advisor on the Company’s registered direct offering and repurchase in April 2021; (v) having served as a lender under the Company’s existing revolving credit facility; and (vi) having provided advisory services to the Company on its assessment of certain strategic alternatives, including the Prior Transaction and (b) for Parent (i) having served as an active bookrunner on the Parent’s approximately $800 million Enhanced Equipment Trust Certificate offering in August 2020; (ii) having served as a joint-bookrunning manager on the Parent’s offering of 41,975,000 shares in December 2020; (iii) having served as an active bookrunner on the Parent’s 0.50% Convertible Senior Notes due 2026 in March 2021; and (iv) having served as a lender under the Parent’s existing revolving credit facility.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

ANNEX C

July 27, 2022

Board of Directors

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Members of the Board:

We understand that Spirit Airlines, Inc. (“Spirit” or the “Company”), JetBlue Airways Corporation (“Parent”) and Sundown Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 26, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares (a) owned of record by Parent, Merger Sub or any of their respective wholly owned subsidiaries, (b) held in the Company’s treasury or (c) which constitute Dissenting Shares (collectively, the “Excluded Shares”), will be converted into the right to receive an amount in cash, without interest, equal to (such amount, the “Merger Consideration”) (i) $33.50 minus (ii)(A) to the extent paid (or, in the event that the Closing Date occurs after the Approval Prepayment Record Date but before the Approval Prepayment Date, to the extent payable after the Closing Date), the Approval Prepayment Amount and (B) the lesser of (1) $1.15 and (2) the Aggregate Additional Prepayment Amount. For purposes of the opinion set forth herein, and with your consent, we have assumed that the Merger Consideration is $33.50 per share. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein that are not otherwise defined shall have the meaning set forth for such term in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement (other than the Excluded Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

7)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;

8)	Reviewed the Merger Agreement and certain related documents; and

9)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) in the transaction. We express no opinion with respect to the treatment of the Company Convertible Notes or the Company Warrants pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and financing services for Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, their respective affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger

Agreement and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Company should vote at the shareholders’ meeting to be held in connection with the Merger or whether to take any other actions in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Healy
Kristin Healy Managing Director

ANNEX D

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title: (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263, 264 or 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of §  114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under subsection (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under subsection (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this subsection (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either subsection (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and

(d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and

(2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

spirit(R) SCAN TO VIEW MATERIALS & VOTE SPIRIT AIRLINES, INC. 2800 EXECUTIVE WAY MIRAMAR, FL 33025 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SAVE2022SM2 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D90567-S52716 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SPIRIT AIRLINES, INC. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of July 28, 2022, as it may be amended from time to time by and between Spirit Airlines, Inc., JetBlue Airways Corporation and Sundown Acquisition Corp.; 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit's named executive officers that is based on or otherwise relates to the merger, as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and 3. To approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal. NOTE: The meeting agenda also includes the transaction of such other business as may come before the Special Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on October 19, 2022: The Proxy Statement is available at www.proxyvote.com. D90568-S52716 SPIRIT AIRLINES, INC. 2022 Special Meeting of Stockholders October 19, 2022 9:00 a.m. ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas C. Canfield and Edward M. Christie III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPIRIT AIRLINES, INC. that the stockholder(s) is/are entitled to vote at the 2022 Special Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE2022SM2, on October 19, 2022, at 9:00 a.m. ET, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side